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                                                                    EXHIBIT 2.10

                             CONTRIBUTION AGREEMENT


                                  BY AND AMONG


                         EIG OPERATING PARTNERSHIP, L.P.

                                       AND

                           EXCEL REALTY PARTNERS, L.P.


                          Dated as of October 17, 2002

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                                TABLE OF CONTENTS

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I.   CONTRIBUTION OF CONTRIBUTED ASSETS........................................1

     1.1    Contribution and Transfer of Contributed Assets....................1
     1.2    Excluded Assets....................................................3
     1.3    No Assumption of Certain Liabilities...............................4
     1.4    No Representations.................................................4
     1.5    Release of Hickory.................................................6
     1.6    Indivisible Economic Package.......................................7
     1.7    Withdrawn Properties...............................................7

II.  CONSIDERATION.............................................................7

     2.1    Consideration......................................................7
     2.2    Intentionally Omitted..............................................8
     2.3    Earnest Money......................................................8
     2.4    Prorations.........................................................9
     2.5    Preparation of Final Statement....................................16
     2.6    Audit.............................................................16
     2.7    Tenant Deposits...................................................17
     2.8    Certiorari........................................................17
     2.9    Effect of Closing.................................................18

III. DUE DILIGENCE, TITLE AND OTHER PROPERTY RELATED MATTERS..................18

     3.1    Down REIT's Inspections and Due Diligence.........................18
     3.2    Site Visits.......................................................20
     3.3    Due Diligence Indemnity...........................................21
     3.4    Title.............................................................22

IV.  REPRESENTATIONS AND WARRANTIES OF HICKORY................................24

     4.1    Organization and Power of Hickory.................................24
     4.2    Authority; Noncontravention; Consents.............................25
     4.3    Litigation........................................................26
     4.4    Key Credit Facility...............................................26
     4.5    Properties........................................................26
     4.6    Environmental Matters.............................................28
     4.7    Labor Matters.....................................................29
     4.8    Taxes.............................................................29
     4.9    Compliance with Laws..............................................29
     4.10   Brokers...........................................................29
     4.11   Assumed Indebtedness..............................................30
     4.12   The Contributors..................................................30
     4.13   Assumed Liabilities...............................................30
     4.14   Contracts.........................................................30
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     4.15   Ground Leases.....................................................31
     4.16   REAs..............................................................31
     4.17   Investment Representations........................................32
     4.18   Contributed Assets................................................34
     4.19   Intellectual Property.............................................34
     4.20   Financial Statements..............................................34
     4.21   Budgets...........................................................34
     4.22   Insolvency........................................................34
     4.23   United States Person..............................................34
     4.24   Definition of Knowledge of Hickory................................34
     4.25   Schedule References...............................................35
     4.26   Right to Amend Representations....................................35
     4.27   Hickory's Representations Deemed Modified.........................35

V.   REPRESENTATIONS AND WARRANTIES OF DOWN REIT..............................36

     5.1    Organization, Standing and Power of Panther.......................36
     5.2    Authority; Noncontravention; Consents.............................36
     5.3    Brokers...........................................................37
     5.4    Properties Owned by Down REIT.....................................37
     5.5    Intentionally Omitted.............................................37
     5.6    Down REIT's Representations Deemed Modified.......................37
     5.7    Representations Regarding Down REIT...............................37
     5.8    Right to Amend Representations....................................42

VI.  COVENANTS................................................................42

     6.1    Conduct of Hickory's Business Pending Transfer....................42
     6.2    Leasing...........................................................45
     6.3    Tenant Estoppels..................................................45
     6.4    Assumption of Obligations.........................................46
     6.5    Other Actions.....................................................47
     6.6    No Solicitation...................................................47
     6.7    Intentionally Omitted.............................................47
     6.8    Tenant Litigation.................................................47
     6.9    Lender Estoppels..................................................48
     6.10   Ground Lease Estoppels............................................48
     6.11   REA Estoppels.....................................................48

VII. ADDITIONAL AGREEMENTS....................................................48

     7.1    Access to Information; Confidentiality............................48
     7.2    Reasonable Efforts................................................50
     7.3    Public Announcements..............................................50
     7.4    Conveyance Taxes..................................................50
     7.5    Down REIT.........................................................51
     7.6    Capital Improvements and Redevelopment Properties.................51
     7.7    Allocation of Consideration.......................................51
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     7.8    Employee Matters..................................................52
     7.9    Indemnitor's Acknowledgement and Environmental Insurance..........53
     7.10   Appointment of Agent..............................................53
     7.11   Company Leases....................................................54
     7.12   Options...........................................................54
     7.13   Transitional Services.............................................54
     7.14   Matters Relating to Assumed Indebtedness..........................54
     7.15   Violations........................................................56
     7.16   Dropped Properties................................................56
     7.17   Delivery of Financial Statements..................................57
     7.18   Insurance and Other Matters.......................................58
     7.19   Post-Closing Access...............................................58
     7.20   Tax Treatment.....................................................58
     7.21   KeyBank...........................................................59
     7.22   Panther's Board Approval..........................................59

VIII.CASUALTY AND CONDEMNATION................................................59

     8.1    In General........................................................59
     8.2    Minor Loss........................................................59
     8.3    Major Loss........................................................60
     8.4    Additional Matters................................................60
     8.5    Intentionally Omitted.............................................61

IX.  CLOSING..................................................................61

     9.1    Closing...........................................................61
     9.2    Conditions To Each Party's Obligation To Effect the Transfer......61
     9.3    Conditions To Obligations of Hickory..............................62
     9.4    Conditions To Obligations of Down REIT............................63

X.   TERMINATION, DEFAULT, AMENDMENT AND WAIVER...............................70

     10.1   Termination.......................................................70
     10.2   Pre-Closing Breaches..............................................71
     10.3   Defaults and Remedies.............................................73
     10.4   Effect of Termination.............................................74
     10.5   Amendment.........................................................74
     10.6   Extension; Waiver.................................................74
     10.7   Waiver of Pre-Closing Breaches....................................74

XI.  SURVIVAL; INDEMNIFICATION................................................75

     11.1   Survival of Representations and Warranties........................75
     11.2   Indemnification by Hickory........................................75
     11.3   Indemnification by Down REIT......................................76
     11.4   Notice and Resolution of Claims...................................76
     11.5   Limitations on Liability..........................................77
     11.6   Exclusive Remedy..................................................78
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     11.7   Security for Post-Closing Obligations of Hickory..................78

XII. GENERAL PROVISIONS.......................................................78

     12.1   Notices...........................................................78
     12.2   Interpretation....................................................80
     12.3   Counterparts......................................................80
     12.4   Entire Agreement; Binding Effect; No Third-Party Beneficiaries....80
     12.5   Governing Law.....................................................80
     12.6   Assignment........................................................80
     12.7   Enforcement.......................................................81
     12.8   Severability......................................................81
     12.9   Expenses..........................................................81
     12.10  No Recordation....................................................82
     12.11  Release...........................................................82
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Exhibit A-1                   -     Properties
Exhibit B                     -     Definitions
Exhibit 6.1(n)                -     Title Affidavits
Exhibit 6.3-1                 -     Tenant Estoppel Certificates
Exhibit 6.3-2                 -     Hickory Estoppel Certificates
Exhibit 6.4                   -     Guaranty Indemnity Agreement
Exhibit 6.9                   -     Lender Estoppel Form
Exhibit 6.10                  -     Ground Lessor Estoppel Form
Exhibit 7.5(b)                -     Down REIT Side Letter
Exhibit 7.5(c)                -     Form of Tax Protection Agreement
Exhibit 7.5(d)                -     Form of Registration Rights Agreement
Exhibit 7.5(e)                -     Form of Partner Schedule
Exhibit 7.13                  -     Form of Transitional Services Agreement
Exhibit 9.3(c)(iv)            -     Tenant Notice Letters
Exhibit 9.4(d)(i)             -     Deed
Exhibit 9.4(d)(ii)            -     Bill of Sale
Exhibit 9.4(d)(iii)           -     Lease Assignment
Exhibit 9.4(d)(iv)            -     Contract Assignment
Exhibit 9.4(d)(vi)            -     Foreign Person Certificate
Exhibit 9.4(d)(xxi)           -     Tenant Loan Assignment
Exhibit 9.4(h)                -     Outparcel Option Agreement
Exhibit 11.7-1                -     Closing Escrow Agreement
Exhibit X                     -     5 Year Capital Budget
Exhibit Y                     -     Assignment Agreement
Exhibit BB                    -     Closing Opinion

Schedule 1.1(a)(i)(A)         -     Real Property
Schedule 1.1(a)(iii)(D)       -     Trademarks
Schedule 1.1(a)(iii)(H)       -     Vehicles
Schedule 1.2                  -     Excluded Assets
Schedule 2.4(e)               -     Down REIT Lease Expenses
Schedule 2.7                  -     Tenant Deposits
Schedule 2.8                        Certiorari
Schedule 4.1                  -     Entities
Schedule 4.2(a)               -     Exceptions to Authority
Schedule 4.2(b)               -     Exceptions to Noncontravention
Schedule 4.3                  -     Litigation
Schedule 4.5(a)               -     Condemnation and Rezoning Proceedings
Schedule 4.5(b)               -     List of Lease Documents and Defaults Under
                                    Leases
Schedule 4.5(c)-1             -     Leases Not Included on Rent Roll
Schedule 4.5(c)-2             -     Lease Terminations
Schedule 4.5(d)               -     Purchase Options and Rights of First Refusal
Schedule 4.5(e)               -     Tenant Loans

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Schedule 4.5(f)               -     Insurance on Properties
Schedule 4.5(h)                     Affiliate Properties (Outparcels)
Schedule 4.6                  -     Environmental Studies
Schedule 4.9                  -     Exceptions to Compliance with Laws
Schedule 4.11(a)              -     Assumed Indebtedness
Schedule 4.12                 -     Location of the Contributors to Down REIT
Schedule 4.14                 -     Material Contracts
Schedule 4.15                 -     Ground Leases
Schedule 4.19                 -     Intellectual Property of Hickory and the
                                    Subsidiaries
Schedule 4.24                 -     Inquiry Parties
Schedule 5.2(c)               -     Down REIT Consents
Schedule 5.4                  -     Existing Down REIT Properties
Schedule 5.7(b)(iii)          -     Down REIT Consents
Schedule 5.7(c)               -     Exceptions to Capital Stock Representation
                                    of Down REIT
Schedule 5.7(f)               -     General Partner Consents
Schedule 5.7(g)               -     Down REIT Financials
Schedule 6.1                  -     Down REIT Representative and Hickory
                                    Representative
Schedule 6.2-1                -     Leasing Guidelines
Schedule 6.2-2                -     New Leases and Amendments
Schedule 6.3                  -     Tenants Providing Estoppel Certificates
Schedule 6.4-1                -     Proposed Debt Modifications
Schedule 6.4-2                -     Guaranty Agreements
Schedule 6.8(b)               -     Litigation Against Former Tenants
Schedule 7.6-B                -     Capital Improvement Plans and Budgets
Schedule 7.14(d)              -     Indebtedness Subject to  Down REIT's
                                    Election to Treat as Assumed
                                    Indebtedness
Schedule 9.4(g)               -     Required Leases

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                             CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this "Agreement"), dated as of October 17, 2002, by and among EIG Operating Partnership, L.P., a Delaware limited partnership ("Hickory") and Excel Realty Partners, L.P., a Delaware limited partnership (the "Down REIT").

                                    RECITALS:

        A. Hickory indirectly through Subsidiaries owns 100% fee simple (or is the sole beneficiary under a land trust) or ground lease interest in the 6 shopping centers described on Exhibit A-1 of the Disclosure Schedule as amended from time to time, as expressly provided in Sections 1.7 and 7.16, to reflect dropped or withdrawn shopping centers (each a "Property" and collectively the "Properties") which Hickory desires to contribute to Down REIT.

        B. In accordance with the terms and conditions hereof, Hickory desires to cause, through its Subsidiaries and Affiliates, the Properties on Exhibit A-1 of the Disclosure Schedule to be contributed to Down REIT (or its subsidiary) in exchange for Down REIT Units to be issued by Down REIT to the Assigning Subsidiaries which will be assigned and transferred to Hickory and Down REIT desires to accept the Properties and issue Down REIT Units to the Assigning Subsidiaries which will be assigned and transferred to Hickory and admit Hickory as a limited partner in Down REIT. In addition, in accordance with the terms and conditions hereof, the Persons admitted as limited partners to Down REIT, shall (x) receive the tax protections as set forth in the Tax Protection Agreement, (y) receive the registration rights as set forth in the Registration Rights Agreement and (z) enter into the Partner Schedule.

        C. Simultaneously with the execution of this Agreement, EIG Realty, Inc., a Maryland corporation (the "REIT"), has entered into a Purchase Agreement with Panther ("REIT Purchase Agreement") and Hickory has entered into a Purchase Agreement with Panther ("Hickory Purchase Agreement" and, together with the REIT Purchase Agreement and this Agreement the "Sale Agreements"). The REIT, together with Hickory and their respective Affiliates, shall be sometimes referred to as the "Non-Panther Parties".

        D. The terms used in this Agreement with initial capital letters are defined in Exhibit B of the Disclosure Schedule.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein, the parties hereto hereby agree as follows:

                      I. CONTRIBUTION OF CONTRIBUTED ASSETS

        1.1 CONTRIBUTION AND TRANSFER OF CONTRIBUTED ASSETS. (a) Subject to and upon the terms and conditions of this Agreement, at the Closing, Hickory will contribute and will cause the Assigning Subsidiaries to contribute to Down REIT and Down REIT will acquire from Hickory or the applicable Assigning Subsidiary (all such transactions, collectively, the "Transfer") all of their right, title and interest in the Contributed Assets as hereinafter defined,

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free and clear of all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances ("Liens"), other than the Permitted Encumbrances. The assets to be acquired (the "Contributed Assets") consist of the following:

                (i)       With respect to the Properties, the following:

                          (A)     the Real Property;

                          (B)     the Improvements;

                          (C) all of Hickory's and any applicable Assigning Subsidiary's right, title and interest in and to the Personal Property related to each Property;

                          (D) all of Hickory's and any applicable Assigning Subsidiary's right, title and interest in and to the Ground Leases with respect to the Properties; and

                          (E) all of Hickory's and any applicable Assigning Subsidiary's right, title and interest as lessor in and to the Leases and, subject to the terms of the Leases, the Tenant Deposits, and guarantees and other documents and agreements executed by a Tenant or guarantor related thereto.

                (ii)      Intentionally Omitted

                (iii) To the extent that any of the following was not otherwise covered in (i) above, with respect to the Properties and the Contributed Assets:

                          (A)     Intentionally omitted;

                          (B) all of Hickory's and any applicable Assigning Subsidiary's right, title and interest in and to the Personal Property owned or used in connection with the Properties or the Contributed Assets;

                          (C) all of Hickory's and any applicable Assigning Subsidiary's right, title and interest, if any, in, to and under, to the extent assignable or transferable, Licenses and Permits and the Contracts (including without limitation, any environmental indemnity agreement that Hickory or any Assigning Subsidiary is a beneficiary under) with and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining thereto;

                          (D) all of Hickory's and any applicable Assigning Subsidiary's right, title and interest, to the extent assignable or transferable, in and to the trademarks listed on Schedule 1.1(a)(iii)(D) of the Disclosure Schedule and all other Intellectual Property owned or used by Hickory or an Assigning Subsidiary in connection with the Properties or the Contributed Assets;

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                          (E)     all of Hickory's and any applicable Assigning
                Subsidiary's right, title and interest, to the extent assignable or transferable, in and to all warranties, guaranties, other intangible rights, titles, interests, privileges and appurtenances owned by Hickory or an Assigning Subsidiary and related to or used in connection with the ownership, construction, use or operation of the Properties, the Contributed Assets or Improvements;

                          (F) the Records and Plans, but only to the extent the Records and Plans are in the possession or control of Hickory or an Assigning Subsidiary, provided that Hickory at its sole cost and expense will have the right at any time as provided in Section 7.19 to make copies of the Records and Plans which relate to the period prior to the Closing Date to be used for reasonable purposes;

                          (G) the goodwill of Hickory or an Assigning Subsidiary associated with the Intellectual Property or which is connected with the use of and symbolized by any of the Intellectual Property;

                          (H) all automobiles, trucks, trailers, vans and other certificated vehicles of Hickory and any applicable Assigning Subsidiary whether owned or leased (the "Vehicles") which are set forth on Schedule 1.1(a)(iii)(H) of the Disclosure Schedule;

                          (I) to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Hickory or any Assigning Subsidiary is entitled to enforce with respect to the Contributed Assets;

                          (J) subject to Sections 6.8 and 7.18, all right, title and interest of Hickory or any Assigning Subsidiary in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Properties or the Contributed Assets;

                          (K) to the extent transferable, all right, title and interest of Hickory and any applicable Assigning Subsidiary in and to any performance bonds or other bonds, guaranties and security provided to it by any contractor pursuant to any construction or other contracts (including without limitation, any of same with respect to the Redevelopment Properties); and

                          (L) all other or additional privileges, rights, interests or properties and assets of every kind and description and wherever located, that are used or intended for use in connection with or that are necessary to the continued conduct of the Properties in the manner that they are being operated.

        1.2 EXCLUDED ASSETS. In no event will the Contributed Assets include any of the assets described in Schedule 1.2 of the Disclosure Schedule ("Excluded Assets").

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        1.3     NO ASSUMPTION OF CERTAIN LIABILITIES. Down REIT will acquire the
Contributed Assets free and clear of all Liens other than the Permitted Encumbrances and will assume no liabilities or obligations (direct or indirect) of Hickory or its Affiliates other than (i) the Assumed Indebtedness, (ii) all liabilities and obligations of Hickory or any Assigning Subsidiary arising from and after the Closing relating to (x) the Leases (including without limitation, those relating to any Tenant Deposits delivered to Down REIT or credited against Down REIT Units), (y) Contracts, and (z) Licenses and Permits, all of (x), (y) and (z) only to the extent assigned at Closing, and (iii) all liabilities of Hickory or any Assigning Subsidiary solely to the extent that Down REIT received a credit therefor against the Consideration pursuant to Section 2.4 or otherwise in the Agreement (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, Down REIT will not assume or agree to pay, perform or discharge or be responsible for any obligation or liability (direct or indirect) related to or arising from the operation of the Contributed Assets or Properties arising or accruing before the Closing or any other liabilities, responsibilities or obligations of Hickory and its Affiliates, whether accrued, absolute, contingent or otherwise, including without limiting the generality of the foregoing, any liabilities or obligations resulting from or by reason of any event or circumstance occurring prior to the Closing (including without limitation, the improper application of Tenant Deposits), any lawsuit or other proceeding or investigation relating to the Contributed Assets or the Properties arising from events or circumstances prior to the Closing (other than costs and expenses incurred by Down REIT to pursue claims against tenants under the tenant litigation assigned to Down REIT under Section 6.8), or arising out of or by reason of any of the transactions contemplated by this Agreement other than as a result of Down REIT's failure to comply with its obligations under this Agreement; such obligations and liabilities, together with any liability or obligation relating to an Excluded Asset and Employee Related Liabilities are referred to as the "Pre-Closing Property Liabilities." Provided, however, Pre-Closing Property Liabilities will not include any Assumed Liabilities.

        1.4 NO REPRESENTATIONS. (a) DOWN REIT SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR ON ANY EXHIBIT OR SCHEDULE ATTACHED HERETO OR THE DISCLOSURE SCHEDULE (INCLUDING THE COVENANTS UNDER
SECTION 6.1 AND HICKORY'S REPRESENTATIONS SET FORTH HEREIN), OR ANY OTHER CLOSING DOCUMENT REQUIRED HEREIN, HICKORY IS TRANSFERRING THE CONTRIBUTED ASSETS "AS IS, WHERE IS AND WITH ALL FAULTS" AND (ii) EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN, OR ON ANY EXHIBIT OR SCHEDULE ATTACHED HERETO, OR THE DISCLOSURE SCHEDULE OR ANY OTHER CLOSING DOCUMENT REQUIRED HEREIN, DOWN REIT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM HICKORY OR ANY OF ITS SUBSIDIARIES OR ANY PARTNER, MEMBER, MANAGER, TRUSTEE, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, AFFILIATE, OFFICER, ATTORNEY, EMPLOYEE, AGENT OR BROKER OF ANY OF THEM, AS TO ANY MATTER, CONCERNING THE CONTRIBUTED ASSETS, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT
LIMITATION: (i) the quality,

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nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any Property or the square footage of any of the Improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any Property, or the fitness, suitability, value or adequacy of any Property for any particular purpose, (iv) the zoning or other legal status of any Property or the existence of any other public or private restrictions on the use of any Property, (v) the compliance of any Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Entity or of any other Person (including, without limitation, the Americans with Disabilities Act of 1990, as amended),
(vi) the ability of Down REIT or any Subsidiary to obtain any necessary governmental approvals, licenses or permits for the use or development of any Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements at any Property, (ix) the ownership of any Properties or any portion thereof, (x) any leases, permits, warranties, service contracts or any other agreements affecting any Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to any Property or (xi) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property. Without limiting the generality of the foregoing, Down REIT expressly acknowledges and agrees that, except as set forth herein or on any Exhibit or Schedule hereto or the Disclosure Schedule, or any other closing document required herein, it is not relying on any representation or warranty of Hickory or any Subsidiary, or any partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. Down REIT further acknowledges and agrees that except as set forth in the definition of Knowledge of Hickory neither Hickory nor any Subsidiary is under any duty to make any inquiry regarding any matter that may or may not be known to any partner, officer, employee, attorney, agent or broker of any of them. This
Section 1.4 will survive the Closing, or, if the Closing does not occur, the termination of this Agreement. In addition, Down REIT acknowledges and agrees that no property (real, personal or otherwise) owned by any Tenant or any other Person is intended to be conveyed hereunder unless that property is described and purported to be conveyed under this Agreement.

        (b) DOWN REIT ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY IT OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF DOWN REIT SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT, NONE OF HICKORY OR ANY SUBSIDIARY HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT

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TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

        1.5     RELEASE OF HICKORY. (a) Without limiting the provisions of
Section 1.4, Down REIT, for itself and any of its successors and assigns and their Affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, any of Hickory or its Subsidiaries or their respective Affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a "Hickory Party", and collectively, the "Hickory Parties") with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Entity), including, without limitation, attorneys' and experts' fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Contributed Assets, or any Property or any portion thereof (collectively, "Claims"), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Properties; provided, however, the foregoing provision of this Section 1.5 shall not apply with respect to any Claim by Down REIT against (i) any Hickory Party for any act of that Hickory Party that constitutes fraud, (ii) Hickory or any of its Subsidiaries for any breach of the representations, warranties or covenants set forth in this Agreement, subject to the limitations and conditions provided in Sections 10.2, and Article 11, if applicable, (iii) Hickory for its obligations under this Agreement including, without limitation, Sections 2.4 and 11.2, (iv) any Hickory Party in any action brought against Down REIT by any third party or (v) any Hickory Party for any Pre-Closing Property Liabilities. In addition, Down REIT covenants and agrees to, and where applicable hereby does, release, defend, indemnify and hold harmless each of the Hickory Parties and their respective Affiliates from and against any Claims to the extent relating to any Hazardous Materials that may be placed, located or released on or at any Property after the Closing Date and during the period of Down REIT's (or any of its Affiliates') ownership. Down REIT's indemnity obligation set forth in the immediately preceding sentence shall be limited to its interest in all of the Contributed Assets. None of Down REIT, its Affiliates or their respective successors or assigns will be required to indemnify, defend or hold harmless any Hickory Party from any Claims threatened, asserted or commenced against any Hickory Party by any other Person (including, without limitation, any Governmental Entity) to the extent, if any, that such Claim seeks recovery for harm suffered due to Hazardous Materials placed, located or released on or at any Property before the Closing or prior to, from or after the Closing with respect to any "offsite" Hazardous Materials migrating to the Property; provided, however, Down REIT (but not Hickory or any Subsidiary) will be responsible for remediating any such Hazardous Materials at the Property to the extent that Down REIT is required by Law to perform such remediation.

        (b) In connection with this Section 1.5, Down REIT expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

        (c)     This Section 1.5 shall survive the Closing indefinitely.

        1.6 INDIVISIBLE ECONOMIC PACKAGE. Except as otherwise expressly provided herein (including the withdrawal provisions of Section 1.7 and the property dropping provisions of Section 7.16 and those referred to therein), Down REIT shall have no right to accept the contribution of, and Hickory shall have no right to contribute (or cause the contribution of), less than all of the Contributed Assets, it being the express agreement and understanding of Down REIT and Hickory that, as a material inducement to Hickory and Down REIT to enter into this Agreement, Down REIT has agreed to accept the contribution of, and Hickory has agreed to contribute (or cause the contribution of) all of the Contributed Assets, all subject to and in accordance with the terms and conditions hereof.

        1.7 WITHDRAWN PROPERTIES. Subject to the terms of this Section 1.7, Hickory shall be entitled, from time to time up to the Closing Date, upon delivery of written notice to Down REIT, to withdraw a Property from the Properties to be contributed hereunder upon the occurrence of a Significant Adjustment if and only if such Property becomes subject to another Sale Agreement. The Property to be withdrawn shall be reasonably agreed upon by Hickory and Down REIT based upon:

        (a)     the priority set forth in Exhibit A-1; and

        (b) the amount by which the Significant Adjustment exceeds $3,000,000. Any Property withdrawn under this Section 1.7 shall not for any purpose count as a dropped Property hereunder or under any Sale Agreement, but this Agreement shall otherwise be deemed amended as if such Property were dropped.

                                II. CONSIDERATION

        2.1 CONSIDERATION. The consideration for the Contributed Assets will be equal to $56,124,458, as may be adjusted in accordance with this Section 2.1 and the other provisions of this Agreement, including without limitation, Sections 2.4, 2.7, 3.4 (including Section 3.4(g) with respect to the Down REIT taking subject to, and paying off, any Indebtedness that is not Assumed Indebtedness), 7.6, 7.14, 7.15, 7.16, 7.21, 8.2, 8.3, and 10.2 (the
"Consideration"). The Consideration is payable at Closing by (i) Down REIT delivering such number of Down REIT Units as determined in accordance with the provisions set forth below, at the time of Closing, equal to the Consideration less 100% of the principal amount outstanding of the Assumed Indebtedness as of the Closing Date (the "Unit Value"), and (ii) Down REIT assuming or taking the Contributed Assets subject to the Assumed Indebtedness. The Deposit plus any interest or other investment income earned thereon will not be applied to the Consideration but will be returned to Down REIT in accordance with the Escrow Agreement.

        The number of Down REIT Units to be delivered shall be calculated as follows: the Consideration payable at Closing, divided by the Conversion Price.

        2.2     INTENTIONALLY OMITTED.

        2.3 EARNEST MONEY. (a) At such time as the Deposit (as defined under the REIT Purchase Agreement) is due under the REIT Purchase Agreement, Down REIT will deposit with the Escrow Holder in immediately available funds by wire transfer $50,000 (the "Deposit"), which will be held in escrow by the Escrow Holder pursuant to the terms of this Agreement, and in accordance with the terms and provisions of the Escrow Agreement by and among the Escrow Holder, Hickory and Down REIT dated of even date herewith (the "Escrow Agreement").

        (b) In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Code"), and any related reporting requirements of the Code, the parties hereto agree as follows:

                (i) Provided the Escrow Holder executes a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Hickory and Down REIT will designate the Escrow Holder as the Person to be responsible for all information reporting under Section 6045(e) of the Code (the "Reporting Person"). If the Escrow Holder refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Hickory and Down REIT agree to appoint another third party, acceptable to Hickory and Down REIT in their reasonable discretion, as the Reporting Person.

                (ii)      Each of Hickory and Down REIT will:

                          (A)     provide to the Reporting Person all
                information and certifications regarding the applicable party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

                          (B) provide to the Reporting Person the applicable party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by the applicable party to the Reporting Person is correct.

                (iii) Each party will retain this Agreement for not less than four years from the end of the calendar year in which Closing occurs, and will produce it to the Internal Revenue Service upon a valid request for this Agreement.

                (iv) The addresses for Hickory and Down REIT are as set forth in Section 12.1, and the real estate subject to the transfer provided for in this Agreement is described in Schedule 1.1(a)(i)(A).

        (c) At the Closing, the Escrow Holder will deliver the Deposit, and interest and other investment income earned thereon, to Down REIT as provided in the Escrow Agreement and Section 2.1.

        2.4 PRORATIONS. Prorations will be made with respect to the Assumed Liabilities and the Contributed Assets as provided in this Article 2.4 without duplication in each case.

        (a) (i) Hickory and Down REIT agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Proration Time"), the following (collectively, the "Proration Items"):

                          (A) Real property taxes and assessments as provided in Section 2.4(d);

                          (B) Water rates and charges paid or payable with respect to the Property, except those required to be paid by Tenants directly to the entity imposing the rates or charges;

                          (C) Sewer taxes and rents paid or payable with respect to the Property, except those required to be paid directly by Tenants to the entity or authority imposing the taxes and rents;

                          (D) Accrued interest payable under the Assumed Indebtedness as provided in Section 2.4(g) but not late fees and other costs, charges, and past due interest owing to the lender before the Proration Time, which will be Hickory's sole expense;

                          (E) Amounts, if any, payable or cash received by the owner of the Property under the REA Agreements, including prepaid amounts and unpaid amounts;

                          (F) Annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied;

                          (G) Charges for fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to the owner of the Property, based on the supplier's measurements thereof, plus sales taxes thereon to the extent applicable;

                          (H) Rentals as provided in Section 2.4(b) (other than payments for Operating Expenses which shall be apportioned as provided in Section 2.4(c)), including prepaid Rentals;

                          (I) Amounts payable by or to Hickory or the owner of the Property under a management, development and/or other Contract relating to the Property as provided in Section 2.4(i) (other than for the payment of leasing commissions or brokerage fees, which shall be prorated as provided in Section 2.4(e));

                          (J) Cash reserves and escrow deposits under any of the Assumed Indebtedness that are for a specific repair or remediation that has not been completed at Closing shall be credited against the Consideration (provided, however, Down REIT shall return to Hickory any amounts in excess of the actual amount spent by Down REIT to remediate or repair such matter), all other cash reserves and escrow deposits for real property taxes and assessments, insurance premiums and other items, made with, or held by, the lender under any of the Assumed Indebtedness, net, if appropriate, of any allocation to the same party of the underlying expense for which the reserve is held, together with so much of any interest earned on the reserve or escrow deposit as is properly attributable to the allocated amount thereof, PROVIDED HOWEVER, adjustments for casualty or condemnation proceeds held by the lender under any of the Assumed Indebtedness will be made in accordance with Article VIII;

                          (K) Rentals and other amounts payable to third parties by the Hickory or its Subsidiaries under ground leases, including contingent and/or participating rents (which such contingent and/or participating rents, if based upon income of the Property or ground lessee, shall be based upon the aggregate amount for such period as required under such ground lease (including any percentage rent or other amounts paid in the following period that relate to the such period) and pro-rated for the actual number of days prior to Closing for such period);

                          (L)     Prepaid expenses as provided in Section
                2.4(k);

                          (M)     Ground Lease deposits as provided in Section
                2.4(l);

                          (N)     Tenant Deposits as provided in Section 2.7;

                          (O) Personal property taxes and assessments that have been levied or assessed with respect to any Contributed Asset, whether or not due and payable, and whether paid or unpaid;

                          (P) Amounts readily determinable that are payable under the Assumed Liabilities; and

                          (Q) Except as set forth below, all other items customarily apportioned in connection with the transfer of similar properties similarly located.

                (ii) Hickory will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Down REIT will be charged and credited for all of the Proration Items relating to the period after the

Proration Time. Hickory will prepare in good faith and deliver a statement of estimated Proration Items and other credits and adjustments to the Consideration hereunder (including the principal amount outstanding of the Assumed Indebtedness as of the Closing Date) to be submitted to Down REIT no less than 5 Business Days before the Closing Date (the "Closing Statement"). Upon approval by Hickory and Down REIT, the preliminary Proration Items and other credits and adjustments reflected in the Closing Statement will be paid at Closing by Down REIT to Hickory (if the preliminary Proration Items, credits and adjustments result in a net credit to Hickory) or by Hickory to Down REIT (if the preliminary Proration Items, credits and adjustments result in a net credit to Down REIT) by increasing or reducing the Consideration at the Closing. If the actual amounts of the Proration Items, credits and adjustments are not known as of the Proration Time, the proration of the Proration Items, credits and adjustments will be made at Closing on the basis of the best evidence then available; thereafter, when actual amounts are determined, re-prorations will be made as provided in Section 2.5 on the basis of the actual amounts, and a final settlement will be made between Hickory and Down REIT, which settlement shall be effected through (i) the issuance of additional Down REIT Units to Hickory, if the final settlement results in a payment to Hickory based upon the cash value of the adjustment divided by the Conversion Price or (ii) a cash payment by Hickory to Down REIT if the final settlement results in a payment to Down REIT. No prorations will be made in relation to insurance premiums, and Hickory's insurance policies will not be assigned to Down REIT other than any assignment of a claim or proceeds pursuant to Section 7.18 and Article VIII. Final readings and final billings for utilities will be made if possible as of the Proration Time, in which event no proration will be made at the Closing with respect to utility bills. Hickory will be entitled to all deposits presently in effect with the utility providers, and Down REIT will be obligated to make its own arrangements for deposits with the utility providers, alternatively at Down REIT's election, Hickory shall receive a credit for such deposits and assign the same to Down REIT. The provisions of this Section 2.4 will survive the Closing until the Final Closing Adjustment is determined and duly paid and Hickory and Down REIT shall cooperate to produce the Final Closing Adjustment in accordance with Section 2.5.

        (b) Rentals shall be prorated at the Closing in accordance with the following provisions:

                (i) Minimum rent and percentage only rent actually received for the month in which the Closing Date occurs will be prorated between Hickory and Down REIT as of the Proration Time based on the actual number of days in the month during which the Closing occurs. Hickory will be entitled to all minimum rent and percentage only rent for the period before the Proration Time and Down REIT will be entitled to all minimum rent and percentage only rent for the period from and after the Proration Time.

                (ii) Monthly or other payments made by each Tenant based upon projected or estimated additional rent actually received for the month or other relevant period in which the Closing Date occurs will be prorated between Hickory and Down REIT as of the Proration Time based on the actual number of days in the month or other relevant period during which the Closing occurs. Hickory will be entitled to all additional rent for the period before the Proration Time, and Down REIT will be entitled to all additional rent for the period on and after the

Proration Time. This Section 2.4(b)(ii) will not include any Proration Item set forth in Section 2.4(c).

                (iii) Percentage rent (if any) payable by a Tenant under its Lease will be prorated as of the Proration Time between Hickory and Down REIT on the basis of the fiscal year set forth in the applicable Lease for the determination and payment of percentage rent. Such fiscal year for determination and payment of percentage rent in which the Closing occurs is hereinafter referred to as the "Applicable Percentage Rent Fiscal Year." Hickory will receive the entire amount of percentage rent with respect to any Applicable Percentage Rent Fiscal Year ending prior to the Closing or with respect to any Lease that terminated before the Closing Date, subject to the application of Delinquent Rentals, as set forth in Section 2.4(b)(v), subject to Section 2.4(m). Any amounts collected from a Tenant after Closing that relate to percentage rents shall be prorated at the end of the Applicable Percentage Rent Fiscal Year and then quarterly thereafter until the Final Closing Adjustment, all subject to the application of Delinquent Rentals, as set forth in Section 2.4(b)(v), subject to Section 2.4(m), and any amount of percentage rent that Hickory is entitled to shall be remitted to Hickory at such time. Down REIT shall, at the reasonable request (based upon a legitimate concern about the amount of the percentage rent) of Hickory and at Hickory's sole cost and expense, conduct an audit of any Tenant for purposes of determining the amount of percentage rent due for the Applicable Percentage Rent Fiscal Year, subject however, to a maximum number of 10 such audits. The prorations shall be based upon the percentage rent collections from Tenants for the Applicable Percentage Rent Fiscal Year with Hickory and Down REIT being credited and charged with a pro rata share thereof based upon actual number of days in the Applicable Percentage Rent Fiscal Year before and after the Proration Time.

                (iv) All other types of Rentals other than those listed in Sections 2.4(b)(i), (ii) and (iii) and 2.4(c) (including, specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services) ("Other Rent") received for the month in which the Closing Date occurs will be prorated based on the actual number of days in the month during which the Closing Date occurs and Hickory will be entitled to such Other Rent for the period before the Proration Time, and Down REIT will be entitled to such Other Rent for the period on or after the Proration Time. All Rentals payable by each Tenant whose Lease commences on or after the Closing shall belong entirely to Down REIT.

                (v) In determining the amounts under Sections 2.4(b)(i)-(iv) and 2.4(c), this Section will be applied. Rentals are "Delinquent" if they were not paid when due. Delinquent Rentals will not be prorated and neither Hickory nor Down REIT will receive a credit at Closing for Delinquent Rentals. Down REIT agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals using its normal and customary collection efforts during the period prior to the Final Closing Adjustment. Delinquent Rental amounts collected net of enforcement costs that Hickory is entitled to under this Agreement, if any, shall be remitted to Hickory quarterly after Closing, subject to the application of Delinquent Rentals as set forth in this Section 2.4(b)(v), subject to Sections 2.4(m), (n) and (o). Down REIT will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Hickory or any Assigning Subsidiaries by Tenants of the Property. All Rentals and other amounts collected by Hickory or Down REIT from and after Closing from each Tenant, will be applied as of the date of receipt first to current amounts owed by that Tenant to Down REIT, then to the amounts owed for the month (or other relevant period) in which the Closing Date occurs, then to all other delinquencies owed by that Tenant to Down REIT, and thereafter, to delinquencies or other amounts owed by that Tenant to Hickory. Any payment net of enforcement costs received by Down REIT under a note assigned to Down REIT that was made by a Tenant in respect of amounts owed under a Lease, excluding any amount specifically allocated under the note to post-closing periods under such obligations and any net recovery in respect of the litigation against Tenants assigned to Down REIT under Section 6.8, excluding any claim for post-closing rents, will be treated as payment of undesignated Delinquent Rentals for periods before the Closing, but subject to the application of funds under this Section 2.4(b)(v), subject to Sections 2.4(m), (n) and (o). Hickory may not (and shall not permit its Affiliates) without Down REIT's prior written consent commence a lawsuit against any Tenant after the date of this Agreement to collect Delinquent Rentals and payments for Operating Expenses so long as Tenant occupies the space that is the subject of the Delinquent Rentals and payments for Operating Expenses. The obligations of Hickory under the immediately prior sentence will survive Closing indefinitely.

                (vi) Any Rentals or other payments by Tenants delivered to Hickory or its Affiliates after closing with respect to the Properties shall be promptly remitted to Down REIT to be held by Down REIT for application in accordance with this Agreement, other than amounts for which Hickory is entitled to after the application of Sections 2.4 (m), (n) and (o), after providing Down REIT with a specific accounting and reasonable backup for Hickory's application of such payments.

        (c) Hickory and Down REIT will prorate payments, including estimated payments, if any, received from Tenants for and expenses related to common area maintenance, real estate taxes, electricity redistribution and HVAC charges, and all other operating expenses and tax escalations (collectively, "Operating Expenses") on the basis of the fiscal year set forth in the applicable Lease for such items. Such fiscal year for determination of Operating Expenses and Tenant's obligation to reimburse is hereinafter referred to as the "Applicable Operating Expense Fiscal Year." Hickory will receive all payments of Operating Expenses with respect to any Applicable Operating Expense Fiscal Year ending prior to the Closing or with respect to any Lease that terminated before the Closing Date, subject to the application of Delinquent Rentals as set forth in
Section 2.4(b)(v), subject to Section 2.4(n). Operating Expense payments received from a Tenant after Closing that relate to Operating Expenses shall be prorated at the end of the Applicable Operating Expense Fiscal Year following the annual reconciliation with Tenants and then quarterly there after until the Final Closing Adjustment, all subject to the application of Delinquent Rentals, as set forth in Section 2.4(b)(v), subject to Section 2.4(n), and any amount of payments for Operating Expenses that Hickory is entitled to shall be remitted to Hickory at such time and any amount of Operating Expenses that Down REIT is entitled to shall be remitted to Down REIT at such time. The prorations shall be based upon Operating Expenses and collections from Tenants for the Applicable Operating Expense Fiscal Year with Hickory and Down REIT being credited and charged with a pro rata share thereof based upon actual number of days in the Applicable Operating Expense Fiscal Year before and after the Proration Time. If

Hickory provides Down REIT with all documentation, bills, and backup necessary or requested by Down REIT, Down REIT agrees to bill Tenants monthly after the end of the Applicable Operating Expense Fiscal Year for 2002 Operating Expenses reconciliations due for the Applicable Operating Expense Fiscal Year for 2002.

        (d) All real estate taxes and assessments applicable to the year in which the Closing Date occurs that are paid prior to the Proration Time will be prorated based upon the amounts actually paid. If taxes and assessments for the year in which the Closing Date occurs or any prior year have not been paid before Closing, Hickory will be charged at Closing an amount equal to that portion of such taxes and assessments which relate to the period before Closing, assuming for this purpose that payment would be made so as to secure all available discounts (if available after Closing), and Down REIT will pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and an assessed valuation last fixed. After taxes and assessments are known, adjustments, if needed, will be made between the parties. Down REIT will be responsible for all installments of special assessments due for any period after the Closing.

        (e) Down REIT shall receive a credit for any and all Lease Expenses to the extent that they have been incurred (or will be incurred under any signed Lease) but not paid by Hickory or the owner of the Property prior to Closing and to the extent that Hickory has not executed prior to Closing a Lease for any space set forth in Schedule 2.4(e) of the Disclosure Schedule, Down REIT will receive a credit against the Consideration for future Lease Expenses to be incurred by Down REIT in the amount allocated to the unleased space as set forth in Schedule 2.4(e) of the Disclosure Schedule and Down REIT will assume at Closing liability for all Lease Expenses related to such space regardless of the actual amount thereof. Each party will make available to the other all records, bills, vouchers and other data in such party's control verifying Lease Expenses and the payment thereof.

        (f) There will be no proration of any promotional or publicity charges or other costs and expenses paid from any promotional fund or by any merchants' association held by Hickory or any Subsidiary or its managing agent on the Closing Date, except that Hickory or any Subsidiary shall be responsible for funding, on or before the Closing Date, any amounts Hickory or any Subsidiary is obligated to fund prior to such date pursuant to any agreements by which Hickory or any Subsidiary is bound relating to the Properties. On the Closing Date, Hickory shall deliver to Down REIT the balance of any promotional fund and all funds of any merchants' association then held by Hickory or any Subsidiary or its managing agent, including funds derived from payments made by Tenants and funds derived from optional or mandatory contributions by Hickory or any Subsidiary, or at Hickory's election, Hickory shall give Down REIT a credit against the Consideration therefor.

        (g) Accrued interest payable under the Assumed Indebtedness (excluding unpaid late fees and other costs, charges, and past due interest for which Down REIT will receive a credit) for the period in which the Closing Date occurs will be prorated between Down REIT and Hickory as of the Proration Time.

        (h)     Intentionally Omitted.

        (i) Amounts received or payable under the Contracts will be prorated between Hickory and Down REIT as of the Proration Time based on the actual number of days in the month (or other applicable period under such Contract) during which the Closing occurs. All amounts received or payable under the Contracts accruing prior to the Proration Time will be credited to or the obligation of Hickory. Down REIT shall be credited with or be responsible for all amounts received or payable under the Contracts accruing on and after the applicable Proration Time.

        (j)     Intentionally Omitted.

        (k) Hickory will be credited with an amount equal to all prepaid costs, expenses, charges and fees paid by Hickory with respect to any Property and attributable to any period after the applicable Proration Time so long as Down REIT is assigned the benefit of the prepayment (excluding any insurance premiums, for which there will be no pro-ration).

        (l) Hickory will be credited with an amount equal to all security deposits, prepaid rentals and other deposits paid or deposited with any ground lessor of a Property under the applicable ground lease or to any other person on the ground lessor's behalf, together with any interest that has accrued thereon.

        (m) For a period of 90 days following the later of the date when (x) such percentage rent is due under any Lease for the Applicable Percentage Rent Fiscal Year or (y) if applicable, such tenant reports its sales with respect to the Applicable Percentage Rent Fiscal Year, any percentage rent payments for such period, that are made after Closing and are specifically identified as same by the Tenant or are readily identifiable for same, such amounts will not be treated as part of the application of Rentals to Delinquent Rentals under
Section 2.4(b)(v), but prorated under Section 2.4(b)(iii) and remitted to the party that is entitled to same without regard to the application of Rentals to Delinquent Rentals.

        (n) For a period of 90 days following the date when Down REIT sends a Tenant a bill for Operating Expenses reconciliations under any Lease for the Applicable Operating Expense Fiscal Year, any Operating Expenses payments for such period that are made after Closing and are specifically identified as same by the Tenant or are readily identifiable for same, such amounts will not be treated as part of the application of Rentals to Delinquent Rentals under
Section 2.4(b)(v), but prorated under Section 2.4(c) and remitted to the party that is entitled to same without regard to the application of Rentals to Delinquent Rentals. Such 90 day period shall be tolled during any Tenant dispute of such amount billed for Operating Expenses until such dispute is settled.

        (o) For a period of 60 days following the Closing, any base monthly Rentals that are made after Closing and are specifically identified as relating to a period prior to the Closing by the Tenant, such amounts will not be treated as part of the application of Rentals to Delinquent

Rentals under Section 2.4(b)(v), but remitted to the Hickory without regard to the application of Rentals to Delinquent Rentals.

        2.5 PREPARATION OF FINAL STATEMENT. On or before 30 days following the last day of the 12th full calendar month following the Closing Date (or the 15th full calendar month following the Closing Date if the Closing Date is in
2003) or such later date as is mutually agreed by the Hickory and Down REIT, Down REIT will prepare and deliver to the Hickory a final unaudited statement of Proration Items and other credits and adjustments to the Consideration as of the Proration Time (the "Final Statement"), based on information available as of the last day of the 12th full calendar month following the Closing Date (or the 15th full calendar month following the Closing Date if the Closing Date is in 2003) or such later date as is mutually agreed by the Hickory and the Down REIT (the "Final Adjustment Date"). Hickory will afford Down REIT and its representatives and auditors the opportunity at reasonable times and upon reasonable prior notice to review with Down REIT all underlying financial records and work papers pertaining to the preparation of the Final Statement within its control. Subject to Section 2.6, any net adjustment in favor of Down REIT will be paid, at Down REIT's option, either (a) in cash or (b) by the return by Hickory of the number of Down REIT Units determined by dividing the cash amount owed to Down REIT by the Conversion Price no later than 10 days after delivery of the Final Statement. Subject to Section 2.6, any net adjustment in favor of Hickory will be paid by the issuance to Hickory of the number of additional Down REIT Units determined by dividing the cash amount owed to Hickory by the Conversion Price no later than 10 days after delivery of the Final Statement. The Final Statement may be audited at either party's request as provided in Section 2.6. The payments made under the Final Statement will be the "Final Closing Adjustment."

        2.6 AUDIT. If Down REIT and Hickory do not agree on the computation of the Proration Items and other credits and adjustments to the Consideration in the Final Statement, then each party will prepare its own calculation of the Final Statement and such calculations will be submitted to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Down REIT and Hickory (who shall have no material relationship with Hickory or Down
REIT) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Statement. In making that calculation, the firm of independent accountants will include the non-disputed items and amounts set forth in each parties' calculation of the Final Statement, and shall consider affirming or adjusting only those items or amounts in the calculation of the Final Statement as to which the parties have disagreed and any items and amounts affected by those disputed items and amounts. The firm of independent accountants will deliver to Down REIT and Hickory, as promptly as practicable, a report setting forth its calculation of the Final Statement. That report will be final and binding upon Down REIT and Hickory. The cost of the independent accountants' review and report will be borne by (i) Down REIT if the difference between the Final Statement (prepared by the independent accountants) and Down REIT's calculation of the Final Statement delivered pursuant to this Section 2.6 is greater than the difference between the Final Statement (prepared by the independent accountants) and Hickory's calculation of the Final Statement delivered pursuant to this Section 2.6, (ii) Hickory if the first such difference is less than the second such difference, and (iii) by Down REIT and Hickory equally if the first such difference is equal to the second such

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difference. Down REIT will, and will cause Down REIT's independent accountants to, cooperate and assist Hickory in their calculation of the Final Statement and in the conduct of the audits and reviews referred to in this Section 2.6, including without limitation, making available to Hickory to the extent necessary of books, records, work papers and personnel. If the Final Statement reflects a net adjustment in favor of Hickory, Down REIT will issue to Hickory the number of additional Down REIT Units determined by dividing the amount of the net adjustment by the Conversion Price no later than 10 days after the determination of the Final Statement. If the Final Statement reflects a net adjustment in favor of Down REIT, Hickory will pay to Down REIT the amount of that adjustment in cash to Down REIT no later than 10 days after the determination of the Final Statement.

        2.7 TENANT DEPOSITS. The unapplied portion of any Tenant Deposits as of the date of the Rent Roll that have been paid to the owner of each Property or are held by agents of the owner of each Property on its behalf (or that were deposited with any predecessor in interest to the owner to the extent the predecessor has turned over security deposits to the owner or given the owner a credit therefor) by any Tenants or contractors are in the form of cash, except for any letters of credit or other similar instruments set forth in Schedule 2.7 of the Disclosure Schedule. To the extent any Tenant Deposits are held by Hickory or a Subsidiary or any security deposit has been applied in violation of
Section 6.1(r), Hickory shall, as applicable, pay to Down REIT, in cash, or credit against the Consideration the aggregate amount of any such Tenant Deposits (or transfer any letters of credit or other non-cash Tenant Deposits) and the amount applied in violation of Section 6.1(r). Down REIT hereby indemnifies and agrees to defend Hickory and the Hickory Parties for, and agrees to defend and hold Hickory and the Hickory Parties harmless from and against, any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) imposed upon or incurred by Hickory and Hickory Parties with respect to the Tenant Deposits actually paid over or assigned to Down REIT pursuant to this Section, or with respect to the application thereof by Down REIT subsequent to Closing. Hickory will be entitled to retain as its property its percentage of any interest accrued on any Tenant Deposits prior to Closing except to the extent such interest is required to be paid to any Tenants pursuant to their respective Leases or the depositing contractor. Hickory will use its reasonable efforts to cause all letters of credit to be assigned or re-issued to Down REIT at the Closing and will continue to assist Down REIT after the closing to cause such letters of credit to be re-issued if they are not assignable.

        2.8 CERTIORARI. Schedule 2.8 of the Disclosure Schedule identifies all proceedings for certiorari or other proceedings to determine the assessed value of the Properties or the real property taxes payable with respect to the Properties which have been or may be commenced prior to the Closing Date hereof and may be continuing as of the Closing Date. Down REIT will be entitled to control the prosecution of any proceeding or proceedings for the years prior to and including the year in which the Closing occurs to completion and to settle or compromise any claim therein. Down REIT will keep Hickory informed on a timely basis on all matters with respect to any proceedings and seek Hickory's reasonable consent and approval to the extent required in this Section 2.8. The parties hereto agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing. With respect to any awards for the years prior to the year of the Closing, Down REIT will be

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entitled to first recover the reasonable costs it has expended in obtaining any awards and thereafter, Hickory will be entitled to the remainder of the awards, subject to Hickory's obligation to rebate any portion of those amounts to Tenants. With respect to any awards for the year in which the Closing occurs, Down REIT will be entitled to first recover the reasonable costs it has expended in obtaining any awards and Hickory shall then be entitled to recover the reasonable costs it has expended in obtaining any awards, and thereafter, Hickory and Down REIT will apportion the remainder of any awards between the period before the Closing and the period following the Closing, subject to their obligation to rebate any portion of those amounts to Tenants. In connection with the foregoing, Hickory agrees to assign, subject to the provisions of this
Section 2.8, to Down REIT at the Closing all of Hickory's right, title and interest to the foregoing certiorari proceedings that are for the year in which the Closing occurs and all refunds relating thereto and cooperate with Down REIT with respect thereto. Down REIT will promptly remit to Hickory any monies received which are to be paid to and/or shared by Hickory as provided herein. Down REIT will not settle or compromise any proceeding that involves a tax year prior to and including the year in which the Closing occurs, without the consent of Hickory, such consent not to be unreasonably withheld, delayed or conditioned. The provisions of this Section 2.8 will survive the Closing until all proceedings with respect to the tax year of the Closing and prior years are resolved.

        2.9 EFFECT OF CLOSING. If the Closing occurs, for all legal, accounting and tax purposes (to the extent permitted under the applicable tax
Laws), the Closing will be deemed to be effective as of the Proration Time.

          III. DUE DILIGENCE, TITLE AND OTHER PROPERTY RELATED MATTERS

        3.1 DOWN REIT'S INSPECTIONS AND DUE DILIGENCE. (a) Prior to the date hereof Down REIT has conducted and after the date hereof will continue to conduct its economic, title, survey, environmental, legal, physical, and structural examinations, inspections, testing, studies and investigations of the Properties (collectively, the "Due Diligence"). Except for any limitations as may be imposed by this Section 3.1 and Section 3.2 below, Down REIT may conduct such Due Diligence as it deems necessary or appropriate, and examine and investigate to its full satisfaction the facts, circumstances, and matters relating to the Due Diligence. The Due Diligence will be at Down REIT's sole cost and expense, except as otherwise expressly provided in Section 12.9.

        (b) Notwithstanding anything herein to the contrary, if Down REIT, in Down REIT's sole discretion, shall determine for any reason that Down REIT is not entirely satisfied with the results of Down REIT's Due Diligence, Down REIT shall have the right to elect either or both of the following (i) implement the provisions and procedures set forth in Section 3.1(c) with respect to any individual Property if the matter in question is an Objectionable Due Diligence Item or (ii) terminate this Agreement by giving written notice to Hickory and Escrow Agent hereunder prior to 5:00 P.M. (EST) on, or prior to, the last day of the Contract Due Diligence Period, in which case, Down REIT will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT. Upon the expiration of the Contract Due Diligence

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Period without Down REIT having terminated this Agreement as provided above, the
Deposit shall, subject to the provisions of this Agreement, be at risk and shall not be refundable to Down REIT except as expressly set forth in this Agreement. Notwithstanding anything herein to the contrary, if Down REIT fails to timely deliver the Additional Deposit, Down REIT shall be deemed to have elected to terminate this Agreement as set forth above.

        (c) If Down REIT elects to use the provisions of this Section 3.1(c), prior to 5:00 P.M. (EST) on, or prior to, the last day of the Contract Due Diligence Period, Down REIT shall give written notice to Hickory of its Objectionable Due Diligence Item with respect to a Property that it discovered during its Due Diligence in sufficient detail for Hickory to understand such Objectionable Due Diligence Item, together with the Down REIT's Cure Value for such objection ("Due Diligence Objection Notice"). Hickory shall have two (2) Business Days after receipt of the Due Diligence Objection Notice to provide Down REIT with its election by written notice (the "Due Diligence Response Notice") to (with respect to each such objection) either (i) drop such Property,
(ii) cure such Objectionable Due Diligence Item to the reasonable satisfaction of Down REIT, or (iii) give Down REIT a credit against the Consideration in the amount of the Down REIT's Cure Value for such Objectionable Due Diligence Item. Failure of Hickory to deliver its Due Diligence Response Notice shall be deemed an election by Hickory to drop such Property. If Hickory elects option (ii) above, the Due Diligence Response Notice shall state in specificity what Hickory intends to undertake to cure the Objectionable Due Diligence Item set forth in the Due Diligence Objection Notice. If Down REIT and Hickory can not reasonably agree on the actions to be taken to cure such Objectionable Due Diligence Item, then Down REIT shall have the right by written notice to drop the Property affected by the Objectionable Due Diligence Item.

                          (A) Notwithstanding anything herein to the contrary, if Hickory elects to (or is deemed to have elected to) drop a Property under this Section 3.1(c), Down REIT shall have the right within five (5) Business Days of Hickory's election (or deemed election) to waive the Objectionable Due Diligence
                Item in the Due Diligence Objection Notice with respect to such Property and nullify Hickory's election (or deemed election) to drop such Property without an adjustment to the Consideration with respect to such matter that was waived.

                          (B) Notwithstanding anything herein to the contrary, if Hickory duly elects its option (ii) under Section 3.1(c), and such cure is not completed at Closing as agreed to above in Section 3.1(c), and if Down REIT and Hickory have not otherwise agreed to a credit against the Consideration at Closing, Down REIT shall have the right to drop such Property, provided, however, such dropped Property shall not count as a dropped Property for purposes of Hickory's or a Non-Panther Party's right to terminate this Agreement or a Sale Agreement for exceeding the maximum number of dropped Properties.

Prior to 5:00 P.M. (EST) on, or prior to, the last day of the Contract Due Diligence Period, if more than three (3) Properties are dropped in the aggregate pursuant to Section 3.1 of each of the Sale Agreements (other than pursuant to Section 3.1(c)(B) in any Sale Agreement), within 10

Business Days after the fourth (4th) Property is dropped, either Down REIT or Hickory shall have the right to terminate this Agreement by written notice to the other party, in which case, Down REIT will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT. Provided, however, Down REIT shall have the right within five (5) Business Days of receipt of Hickory's election to terminate this Agreement because more than three (3) Properties in the aggregate under all Sale Agreements pursuant to
Section 3.1 of each Sale Agreement (other than pursuant to Section 3.1(c)(B) in any Sale Agreement) were dropped, to waive the objections in the Due Diligence Objection Notice with respect to any Properties, nullify any election to drop such Properties, such that there is not more than three (3) dropped Properties in the aggregate under all Sale Agreements pursuant to Section 3.1 of each Sale Agreement (other than pursuant to Section 3.1(c)(B) in any Sale Agreement), and close the Sale Agreements without an adjustment to the Consideration with respect to such matter that was waived.

        3.2 SITE VISITS. (a) Down REIT and its authorized agents, contractors, consultants and representatives (the "Consultants") will have reasonable access to the Properties on at least 2 Business Days' prior notice to Hickory during reasonable times as mutually agreed upon by Hickory and Down REIT solely for the purpose of performing its Due Diligence, including, inspecting the physical, environmental and structural condition of the Properties and conducting non-intrusive physical inspections and tests (physically intrusive shall not mean activities that to a DE MINIMIS extent may cause a restoration obligation under this Agreement or involve taking minor sampling of building materials and the roofs and sampling for asbestos); provided, however, that such inspections or tests will not unreasonably disrupt or disturb (x) the ongoing operation of the Properties; (y) any services to the Properties; or (z) the quiet possession of any Tenants under Leases. Such notice shall describe the scope of the Due Diligence Down REIT intends to conduct during Down REIT's access to the Properties. Hickory will make reasonable efforts to have an agent available to accompany Down REIT or any Consultants, and in all events Hickory shall have the right to have a representative present during any visits to or inspections of any Properties. Down REIT may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity the results of any inspection, sampling or testing conducted at any Property without Hickory's prior written consent except to the extent required by Laws. If Down REIT desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Down REIT will identify in writing exactly what procedures Down REIT desires to perform and request Hickory's express written consent. Hickory may withhold or condition consent to any physically intrusive Due Diligence in Hickory's sole and absolute discretion (other than with respect to roof samples and core samples of the asphalt on parking lots for which Hickory's approval shall not be unreasonably withheld or delayed), and in no event will Down REIT be permitted to perform any Phase II environmental inspection of any Property without Hickory's consent which can be withheld in its sole discretion. If Hickory objects to the procedures requested by Down REIT , Hickory will describe the basis for its objection to Down REIT and may (but will not be obligated to) propose to Down REIT a reasonable alternative for resolving the issue giving rise to the request for intrusive Due Diligence. Upon receipt of Hickory's written consent, if granted, Down REIT and all Consultants shall, in performing the Due Diligence, comply with the agreed upon procedures and with any and all Laws applicable to the Properties and will not engage in any activities that would violate any Licenses and Permits or Laws in any material respect. Down REIT and any Consultants will: (a) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Properties and (b) restore the Properties to the condition in which the same were found before any such entry upon the Properties and inspection or examination was undertaken, but in no event later than 10 days after such damage occurs.

        (b) Down REIT may not communicate or conduct interviews with any employee, lender, partner or joint venturer of Hickory or the Subsidiaries or any tenant of any of the Properties without the prior consent of Hickory, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Down REIT may communicate with those certain employees of Hickory or the Subsidiaries that are designated by Hickory, but such communication shall be solely for the purpose of performing the due diligence contemplated herein. If Hickory does consent to any such interviews of its or the Subsidiaries' employees, lenders, partners, or joint venturers or the tenants of the Properties, such interviews shall not unreasonably disrupt or disturb (i) the on-going operation of the Properties, Hickory, or the Subsidiaries, (ii) any services to the Properties, or (iii) the quiet possession of any Tenants under the Leases. Hickory will have the right to have a representative of Hickory present at all times during any interviews with any employee, lender, partner or joint venturer or any tenant of any of the Properties.

        3.3 DUE DILIGENCE INDEMNITY. DOWN REIT SHALL KEEP THE PROPERTIES FREE FROM ALL LIENS AND DEFEND, INDEMNIFY, AND HOLD HARMLESS HICKORY AND THE HICKORY PARTIES FROM AND AGAINST ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES, WHETHER ARISING OUT OF INJURY OR DEATH TO PERSONS OR DAMAGE TO ANY PROPERTY, INCLUDING ANY PROPERTY OF TENANTS UNDER LEASES OR OTHERWISE AND INCLUDING BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES AND COSTS INCURRED, SUFFERED BY, OR CLAIMED AGAINST HICKORY OR ANY SUBSIDIARY CAUSED BY
(i) DOWN REIT'S OR ANY OF ITS CONSULTANTS ENTRY UPON THE PROPERTIES AND ANY DUE DILIGENCE ACTIVITIES PURSUANT TO SECTION 3.2 INCLUDING BUT NOT LIMITED TO, THE COSTS OF REMEDIATION, RESTORATION AND OTHER SIMILAR ACTIVITIES, MECHANIC'S AND MATERIALMEN'S LIENS AND ATTORNEYS FEES, ARISING OUT OF OR IN CONNECTION WITH THE EXERCISING OF DOWN REIT'S RIGHTS UNDER SECTION 3.2; PROVIDED, HOWEVER, THAT DOWN REIT SHALL HAVE NO DUTY TO DEFEND OR INDEMNIFY HICKORY OR ANY HICKORY PARTY FOR ANY LOSSES EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO, BY DOWN REIT OR ITS CONSULTANTS, AND (ii) ANY BREACH OF SECTION 3.2 BY DOWN REIT OR ANY CONSULTANT OR ANY OF THEIR RESPECTIVE, AGENTS OR REPRESENTATIVES. THE PROVISIONS OF THIS
SECTION 3.3 SHALL SURVIVE THE CLOSING OR, IF THE TRANSFER IS NOT CONSUMMATED, ANY TERMINATION OF THIS AGREEMENT, AND SHALL NOT BE SUBJECT TO ANY LIMITATION OF LIABILITY SET FORTH HEREIN.

        3.4 TITLE. (a) Prior to the expiration of the Contract Due Diligence Period, Down REIT shall obtain new title commitments (each a "Title Commitment," and collectively the "Title Commitments") proposing to insure Down REIT (or its permitted designee) with respect to each of the Properties, and updated or new surveys (the "Surveys") for the Properties. Down REIT shall have until the expiration of the Contract Due Diligence Period to examine the Surveys and the Title Commitments and to deliver written notice to Hickory of any title or survey objection that it has (each a "Due Diligence Title Objection"). Hickory shall provide Down REIT with written notice within five (5) Business Days of receipt of each Due Diligence Title Objection, stating which matters Hickory will cure and which matters Hickory will not cure, subject to Section 3.4(f), failure to deliver such notice shall be deemed an election by Hickory not to cure any Due Diligence Title Objection. At Hickory's request, Down REIT shall promptly provide to Hickory written notice of Down REIT's Cure Value for such Due Diligence Title Objections. Any Due Diligence Title Objection that Hickory elects not to cure shall be deemed a "Rejected Due Diligence Title Objection" and any Due Diligence Title Objection that Hickory elects to cure shall be deemed an "Accepted Due Diligence Title Objection."

        (b) After the expiration of the Contract Due Diligence Period and prior to the Closing, Down REIT shall have the right to object in writing to any Material Title Defects, which objection shall include the Down REIT's Cure Value for the same. All Material Title Defects (that are objected to by Down REIT in accordance with this Section 3.4 (b)), together with any Rejected Due Diligence Title Objection which is or is part of a Material Title Defect, shall be herein collectively called the "Title Objections" and individually a "Title Objection." At Closing, all matters which affect the Hickory's or applicable Subsidiary's title to the Properties that are not the subject of a Title Objection shall be deemed to constitute Permitted Encumbrances, other than the Liens that Hickory is obligated to pay or discharge under Section 3.4(f) and Accepted Due Diligence Title Objections. In addition, if Hickory has delivered written notice to Down REIT of any Material Title Defect (clearly stating that same is a "Material Title Defect") and Down REIT fails to object to that Material Title Defect on or before the 5th Business Day after receipt of such notice from Hickory, then that Material Title Defect will constitute a Permitted Encumbrance, provided, however, matters covered by Section 3.4(f) and Accepted Due Diligence Title Objections shall not be subject to the foregoing.

        (c) With respect to any Title Objection, Hickory may elect (subject to Section 3.4(f)), by written notice to Down REIT within 10 days after receipt of Down REIT's Title Objection (or notice of Down REIT's Cure Value for same, whichever is later), any one of the options described in the next sentence with respect to each such Title Objection. In Hickory's sole and absolute discretion, Hickory may elect any combination of the following after taking into account similar actions taken under any Sale Agreement (i) decrease the Consideration by the excess of Down REIT's Cure Value with respect to such Material Title Defects over either or both, as applicable, of $1,250,000 (if the Material Title Defects for all Properties under all Sale Agreements in the aggregate exceed $1,250,000) and $100,000 (if there are Material Title Defects that relate to any individual Property that exceed with respect to such Property $100,000), (ii) cure certain Title Objections, (iii) drop one or more Properties with Material Title Defects or (iv) elect not to cure one or more Material Title Defects such that there are still Material Title Defects. If Hickory fails to timely deliver a notice regarding its method of cure, it will be deemed to have made the election in clause (iv) for all Material Title Defects. If a Property is dropped under this Section 3.4(c) or Section 3.4(d), the Material Title Defects relating to such Property will not apply or count for any purpose under this Agreement or any Sale Agreement.

        (d)     If Hickory elects or is deemed to have elected option (iv) under
Section 3.4(c) not to cure any Material Title Defects and there are Material Title Defects, or Hickory elected to cure such Material Title Defects, but has failed to cure same at or prior to the Closing Date, Down REIT may elect, by delivery of notice to Hickory within 5 Business Days after receipt of Hickory's notice or deemed election (or on the Closing Date, if applicable), any combination of the following options (if Down REIT fails to deliver notice of its election hereunder, Down REIT will be deemed to have made the election in clause (ii) below with respect to a reduction in the Consideration):

                (i) drop one or more Properties (subject to the maximum number of dropped Properties in section 10.1(e), provided, however, if Hickory elected to cure such Material Title Defect and did not do so by Closing, such dropped Property shall not count as a dropped Property for purposes of Hickory's and/or a Non-Panther Party's right to terminate this Agreement under Section 10.1(e) or a Sale Agreement) that are so affected by a Material Title Defect (either individually or in the aggregate) such that after dropping such Property or Properties there will no longer be any Material Title Defects;

                (ii) after taking into account similar actions taken under any Sale Agreement, decrease the Consideration by an amount of the Down REIT's Cure Value exceeds either or both as applicable, $1,250,000 (if the Material Title Defects for all Properties under all Sale Agreements in the aggregate exceeds $1,250,000) and $100,000 (if there are Material Title Defects that relate to any individual Property that exceed with respect to such Property $100,000) and proceed toward Closing with such decreased Consideration; or

                (iii) waive such Material Title Defects, in which event such Material Title Defects shall be deemed Permitted Encumbrances, and proceed to Closing without any reduction of or credit against the Consideration with respect to the matters that were waived.

Provided, however, if Down REIT elects option (i) or (ii) above, Hickory shall have the right to nullify Down REIT's election by written notice within two (2) Business Days and deem that Down REIT elected the other of option (i) or (ii) that Down REIT did not originally elect.

        (e)     To the extent that Hickory elects to drop a Property under this
Section 3.4, Down REIT shall have the right to nullify such election to drop a Property and waive such Material Title Defects, in which event such Material Title Defects shall be deemed Permitted Encumbrances, and proceed to Closing without any reduction of or credit against the Consideration for such Material Title Defect.

        (f) Notwithstanding anything in this Section 3.4 to the contrary, Hickory shall (i) at Closing cause the release of all Liens securing Indebtedness for borrowed money which is not part of the Assumed Liabilities, and any and all other consensual monetary Liens upon any Property by Hickory or its Affiliates, (ii) at or before Closing cause the release of or bond off all, mechanic's, materialmen's and artisan's liens placed upon the Properties by a third party in connection with work performed on the applicable Property on behalf of Hickory or any Subsidiary (unless placed upon the Property on behalf of Down REIT or a Tenant who is in good standing and the Lien only affects the Tenant's property) and any and all judgment liens (other than lis pendens), and such liens shall not be Permitted Encumbrances and
(iii) at Closing cause the release of all voluntary encumbrances placed upon the Properties by Hickory or its Affiliates after the date hereof.

        (g) Notwithstanding anything herein to the contrary, if on the Closing Date, there still exists a Title Objection that Hickory has agreed to cure or remove (including an Accepted Due Diligence Title Objection) or any matter under Section 3.4(f) is not satisfied, Down REIT , shall have the right to use a portion of the Consideration to satisfy such matter, if such matter is in a liquidated amount, and the amount paid to cure such matter shall be credited against the Consideration, including, without limitation, for any loans which are not Assumed Indebtedness. In addition, if at Closing, there still exists an Accepted Due Diligence Title Objection or a voluntary lien under
Section 3.4(b), in either case that is not in a liquidated amount, then Down REIT shall have the right to drop such Property at the Closing (and such dropped Property shall not count as a dropped Property for purposes of Hickory's and/or a Non-Panther Party's right to terminate this Agreement under Section 10.1(e) or a Sale Agreement) unless Down REIT and Hickory otherwise agree to a credit against the Consideration.

        (h) For purposes of this Section 3.4, Hickory can cure any objectionable matter or defect by satisfying, otherwise correcting or causing a title company to reasonably insure over the objectionable matter or defect (collectively referred to in this Section 3.4 as "curing" or to "cure").

        (i) To the extent any time period permitted pursuant to Sections 3.4(b), (c), (d) and (g) would extend beyond the then scheduled Closing Date, the Closing Date shall be extended to allow for the proper delivery of notices and election of procedures under the time frames set forth in Sections 3.4(b),
(c), (d) and (g) , subject to a maximum extension of 30 days (together with all other extensions under Sections 10.2).

                  IV. REPRESENTATIONS AND WARRANTIES OF HICKORY

        Hickory represents and warrants to Down REIT as follows:

        4.1 ORGANIZATION AND POWER OF HICKORY. Each of the entities set forth on Schedule 4.1 of the Disclosure Schedule are corporations, limited partnerships, limited liability companies, trusts or real estate investment trusts, as specified on Schedule 4.1 of the Disclosure Schedule, are duly formed and validly existing under the Laws of the corresponding states specified on
Schedule 4.1 of the Disclosure Schedule, and each of them has the requisite limited partnership, limited liability company, corporate, trust or real estate investment trust power and authority, as applicable, to carry on its business as now being conducted. Hickory and each Subsidiary is duly qualified or licensed to do business as a foreign limited partnership, limited liability company, corporation or real estate investment trust, as applicable, and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing or good standing necessary.

        4.2 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Except as set forth in Schedule 4.2(a) of the Disclosure Schedule, Hickory and each Assigning Subsidiary, as applicable, has the requisite power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Hickory and each Assigning Subsidiary, as applicable, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder. Except as set forth in Schedule 4.2(a) of the Disclosure Schedule, the execution and delivery by Hickory and each Assigning Subsidiary, as applicable, of this Agreement and all documents contemplated hereunder to be executed and delivered by Hickory and each Assigning Subsidiary, as applicable, and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary company, entity or partnership action, and no other company, entity or partnership proceedings on the part of Hickory or the applicable Assigning Subsidiary or their partners, shareholders or members are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Hickory and each Assigning Subsidiary, as applicable, when executed and delivered will have been, duly executed and delivered by Hickory and each Assigning Subsidiary, as applicable, and shall constitute the valid and binding obligation of Hickory and each Assigning Subsidiary, as applicable, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights and by general principles of equity. Hickory has the power and authority to cause each Assigning Subsidiary to consummate the transactions contemplated under this Agreement.

        (b) Except as set forth in Schedule 4.2(b) of the Disclosure Schedule and assuming receipt of the consents described in Schedule 4.2(a) of the Disclosure Schedule, the execution and delivery by Hickory of this Agreement and all documents contemplated hereunder to be executed and delivered by Hickory and each Assigning Subsidiary, as applicable, do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Hickory with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Contributed Assets under
(i) the constituent organizational documents, as amended or supplemented, of Hickory, any Assigning Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other material agreement or instrument applicable to the Properties or the Contributed Assets and constituting Assumed Liabilities but excluding any Liens under the Assumed Indebtedness, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Hickory or any Assigning Subsidiary with respect to the Properties or the Contributed Assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate, would not materially adversely affect the Properties or the Contributed Assets or impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder or otherwise prevent Hickory and the Assigning Subsidiaries from performing their obligations hereunder in any material respect. Solely for purposes of this Section 4.2(b), the definition of Contributed Assets will not include any reference to the phrase "to the extent assignable or transferable".

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Properties or the Contributed Assets in connection with the execution and delivery by Hickory of this Agreement and Hickory and Assigning Subsidiaries of all documents contemplated hereunder or the consummation by Hickory of the transactions contemplated hereunder or thereunder, except for such consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder or otherwise prevent Hickory and the Assigning Subsidiaries from performing their obligations hereunder in any material respect.

        4.3 LITIGATION. Except as set forth in Schedule 4.3 of the Disclosure Schedule and except for routine personal injury litigation arising from the ordinary course of operations of Hickory and which are covered by adequate insurance, there is no suit, action, proceeding or investigation pending or, to the Knowledge of Hickory, threatened against or affecting the Properties or the Contributed Assets or that, individually or in the aggregate, if decided adversely to the Properties or the Contributed Assets, would reasonably be expected to prevent or delay in any material respect the consummation of the Transfer and any other transactions contemplated by this Agreement or otherwise prevent Hickory or any Assigning Subsidiary from performing its obligations hereunder in any material respect or would result in a Loss exceeding the Pre-Closing Thresholds. Except as set forth on Schedule 4.3 of the Disclosure Schedule, as of the date hereof there is no litigation pending against Tenants commenced by Hickory or any Subsidiary. Except as set forth in
Schedule 4.3 of the Disclosure Schedule, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator or settlement agreement outstanding against Hickory or any Subsidiary with respect to the Properties or the Contributed Assets that remain unsatisfied or uncured.

        4.4 KEY CREDIT FACILITY. As of September 30, 2002, the current outstanding principal balance due under the Key Credit Agreement was $45,441,955.00.

        4.5 PROPERTIES. (a) Except as set forth in Schedule 4.5(a) of the Disclosure Schedule, none of Hickory and the Subsidiaries has Knowledge of or received any written notice to the effect that any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Properties.

        (b) The rent rolls delivered pursuant to a separate disclosure statement (the "Rent Roll") list each Lease in effect as of the dates of the Rent Roll. To the Knowledge of Hickory, the Rent Roll is true, correct and complete as of the date thereof except no representation or warranty is made with respect to the commencement or expirations dates set forth therein or the legal names of any Tenant set forth therein. Except as entered into by Hickory pursuant to the express terms of Section 6.2 and except as set forth on Schedule 4.5(c)-1 of the Disclosure Schedule hereof, no Leases shall exist on the Closing Date other than the Leases listed on the Rent Roll. "Lease" means each lease or other right of occupancy affecting or relating to a Property in which Hickory or any Subsidiary that is an owner of a Property is the landlord, either pursuant to the lease agreement or as successor to any prior landlord, but shall not include subleases, franchise agreements, concession agreements or similar occupancy agreements entered into by Tenants or subtenants which by their nature are subject to Leases. Hickory has made available to Down REIT true, correct and complete copies of all Leases in its or its Affiliates possession, including all amendments, modifications, renewals, extensions and guarantees and supplements, and other occupancy agreements and outstanding default notices sent during the prior 12 calendar months with respect to the Leases. With respect to all Leases with a gross leasable area of 10,000 square feet or more, and to Hickory's Knowledge with respect to all other Leases, Hickory has made available to Down REIT true, correct and complete copies of all Leases, including all amendments, modifications, renewals, extensions and guarantees and supplements, and other occupancy agreements and outstanding default notices sent during the prior 12 calendar months with respect to the Leases, in each case as set forth on
Schedule 4.5(b) of the Disclosure Schedule (subject to the missing documents as set forth on Schedule 4.5(b) of the Disclosure Schedule). Each tenant under the Leases is a bona fide tenant in possession or has a right to possession of the premises demised thereunder. Each of the Leases is in full force and effect and, except as disclosed on the Rent Roll, or on Schedule 4.5(b) of the Disclosure Schedule, to Hickory's Knowledge none of the Leases has been modified, amended or rescinded, the rights of each tenant thereunder are as tenants only, and none of the Leases has been assigned or sublet by the tenant. Schedule 2.7 of the Disclosure Schedule discloses all security and other deposits made by each of the tenants under the Leases which have not been applied as of the date of the Rent Roll. None of Hickory and the Subsidiaries has received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on Schedule 4.5(b) of the Disclosure Schedule. All of the Leases are assignable by Hickory or an Assigning Subsidiary as contemplated by this Agreement after giving effect to the repayment of Indebtedness contemplated under this Agreement without the consent of any other party other than the lenders under the Assumed Indebtedness. Except as set forth in Schedule 4.5(b) of the Disclosure Schedule, to the Knowledge of Hickory neither Hickory nor any Subsidiary that is an owner of a Property is in material breach or default under (and to the Knowledge of Hickory there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Hickory or the Subsidiaries under, other than obtaining the consents contemplated hereunder) any Lease to which it is a party, which breach or default remains uncured, and neither Hickory nor any Subsidiary has received written notice that it is in material breach or default under any Lease to which it is a party, which breach remains uncured. Notwithstanding the foregoing representations, Down REIT acknowledges that Hickory shall have 10 Business Days from the date hereof to supplement Schedule 4.5(b) of the Disclosure Schedule as to the list of Leases and all amendments and modifications thereto for Leases with a gross leasable area of less than 7,000 square feet.

        (c) Schedule 4.5(c)-1 of the Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all Leases of the Properties which have been executed, but are either not yet included on the Rent Roll or not yet open for business. Schedule 4.5(c)-2 of the Disclosure Schedule sets forth a correct and complete list of Tenants of the Properties for which any Hickory or Subsidiary has received as of the date of this Agreement written notice of any move out, lease termination or lease cancellation.

        (d) Except as set forth on Schedule 4.5(d) of the Disclosure Schedule or as approved by Down REIT, no Tenants have been granted under their Leases options to purchase the Property of which it is a Tenant or rights of first refusal or first offer to purchase the Property of which it is a Tenant.

        (e) Except as set forth on Schedule 4.5(e) of the Disclosure Schedule, as of the date of this Agreement no Tenant has been promised or given a loan by Hickory or any Subsidiary which loan, if given, remains outstanding and the loan documents are listed on Schedule 4.5(e) of the Disclosure Schedule.

        (f) Schedule 4.5(f) of the Disclosure Schedule contains a true, correct and complete list of all casualty, rental loss, commercial liability, terrorism, employment, environmental, professional liability and crime insurance policies maintained by Hickory and its Subsidiaries with respect to the Properties as of the date of this Agreement and all outstanding claims of which Hickory has Knowledge under such policies with respect to the Contributed Assets or Properties. These policies are in full force and effect as of the date of this Agreement.

        (g)     Intentionally Omitted.

        (h) Other than as set forth on Schedule 4.5(h) of the Disclosure Schedule, neither the Hickory, any Subsidiary nor any Affiliate thereof owns, ground leases, or has any options to purchase, rights of first refusal or rights of first offer with respect to any real property adjacent to the Properties and
Schedule 1.1(a)(i)(A) of the Disclosure Schedule contains the legal description of the Real Property including all out parcels.

        (i) No Property has any promotional fund or any merchants' association to which the owner of such Property is obligated to contribute any funds.

        4.6 ENVIRONMENTAL MATTERS. Hickory, to its Knowledge, has made available to Down REIT copies of all environmental studies, investigations, reports, audits, assessments, Licenses and Permits and agreements relating in any way to any environmental matters with respect to any and all of the Properties or the Contributed Assets which (i) are within Hickory's or any Affiliates' possession or control and (ii) were commissioned by Hickory or its Affiliates during Hickory's or its Affiliate's acquisition or ownership of the applicable Property, all of which are listed on Schedule 4.6 of the Disclosure Schedule. To the Knowledge of Hickory, the Properties and the Contributed Assets comply in all material respects with all applicable Environmental Laws and there are no Hazardous Materials present, at, under, on, in or around the Properties, except as may be disclosed in said environmental studies, investigations, reports, audits or assessments, so made available to Down REIT.

        4.7 LABOR MATTERS. Hickory, its Affiliates and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to employees of Hickory or its Subsidiaries or Affiliates, nor does Hickory know of any activities or proceedings of any labor union to organize any such employees. To the Knowledge of Hickory, there are no strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Hickory or its Affiliates which would materially adversely affect Contributed Assets. None of the Hickory's Subsidiaries or Assigning Subsidiaries has employed or employs any employees.

        4.8     TAXES. (a) Intentionally Omitted.

        (b) Hickory and its Affiliates have timely paid all Taxes payable by them for the Pre-Closing Taxable Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Contributed Asset, would otherwise materially adversely affect the Contributed Assets or the Properties or would result in Down REIT becoming liable or responsible therefor.

        4.9 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.9 of the Disclosure Schedule (i) Hickory has not and the Subsidiaries have not received written notice of any violation of Laws affecting any portion of the Properties or the Contributed Assets issued by any Governmental Entity that remains uncured and (ii) to the Knowledge of Hickory, Hickory has not and the Subsidiaries have not violated or failed to comply in any material respect with any Law or License and Permit applicable to the Properties or the Contributed Assets. To the Knowledge of Hickory, the Licenses and Permits constitute all material Licenses and Permits that are required in order to continue to operate the Properties in the manner that they are presently being operated. To the Knowledge of Hickory, all such Licenses and Permits are in full force and effect in all material respects. Notwithstanding the foregoing, Hickory makes no representation under this Section as to compliance with the Americans with Disabilities Act of 1990, as amended, and any other "access" Laws and the representation in clause (ii) above shall not apply to any building, health, safety and fire codes, any zoning laws or any other similar laws.

        4.10 BROKERS. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Hickory, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Hickory.

        4.11 ASSUMED INDEBTEDNESS. (a) Schedule 4.11(a) of the Disclosure Schedule lists (i) the Assumed Indebtedness, (ii) all of the Properties that have ever been encumbered by the Assumed Indebtedness, (iii) the principal amount thereof outstanding as of the date set forth thereon, (iv) all of the notes, agreements and instruments evidencing and securing the Assumed Indebtedness, as the same may have been amended or supplemented from time to time, including, without limitation, any guaranties and any ancillary documents (collectively, the "Assumed Loan Documents"), and (v) the amount of any escrows or deposits held or established in connection with the Assumed Indebtedness as of September 30, 2002. Hickory has delivered to Down REIT complete and correct copies of the Assumed Loan Documents. Hickory or the applicable Subsidiaries are current in all payments of principal and interest due under each Assumed Loan Document through the most recent scheduled payment date.

        (b) Hickory has not and the Subsidiaries have not received any written notice that they are in violation of or in default under (and to the Knowledge of Hickory, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Hickory and the Subsidiaries under, other than obtaining the consents contemplated hereunder) the Assumed Indebtedness that remains uncured, nor to the Knowledge of Hickory does a monetary or other material violation or default by Hickory or any Subsidiary exist.

        4.12 THE CONTRIBUTORS. The Persons who will receive Down REIT Units have their principal place of business in the states listed on Schedule 4.12 of the Disclosure Schedule.

        4.13 ASSUMED LIABILITIES. (a) Hickory has not and the Subsidiaries have not received any written notice that they are in violation of or in default under (and to the Knowledge of Hickory, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Hickory and the Subsidiaries under, other than obtaining the consents contemplated hereunder or other than in respect of Contracts which may be terminated without penalty upon the sale of the Contributed Assets or upon no more than 30 days' notice) the Assumed Liabilities that remains uncured nor to the Knowledge of Hickory does a material violation or default by Hickory or any Subsidiary exist.

        (b)     Intentionally Omitted.

        4.14 CONTRACTS. Schedule 4.14 of the Disclosure Schedule attached hereto lists the following Contracts as of the date of this Agreement relating to the Contributed Assets and the Properties (collectively, the "Material Contracts"):

        (a) any agreement (or group of related agreements) for the lease of personal property or equipment to or from any Person providing for lease payments in excess of $25,000 per annum or which are not terminable by Hickory or a Subsidiary without penalty upon 30 days prior written notice or less;

        (b) any agreement (or group of related agreements), including without limitation, letters of intent) for (i) the purchase of or sale of real property (including purchase options), (ii) the purchase or sale of supplies, products or other personal property that involves consideration in excess of $50,000 (other than purchase orders relating to the construction contracts described in subsection (c)), or (iii) the furnishing or receipt of services, including, without limitation, management, operating, listing, brokerage, supply and maintenance agreements, other than agreements that are terminable by Hickory or a Subsidiary without penalty upon the sale of the Contributed Assets or upon 30 days prior written notice or less;

        (c) any agreement (or group of related agreements) relating to the development or construction of any Property providing for payment to any Person in excess of $25,000, other than agreements that are terminable by Hickory or a Subsidiary without penalty upon 30 days prior written notice and all development and construction agreements relating to the Redevelopment Properties;

        (d) any agreement constituting part of the Assumed Liabilities, limiting the right of Hickory to conduct any line of business; and

        (e) any environmental indemnity agreement benefiting Hickory or any Subsidiary of Hickory.

        (f)     Intentionally Omitted.

Hickory has made available to Down REIT for Down REIT's review a correct and complete copy of each Material Contract. Neither Hickory nor any Subsidiary has received any written notice that it is in violation of or in default under any of the Material Contracts, and to the Knowledge of Hickory, neither Hickory nor any Subsidiary is in violation of or in default under any of the Material Contracts, and neither Hickory nor any Subsidiary have given any written notice to any non-Hickory-affiliated party informing it that such party is, and to the Knowledge of Hickory, no non-Hickory-affiliated party is, in violation of or in default of any material term under any of the Material Contracts. Each Material Contract is in full force and effect.

        4.15 GROUND LEASES. Attached hereto as Schedule 4.15 of the Disclosure Schedule is a correct and complete list of any and all ground lease (including all amendments and supplements thereto) pursuant to which Hickory or any Subsidiary leases as the lessee any portion of the Properties (the "Ground Leases"). Hickory has provided Down REIT with true, correct and complete copies of the Ground Leases. Neither Hickory nor any Subsidiary has received any written notice, and neither Hickory nor any Subsidiary is in violation of or in default under any Ground Lease, and as of the date hereof neither Hickory nor any Subsidiary have given any written notice to any ground lessor informing it that such party is, and to the Knowledge of Hickory, no ground lessor is, in violation of or in default under any of the Ground Leases. Each Ground Lease is in full force and effect as of the date hereof.

        4.16 REAS. Hickory has not and the Subsidiaries have not received written notice that they are in violation of or in default under (and to the Knowledge of Hickory, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Hickory and the Subsidiaries under, other than obtaining the consents contemplated hereunder) any reciprocal easement agreements or other operating easement agreements relating to the Properties (the "REAs") that remains uncured, nor to the Knowledge of Hickory does a material violation or default by Hickory or any Subsidiary exist. Neither Hickory nor any Subsidiary have given any written notice to any non-Hickory-affiliated party informing it that such party is, and to the Knowledge of Hickory, no non-Hickory-affiliated party is in violation of or in default under any of the REAs. Hickory shall provide to Down REIT, within 10 Business Days of receipt of the Title Commitment for each Property, a list of each REA and every amendment and modification thereto that is not shown on the Title Commitments with respect to the applicable Property, and same shall be deemed a representation made under this Section that to the Knowledge of Hickory there are no other such REAs or amendments thereto.

        4.17 INVESTMENT REPRESENTATIONS. (a) Hickory and any Assigning Subsidiary, for itself and for each of Equity Investment Corp., F.W. Realty, Inc., Stephenson Properties, Inc., Elkhart Market Centre, Inc., Napoleon Centre, Inc., HK Holdings, LLC, George Huber and Michael A. Klump (each, an "Anticipated Unitholder"), acknowledge that Down REIT intends the offer and issuance of Down REIT Units to be exempt from registration under the Securities Act and applicable state securities laws by virtue of (i) Regulation D promulgated under
Section 4(2) of the Securities Act ("Regulation D"), and (ii) the status of Hickory, any such Assigning Subsidiary and any such direct or indirect partner, member or other equity holder of Hickory and any such Assigning Subsidiary at the time of Closing as an "accredited investor" as defined in Rule 501(a) of Regulation D ("Accredited Investor"), and that Down REIT will rely in part upon the representations and warranties made by Hickory in this Agreement in making the determination that the offer and issuance of Down REIT Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to Accredited Investors.

        (b) Hickory and any Assigning Subsidiary, for itself, and for each Anticipated Unitholder, hereby acknowledges that they (i) have been given full and complete access to Down REIT and the Down REIT and their management in connection with this Agreement and the transactions contemplated hereby, (ii) have had the opportunity to review all documents and other materials relevant to its decision to enter into this Agreement, including, without limitation, the Information Statement, and (iii) have had the opportunity to ask questions of the Down REIT and Down REIT and their management concerning its direct and/or indirect investment in Down REIT and Down REIT and the transactions contemplated hereby, and all such questions have been answered and all such information has been provided to the full satisfaction of Hickory, any such Assigning Subsidiary, and any partner, member or equity holder of any of them. Hickory and any Assigning Subsidiary, for itself, and for each Anticipated Unitholder, further acknowledges and represents that it has made its own independent investigation of Down REIT and the business proposed to be conducted by Down REIT.

        (c) Hickory and any Assigning Subsidiary, for itself, and for each Anticipated Unitholder, represents and warrants that (i) it is directly or indirectly acquiring Down REIT Units for investment only and without any view towards a sale in connection with any

"distribution" thereof within the meaning of the Securities Act other than distributions by the applicable Assigning Subsidiary to Hickory or as permitted under the Down REIT Partnership Agreement, (ii) its economic circumstances are such that it is able to bear all risks of the direct and/or indirect investment in Down REIT Units for an indefinite period of time, including the risk of a complete loss of its direct and/or indirect investment in Down REIT Units, and
(iii) it has knowledge and experience in financial, tax and business matters sufficient to evaluate the merits and risks of direct and/or indirect investment in Down REIT Units.

        (d) Hickory and any Assigning Subsidiary, for itself and each direct and indirect partner, member or other equity holder of Hickory or any such Assigning Subsidiaries, acknowledges that (i) the transactions contemplated by this Agreement and all other related agreements and documents involve complex tax consequences for Hickory and such Assigning Subsidiaries, partners, members and other equity holders, and Hickory and such Assigning Subsidiaries, partners, members and other equity holders are relying solely on the advice of their own tax advisors in evaluating such consequences, (ii) neither Down REIT nor Down REIT has made (or shall be deemed to have made) any representations or warranties as to the tax consequences of such transaction to Hickory or any such Assigning Subsidiaries, partners, members or other equity holders, and (iii) any references in this Agreement to the intended tax effect of the transactions contemplated by the Agreement and the other matters described herein shall not be deemed to imply any representation by Down REIT as to a particular tax effect that may be obtained by Hickory and any such Assigning Subsidiaries, partners, members or other equity holders. Hickory and any such Assigning Subsidiaries, partners, members and other equity holders remain solely responsible for all tax matters relating to Hickory and any such Assigning Subsidiaries, partners, members and other equity holders.

        (e) The Anticipated Unit Holders will be all of the direct or indirect partners and members of Hickory as of the Closing. Hickory has provided to Down REIT a true, correct and complete copy of Hickory's partnership agreement, and any Assigning Subsidiary has provided to Down REIT true, correct and complete copies of its charter, bylaws, partnership agreement, trust agreement and limited liability company operating agreement, as applicable.

        (f)     Intentionally Omitted.

        (g) Hickory and any Assigning Subsidiary, for itself and each direct or indirect partner, member or other equity holder of Hickory or any such Assigning Subsidiaries, acknowledge that Down REIT Units are not registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Hickory and any Assigning Subsidiary, for itself and each direct or indirect partner, member or other equity holder of Hickory or any such Assigning Subsidiaries, agree that Hickory, such Assigning Subsidiaries, partners, members and other equity holders will not, or, if any person or entity receives a distribution of Down REIT Units pursuant to Section 2.1, such person or entity will not, transfer all or any portion of Down REIT Units for at least one (1) year after the Closing Date, except for transfers permitted under Down REIT Partnership Agreement (as amended by the Partner Schedule) and thereafter only if such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities law.

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        4.18    CONTRIBUTED ASSETS. The Contributed Assets are all of the assets necessary to conduct the operation of the Properties in the manner currently conducted.

        4.19 INTELLECTUAL PROPERTY. Hickory and the Subsidiaries have no Intellectual Property as of the date of this Agreement other than as listed on
Schedule 4.19 of the Disclosure Schedule which are used by Hickory or such Subsidiaries with respect to the Contributed Assets. Except as set forth on
Schedule 4.19 of the Disclosure Schedule, there is no claim pending or to the Knowledge of Hickory, threatened against Hickory or such Subsidiaries with respect to any alleged infringement of any patent, trademark or trade name owned by another.

        4.20 FINANCIAL STATEMENTS. Hickory has delivered or caused to be delivered to Down REIT the audited balance sheets at December 31, 2001, 2000 and 1999 and the audited schedule of revenues and certain expenses, as defined, of EIG Realty, Inc. for the years ended December 31, 2001 and 2000 of EIG Realty, Inc., (collectively, the "Audited Financial Statements"). In addition, Hickory has delivered or caused to be delivered to Down REIT, (a) the unaudited balance sheet at June 30, 2002 and statement of operations for the six (6) month period ended June 30, 2002 of EIG Realty, Inc. (collectively, the "Unaudited Financial Statements," and together with the Audited Financial Statements referred to collectively as the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as otherwise provided therein and except that the Unaudited Financial Statements do not contain all of the footnotes required under GAAP), and present fairly, in all material respects, the financial position of EIG Realty, Inc. as of the dates thereof and the results of operations for the periods then ended subject, in the case of the Unaudited Financial Statements, to normal and immaterial year-end audit adjustments. Since June 30, 2002, there has not been a material adverse change in the financial condition or results of operations of EIG Realty, Inc.

        4.21 BUDGETS. Hickory has delivered or caused to be delivered to Down REIT true, correct and complete copies of the budgets for each of the Properties in effect as of this date for calendar year 2002 (in the form delivered to Down REIT, the "Budgets"). Down REIT acknowledges the Hickory's and each Subsidiary's actual results may vary from the Budgets and no assurances can be given that Hickory or any Subsidiary will meet its Budget, except to the extent set forth in Section 7.6.

        4.22 INSOLVENCY. There are no voluntary or involuntary proceedings in Bankruptcy, or under any other debtor relief laws, pending or, to the Knowledge of Hickory, threatened against Hickory or any Subsidiary.

        4.23 UNITED STATES PERSON. Hickory and the Assigning Subsidiaries are "United States Persons" within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

        4.24 DEFINITION OF KNOWLEDGE OF HICKORY. As used in this Agreement, the phrase to the "Knowledge of Hickory" (or words of similar import) means the current, actual, conscious

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(and not constructive, imputed or implied) knowledge of George Huber, Tom
D'Arcy, Todd M. Jacobs, Tony Zirille and Bob Sutton without having made a review of files or other independent inquiry other than due inquiry of the knowledge of the persons listed on Schedule 4.24 of the Disclosure Schedule. No such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by Hickory being or becoming untrue, inaccurate or incomplete in any respect. In addition, Down REIT shall have the right to add additional persons to the definition of Hickory's Knowledge, if during the four weeks following the date hereof, it becomes apparent that there are other persons with high level managerial level responsibilities who have material knowledge of the operations of the Properties similar to what a Chief Operating Officer would typically be charged with knowing, by giving written notice to Hickory of such person[s] prior to the expiration of such four week period.

        4.25    SCHEDULE REFERENCES. Any item disclosed in one Section or
Schedule in the Disclosure Schedule shall be deemed to be disclosed in any other Section or Schedule in the Disclosure Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is clearly apparent (except for Assumed Indebtedness and Assumed Liabilities, which must appear on its own schedule (except that the Assumed Liabilities schedule may cross reference the Assumed Indebtedness schedule).

        4.26 RIGHT TO AMEND REPRESENTATIONS. Hickory shall have the right from time to time prior to the Closing by notice to Down REIT to amend or supplement its qualifications to the representations and warranties in this
Article IV, by amendment of the Schedules in the Disclosure Schedule or otherwise to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided, however, that no such amendment or supplement will be deemed to cure any breach of any representation or warranty made in this
Article IV or have any effect on the conditions in Section 9.4(a) or remedies set forth in Section 11.2 with respect to any factual inaccuracy that existed when this Agreement was entered into but will be deemed to cure any breach or inaccuracy for all purposes under this Agreement arising from a change in facts or conditions after this Agreement was entered into so long as the change was not caused by Hickory's breach of Articles VI and VII other than Section 6.5.

        4.27 HICKORY'S REPRESENTATIONS DEEMED MODIFIED. To the extent that Down REIT actually knows at or prior to the Closing that any of Hickory's representations and warranties that are required to be made on the Closing Date are inaccurate, untrue or incorrect in any way and fails to notify Hickory and make a claim with respect thereto pursuant to Section 10.2, such representations and warranties shall be deemed modified to reflect Down REIT's knowledge. Hickory shall not have any liability for a breach of representation or warranty by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy is actually known by Down REIT at the time of the Closing and Down REIT nevertheless fails to notify Hickory and make a claim with respect thereto pursuant to Section 10.2 and proceeds to consummate the Closing. For purposes of this Agreement, knowledge of Down REIT means the current, actual, conscious (and not constructive, imputed or implied) knowledge of Glenn

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Rufrano, John Roche, Dean Bernstein, Scott McDonald, Ilan Rubinstein, Sharon
Kuhn, Steven Kaufman (head of leasing) and Steven Siegel.

                 V. REPRESENTATIONS AND WARRANTIES OF DOWN REIT

        Down REIT represents and warrants to Hickory as follows:

        5.1 ORGANIZATION, STANDING AND POWER OF PANTHER. Panther is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted.

        5.2 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Subject to obtaining the approval of the Board of Directors of the Panther, Panther has the requisite corporate power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Panther, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder. The execution and delivery by Panther of this Agreement and all documents contemplated hereunder to be entered into by Panther and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Panther or its stockholders is necessary to authorize any of the foregoing, except for obtaining the approval of the Panther's Board of Directors. Subject to obtaining the approval of the Board of Directors of Panther, this Agreement has been, and all documents contemplated hereunder to be executed by Panther when executed and delivered will have been, duly executed and delivered by Panther and constitute the valid and binding obligation of Panther, enforceable against Panther in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights, general principles of equity or articles of incorporation or by laws.

        (b) The execution and delivery by Panther of this Agreement and all documents contemplated hereunder to be entered into by Panther do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Panther with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Panther under (i) its certificate or articles of incorporation or bylaws, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement, instrument or Licenses and Permits applicable to Panther or its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in subsection (c) below, any Laws applicable to Panther or its respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, would not reasonably be expected to impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder, or otherwise prevent Panther from performing its obligations hereunder in any material respect.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Panther in connection with the execution and delivery by Panther of this Agreement and all documents contemplated hereunder to be entered into by Panther to which it is a party or the consummation by Panther of any of the transactions contemplated hereunder or thereunder, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 5.2(c) of the Disclosure Schedule.

        5.3 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Down REIT.

        5.4 PROPERTIES OWNED BY DOWN REIT. Down REIT owns, directly or indirectly, the Properties set forth on Schedule 5.4.

        5.5     INTENTIONALLY OMITTED.

        5.6 DOWN REIT'S REPRESENTATIONS DEEMED MODIFIED. To the extent that Hickory has knowledge at or prior to the Closing that any of Down REIT's representations and warranties that are required to be made on the Closing Date are inaccurate, untrue or incorrect in any way and fails to notify Down REIT and make a claim with respect thereto pursuant to Section 10.3(b), such representations and warranties shall be deemed modified to reflect Hickory's knowledge. Down REIT shall not have any liability for a breach of representation or warranty by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy is actually known by Hickory at the time of the Closing and Hickory nevertheless fails to notify Down REIT and make a claim with respect thereto pursuant to Section 10.3(b) and proceeds to consummate the Closing.

        5.7     REPRESENTATIONS REGARDING DOWN REIT.

        (a) Down REIT is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite partnership power and authority to carry on its business as it is intended to be conducted as contemplated by Down REIT Partnership Agreement. The partnership agreement of Down REIT is in full force and effect; and there has not been any dissolution, termination or liquidation proceedings pending or contemplated with respect to Down REIT.

                (i) At Closing, Down REIT Units to be issued pursuant to this Agreement will be duly authorized and validly issued in accordance with the terms of Down REIT Partnership Agreement.

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                (ii)      At the Closing, upon receipt of the Properties being
contributed in exchange for Down REIT Units, Down REIT will issue Down REIT Units to be issued hereunder free and clear of all liens other than those suffered or permitted or granted by Hickory or its Affiliates or under Down REIT Partnership Agreement and, as of such Closing, Hickory will be admitted as a limited partner of Down REIT. Except for obtaining the approval of the Board of Directors of Panther and the Board of Trustees of General Partner, which approval shall have been obtained on or prior to the Closing Date, the issuance of Down REIT Units to Hickory or the Assigning Subsidiaries at the Closing does not require any approval or consent of any Person. Assuming each of the representations and warranties in Section 4.17 (Investment Representations) are true and correct, Down REIT Units issued hereunder will be issued in compliance with applicable federal and state securities laws.

                (iii) Panther has delivered true and correct copies of the Down REIT Partnership Agreement and related, redacted versions of Partner Schedules and the organizational documents of the General Partner (as defined below) as they exist on the date hereof.

                (iv)      Intentionally Omitted.

        (b)     AUTHORITY; NONCONTRAVENTION; CONSENTS.

                (i) Down REIT, has the requisite partnership power and authority (i) to enter into all documents contemplated hereunder to be entered into by Down REIT, (ii) to perform its obligations hereunder and thereunder, and
(iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder applicable to Down REIT. The execution and delivery by Down REIT of all documents contemplated hereunder to be entered into by Down REIT and the consummation by it of the transactions contemplated hereunder and thereunder, applicable to Down REIT, have been duly authorized by all necessary partnership action, and no other partnership proceedings on the part of Down REIT or its partners are necessary to authorize any of the foregoing, except for obtaining the approval of the Down REIT's board of directors and the General Partner's approval. All documents contemplated hereunder to be executed by Down REIT when executed and delivered will have been, duly executed and delivered by Down REIT and constitute the valid and binding obligation of Down REIT, enforceable against Down REIT in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights or articles of incorporation or by laws.

                (ii) The execution and delivery by Down REIT of all documents contemplated hereunder to be entered into by Down REIT do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Down REIT with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Down REIT under

(i) subject to the consent of the General Partner, its limited partnership agreement or limited partnership certificate, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement, instrument or Licenses and Permits applicable to Down REIT or its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in subsection (c) below, any Laws applicable to Down REIT or its respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, would not reasonably be expected to (A) impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder, or otherwise prevent Down REIT from performing its obligations hereunder in any material respect or (B) have a material adverse effect on Panther and its Subsidiaries taken as a whole.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Down REIT in connection with the execution and delivery by Down REIT of all documents contemplated hereunder to be entered into by Down REIT to which it is a party or the consummation by Down REIT of any of the transactions contemplated hereunder or thereunder, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 5.7(b)(iii) of the Disclosure Schedule and assuming each of the representations and warranties in Section 4.17 (Investment Representations) are true and correct.

        (c)     DEBT AND EQUITY CAPITALIZATION.

                (i) DOWN REIT UNITS. As of the Closing there will not be in excess of an aggregate of 752,933 Down REIT Units issued and outstanding that are not held by the General Partner or its Affiliates (the "Outstanding Down REIT Units"). The current October quarterly distribution to be made to the limited partners of the Down REIT will be $315,739.69. No Outstanding Down REIT Units have any rights upon distribution or liquidation that will be senior to the rights upon distribution or liquidation of the Down REIT Units being issued to Hickory at the Closing. Assuming that Hickory is issued more than 752,933 Down REIT Units at the Closing, Hickory will have a sufficient number of Down REIT Units to effectuate such amendment if all are voted to amend the Down REIT Partnership Agreement in accordance with Sections 14.2 and 7.3B of the Down REIT Partnership Agreement.

                (ii) STOCK. Subject to SCHEDULE 5.7(c) of the Disclosure Schedule, the SEC Documents sets forth as of June 30, 2002 (i) the authorized capital stock of Panther, (ii) the total number of shares of such capital stock outstanding (the common shares of Panther are referred to herein as the "REIT STOCK") and (iii) for each class and series of capital stock of Panther, the total number of options and warrants to acquire such capital stock and any commitments to issue or grant any of the foregoing. All of the outstanding shares of REIT Stock are duly and validly issued, fully paid and non-assessable and not subject to any preemptive rights. If and when issued, the REIT Stock issuable upon exchange of Down REIT Units delivered under this Agreement, pursuant to the limited partnership agreement of Down REIT will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive

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rights. The issuance of REIT Stock upon exchange of Down REIT Units delivered under this Agreement, (a) will be free and clear of all liens and other claims other than those suffered or permitted or granted by the contributor (including, for example, the potential restrictions contained in the limited partnership agreement of the Down REIT) (b) will not require any approval or consent of any Person except any such approval or consent that shall have been obtained on or prior to the Closing, and (c) assuming each of the representations and warranties in Section 4.17 (Investment Representations) are true and correct, will be issued in compliance with applicable federal and state securities laws.

                (iii) DEBT. As of September 30, 2002, the aggregate amount of debt of the Down REIT and its subsidiaries did not exceed $24,084,228.00.

        (d) LIABILITIES OF PANTHER. Neither Panther nor any of its subsidiaries or affiliates has any liability, whether absolute, accrued, contingent or otherwise, except liabilities (i) reflected on the consolidated balance sheet of Panther as of June 30, 2002 or in the SEC Documents, or (ii) that (A) were incurred by Panther or its subsidiaries or affiliates after June 30, 2002 in the ordinary course of their business or (B) were incurred before June 30, 2002, but are not required by generally accepted accounting principles consistently applied to be reflected on such balance sheet and (iii) in either event, could not reasonably be expected to have a material adverse effect on Panther and its subsidiaries considered as one enterprise.

        (e) SEC DOCUMENTS. Panther has filed with the Securities and Exchange Commission (the "COMMISSION") all reports, schedules, forms, statements and other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or the rules or regulations promulgated thereunder to be filed by Panther in each case in the form and with the substance prescribed by either such Act or such rules or regulations (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC DOCUMENTS") including, without limitation, proxy information and solicitation materials, in each case in the form and with the substance prescribed by either such Act or such rules or regulations. As of their respective filing dates (or if amended, revised or superseded by a subsequent filing with the Commission then on the date of such subsequent filing), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Documents. The consolidated financial statements of Panther included in all SEC Documents, including any amendments thereto (the "SEC FINANCIAL STATEMENTS"), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and, as at the dates as of which the same were prepared and for the periods then ended, fairly presented in all material respects the financial condition and results of operations of Panther and its affiliates on a consolidated basis in accordance with generally accepted accounting principles consistently applied throughout all such periods, except as may be disclosed on
Schedule 5.7(c).

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        (f)     THE GENERAL PARTNER OF DOWN REIT.

                (i) ORGANIZATION, STANDING AND POWER OF GENERAL PARTNER. New Plan Excel DRP Trust, the general partner of Down REIT (the "General Partner") is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has the requisite real estate investment trust power and authority to carry on its business as it is now being conducted.

                (ii) AUTHORITY; NONCONTRAVENTION; CONSENTS CONCERNING GENERAL PARTNER. The execution and delivery by the General Partner, in its capacity as general partner of Down REIT, of all documents contemplated hereunder to be entered into by Down REIT and the consummation by Down REIT of the transactions contemplated hereunder and thereunder applicable to Down REIT is duly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of the General Partner or Down REIT, as the sole shareholder of the General Partner, is necessary to authorize any of the foregoing, except for obtaining the approval of the General Partner's Board of Trustees. All documents contemplated hereunder to be executed by the General Partner, in its capacity as general partner of Down REIT, when executed and delivered, will have been duly executed and delivered by the General Partner.

                (iii) The execution and delivery by the General Partner, in its capacity as general partner of Down REIT, of all documents contemplated hereunder to be entered into by Down REIT do not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the General Partner under (i) its declaration of trust or bylaws, each as amended to the date of this Agreement or (ii) subject to the governmental filings and other matters referred to in subsection (iv) below, any Laws applicable to the General Partner or its respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, would not reasonably be expected to impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder, or otherwise prevent Down REIT from performing its obligations hereunder in any material respect.

                (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the General Partner in connection with the execution and delivery by the General Partner, in its capacity as general partner of Down REIT, of all documents contemplated hereunder to be entered into by Down REIT to which Down REIT is a party, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in
Schedule 5.7(f) of the Disclosure Schedule.

        (g) Attached hereto as Schedule 5.7(g) is the unaudited balance sheet of Down REIT as of June 30, 2002 and the unaudited statement of operations of Down REIT for the nine months ended June 30, 2002 (the "Down REIT Financial Statements"). Except as may be disclosed on Schedule 5.7(g), the Down REIT Financial Statements, at and as of the dates the same were prepared and for the periods then ended, fairly presented in all material respects the financial condition and results of operations of the Down REIT and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied in accordance with the Down REIT's past practices.

        (h) TAX STATUS. Panther (i) has elected to be taxed as a real estate investment trust ("REIT") and such election has not been terminated or revoked,
(ii) has qualified for taxation as a REIT for the year ended December 31, 2001 and expects to qualify for its current taxable year, and (iii) operates, and intends to continue to operate, in a manner so as to qualify as a REIT. Down REIT files Tax Returns as a partnership for Federal income tax purposes and has not made any election pursuant to the Code or Treasury Regulations thereunder to be taxed other than as a partnership for Federal income tax purposes.

        5.8 RIGHT TO AMEND REPRESENTATIONS. Down REIT shall have the right from time to time prior to the Closing by notice to Hickory to amend or supplement its qualifications to the representations and warranties in this
Article V, by amendment of the Schedules hereto or the Disclosure Schedule or otherwise, to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided, however, that no such amendment or supplement will be deemed to cure any breach of any representation or warranty made in this Article V or have any effect on the conditions in Section 9.3(a) or remedies set forth in Section 11.2 with respect to any factual inaccuracy that existed when this Agreement was entered into but will be deemed to cure any breach or inaccuracy for all purposes under this Agreement arising from a change in facts or conditions after this Agreement was entered into so long as the change was not caused by Down REIT's breach of Sections 3.2 and 6.4 and Article VII.

                                  VI. COVENANTS

        6.1 CONDUCT OF HICKORY'S BUSINESS PENDING TRANSFER. Prior to the Closing Date or the earlier termination of this Agreement, except as (i) specifically contemplated by this Agreement, or (ii) consented to in writing by one Down REIT representative identified on Schedule 6.1 of the Disclosure Schedule Hickory will, and will cause each of the Subsidiaries to:

        (a) Continue to operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in compliance with all applicable Laws and in substantially the same manner as heretofore and substantially consistent with the "expense" portions of the Budgets, but with respect to the Properties, subject to ordinary wear and tear;

        (b) Use reasonable efforts to keep available the services of their officers and key employees;

        (c) Confer on a regular basis with one or more representatives of Down REIT to report operational matters of materiality and any proposals to engage in material transactions, and promptly provide Down REIT with (i) all material notices received and financial statements

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and operating reports prepared in connection with any of the documents evidencing or securing any loans encumbering the Properties and (ii) all financial statements and operating reports routinely prepared by Hickory relating to the Properties or the Contributed Assets;

        (d) Promptly notify Down REIT of any material emergency or other material change at the Properties;

        (e) Maintain its books and records in accordance with the accounting principles currently utilized by it, consistently applied, and not change in any material manner any of their methods, principles or practices of accounting currently in effect, except as may be required by applicable Law or GAAP;

        (f) Duly and timely file all reports, Tax Returns and other documents required to be filed with federal, state, local and other Governmental Entities, subject to extensions permitted by Law;

        (g) Not (i) acquire or sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to acquire, sell or ground lease any of the Properties or, other than the parcels described in Schedule 4.5(h) of the Disclosure Schedule, any part thereof or any direct of indirect interest therein, other than leasing in accordance with Section 6.2, (ii) encumber or subject to any Lien any of the Properties or Contributed Assets, (iii) modify, amend, supplement, terminate or assign the Assumed Loan Documents, the documents evidencing the Assumed Liabilities, the REAs, and the Ground Leases, (iv) (Intentionally Omitted), (v) transfer, sell or assign any Material Contracts, or (vi) enter into or modify, amend, supplement, or assign any management, operating, listing, brokerage, supply and maintenance agreement that is not terminable by Hickory or a Subsidiary without penalty upon the sale of the Contributed Assets or upon 30 days prior written notice or less;

        (h) Not permit the outstanding principal balance due under the Key Credit Agreement to exceed $47,000,000.

        (i) Not modify, amend, supplement, terminate or assign any material terms of any Material Contract in a manner adverse to the Down REIT without obtaining the prior written consent of Down REIT;

        (j) Keep in full force and effect with respect to the Properties policies of insurance providing coverage at least as extensive as the policies covering the Properties on the date hereof;

        (k) From and after the expiration of the Contract Due Diligence Period, provide Down REIT with (i) access to the computers, including the YARDI system, with respect to the Properties and the Contributed Assets and (ii) appropriate personnel to assist with same so that Down REIT can start to transition the management and ownership of the Properties;

        (l)     Intentionally Omitted;

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        (m)     Use commercially reasonable efforts to obtain the consents required to consummate the Transfer and the other transactions contemplated by this Agreement, including those described in Schedule 4.2(b) of the Disclosure Schedule and the consents of the holders of the Assumed Indebtedness and the ground lessors under the Ground Leases;

        (n) Provide to Down REIT's title insurance company the form of the affidavits attached as Exhibit 6.1(n) of the Disclosure Schedule and other customary and commercially reasonable (as determined by Hickory) affidavits (but not a non-imputation affidavit), documents and information necessary for such title insurance company to insure title to the Properties subject only to the Permitted Encumbrances for the benefit of Down REIT;

        (o) In the event Hickory becomes aware that any of Hickory's representations and warranties made hereunder are inaccurate, untrue or incorrect in any material respect, Hickory shall promptly notify Down REIT with a reasonably detailed description of the inaccuracy;

        (p) Not settle any insurance claims or other litigation that would materially and adversely affect the Properties after the Closing without Down REIT's consent;

        (q) Cooperate with Down REIT to have any letters of credit in respect of any Tenant Deposits assigned to Down REIT or hold any letters of credit of and draw on them at Down REIT's request until a new letter of credit may be issued to Down REIT or its designee. This obligation of Hickory will survive Closing;

        (r) Not admit any partner to Hickory or issue any interests in Hickory that could result in such Person obtaining Down REIT Units or requiring any additional consent to the transactions contemplated under this Agreement;

        (s) Not apply any Tenant Deposits to delinquent Rentals or other amounts owed by a Tenant while a Tenant is in possession of the space under its Lease without Down REIT's consent;

        (t)     Intentionally Omitted;

        (u) Comply in all material respects with the terms and conditions of the Assumed Indebtedness applicable to the Properties, Hickory and its Subsidiaries;

        (v) Except with respect to the Redevelopment Properties, not enter into a contract or agreement that would be a Material Contract without Down REIT's consent unless the expenditures thereunder are included in the Budgets or are capital expenditures not in excess of 10% of the aggregate of the capital expenditures in the Budget or the Material Contract relates to tenant work to be performed under an existing Lease or a new Lease entered into pursuant to
Section 6.2; and

        (w) At or prior to Closing terminate all property management agreements and leasing agreements with respect to the Properties, including without limitation, the agreement with Divaris Real Estate, Inc., all at Hickory's sole cost and expense.

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        6.2     LEASING. Hickory will, and will cause its applicable
Subsidiaries to, conduct their leasing activities consistent with past practices subject to changes consistent with prevailing market practices. Hickory or the Subsidiaries may enter into any new lease, or amend, modify or terminate any Lease that falls within the guidelines provided in Schedule 6.2-1 of the Disclosure Schedule (the "Leasing Guidelines"). Hickory will apprise Down REIT of leasing activities with respect to the Properties, including notice of any loans made by Hickory or any Subsidiary to any Tenant. Hickory will not, and will cause its Subsidiaries not to, enter into any new lease, or otherwise amend, modify or terminate any Lease, that does not fall within the Leasing Guidelines without Down REIT's prior written consent in each instance, which consent will not be unreasonably withheld, delayed or conditioned. Any notice from Down REIT rejecting a proposed new lease or amendment, modification or termination of any Lease that does not fall within the Leasing Guidelines must include a description of the reasons for Down REIT's rejection. Down REIT will be provided with monthly leasing reports and permitted to attend all leasing meetings. Notwithstanding anything herein to the contrary, except as set forth on Schedule 6.2-2 of the Disclosure Schedule, Hickory will not, and will cause its Subsidiaries not to, enter into any new lease, or otherwise amend, modify or terminate any Lease, that is over 10,000 square feet (taking into account all expansion options), or enter into any Required Lease that are not on the same terms and conditions set forth on Schedule 9.4(g) of the Disclosure Schedule, whether or not same falls within the Leasing Guidelines without Down REIT's prior written consent in each instance, which consent will not be unreasonably withheld, delayed or conditioned. If Down REIT fails to object to such lease, amendment, modification or termination within 5 Business Days, Down REIT will be deemed to have approved that lease, amendment, modification or termination.

        6.3 TENANT ESTOPPELS. Hickory will use commercially reasonable efforts to obtain and deliver to Down REIT estoppel certificates from the Tenants identified on Schedule 6.3 of the Disclosure Schedule and at Hickory's discretion Hickory may obtain other estoppel certificates. Each estoppel certificate will be in the form of Exhibit 6.3-1 of the Disclosure Schedule or in the form prescribed in the applicable Tenant's Lease. If any Tenant identified on Schedule 6.3 of the Disclosure Schedule fails to deliver an estoppel certificate before Closing, Hickory will deliver an estoppel certificate in the form of Exhibit 6.3-2 of the Disclosure Schedule in respect of that Tenant's Lease at Closing. If Hickory obtains an estoppel certificate from any Tenants, Hickory's representations and warranties made in Sections 4.5(b), (d) and (e) will terminate and be null and void with respect to all matters represented by such Tenant in such estoppel certificate that relate to the applicable Tenants if such certificates contain no exceptions noted by the Tenant, and if such estoppel certificate contains exceptions noted by the Tenant then such representations and warranties will terminate and be null and void only with respect to those matters represented that relate to the applicable Tenant and that are confirmed without exception by such estoppel certificate, and if the matter to which the Tenant takes exception in the estoppel certificate is not a matter already covered by a Hickory representation in Sections 4.5(b), (d) and (e) and is a matter included in the form of Hickory estoppel attached as Exhibit 6.3-2 of the Disclosure Schedule, then Hickory may but shall not be required to deliver a Hickory estoppel with respect to such Tenant for the excepted matter. If the Tenant estoppel includes exceptions and Hickory elects not to deliver a Hickory estoppel with respect to such Tenant for the excepted matter then such exception shall be considered in determining the occurrence of a Hickory

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Material Adverse Event pursuant to clause (iv) of the definition thereof. If
Hickory provides an estoppel certificate in respect of any Tenant's Lease and the Tenant delivers an estoppel certificate after Closing, Hickory's estoppel certificate in respect of that Lease will be null and void as if the Hickory estoppel certificate had not been delivered at Closing if the estoppel certificate from the Tenant contains no exceptions noted by the Tenant, or if such estoppel certificate contains exceptions noted by the Tenant, then the Hickory's estoppel certificate will be null and void only with respect to those matters represented that are confirmed without exception by the Tenant's estoppel certificate.

        6.4 ASSUMPTION OF OBLIGATIONS. Hickory will use its commercially reasonable efforts and cooperate with Down REIT to cause the holders of the Assumed Indebtedness to permit the assumption thereof by Down REIT as contemplated by this Agreement or consent to the Transfers, as applicable (including taking subject to such Indebtedness). Hickory will cooperate with Down REIT in requesting from the applicable holder of any Assumed Indebtedness the modifications to the Assumed Indebtedness set forth on Schedule 6.4-1 of the Disclosure Schedule but failure to obtain such modifications shall not be deemed a failure of a condition to Closing or to the assumption of the Assumed Indebtedness by Down REIT. Hickory will cooperate with Down REIT in requesting from the applicable holder of any Assumed Indebtedness the modifications to the Assumed Indebtedness set forth on Schedule 6.4-2 and failure to obtain such modifications shall be deemed a failure to obtain the respective holder's consent to the assumption of the respective Assumed Indebtedness for purposes of this Agreement. At the Closing, Down REIT agrees to assume all obligations of Hickory and each Subsidiary (other than the borrowers and their subsidiaries under the Assumed Indebtedness to the extent that Down REIT's designee assumes all obligations of such borrower or its Subsidiary), and any partner of Hickory or other Person (each such Person, a "Guarantor") accruing from and after the Closing Date pursuant to each guaranty and other indemnity agreement set forth in the Assumed Loan Documents (each, a "Continuing Loan Guaranty") on such terms and pursuant to such documentation as the lender or other beneficiary thereof may reasonably require. Down REIT and Hickory will use commercially reasonable efforts to cause the holder of each Assumed Indebtedness to fully release and discharge each Guarantor from all obligations under each Continuing Loan Guaranty to which it is a party or by which it is bound, including Down REIT executing documents reasonably requested by the holders, and, if any holder is unwilling to release and discharge any Guarantor from a Continuing Loan Guaranty, Down REIT will indemnify the Guarantor against any liability accruing from and after the Closing Date under the Continuing Loan Guaranty pursuant to an indemnity agreement in the form of Exhibit 6.4 of the Disclosure Schedule (the "Indemnity Agreement"). Down REIT will cooperate with Hickory to cause the holder of each Assumed Indebtedness to permit the assumption thereof and/or the Transfers and Down REIT and Hickory will each use commercially reasonable efforts to satisfy the requirements applicable to it imposed by the holder for the assumption thereof and/or the Transfers.

                In addition Down REIT and Hickory will use their good faith efforts to reallocate existing Indebtedness held by Protective Life Insurance Company to any Property and therefore increasing such Property's Assumed Indebtedness and eliminating or reducing some other Assumed Indebtedness to modify the loan to value ratios on certain Properties (on the same

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terms and conditions as the existing Assumed Indebtedness), but failure to make such modification shall not be a failure of a condition to Close or assume the Assumed Indebtedness.

                In the event Elkhart Market Centre becomes a dropped or withdrawn Property, Hickory and Down REIT will reasonably agree to a different method of providing tax protection to Hickory that will satisfy the intent of
Section 3 of the Tax Protection Agreement; provided, however, Elkhart Market Centre shall be the last Property to be subject to a withdrawal under Section
1.7 (but may be dropped as any other Property may be dropped), but failure to implement such a tax protection method shall not be a failure of a condition to Close the transactions contemplated hereunder.

        6.5 OTHER ACTIONS. Each of Hickory and Down REIT will not, and will use commercially reasonable efforts to cause its respective subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue as of the Closing Date, (ii) any of the representations and warranties of such party that are not so qualified becoming untrue in any material respect as of the Closing Date, or (iii) any of the conditions to the Closing set forth in Article IX not being satisfied.

        6.6 NO SOLICITATION. Hickory agrees that it will not, directly or indirectly, and it will not authorize or direct any of its representatives to, solicit or negotiate to sell or otherwise dispose of, or deliver non-public information designed to facilitate a potential bid to acquire, any Contributed Assets or any direct or indirect interest in any Contributed Assets or the Properties in any transaction except as contemplated in this Agreement without Down REIT's prior written consent until such time as this Agreement has been terminated.

        6.7     INTENTIONALLY OMITTED.

        6.8 TENANT LITIGATION. (a) All litigation initiated by the Hickory and its Subsidiaries against any Tenant shall be assigned to Down REIT as a Contributed Asset except such litigation which Down REIT elects not to accept by notice to Hickory delivered no later than 5 Business Days prior to the Closing. Any net recoveries related to the foregoing shall be treated as collections of Delinquent Rentals and shall be apportioned between Down REIT and Hickory as provided in Section 2.4(b)(v). In the event any counterclaims are asserted against Hickory or any Subsidiary in such litigation, Down REIT will not settle any such litigation without Hickory's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

        (b) All litigation initiated by the Hickory and its Subsidiaries against any Tenant which Down REIT elects not to accept under Section 6.8(a), or former tenants, as identified in Schedule 6.8(b) of the Disclosure Schedule shall be retained by Hickory (or the applicable Assigning Subsidiary) and not assigned to Down REIT as a Contributed Asset. Any recoveries related to the foregoing shall be retained by Hickory and shall not be apportioned under
Section 2.4.

        6.9 LENDER ESTOPPELS. Hickory will use commercially reasonable efforts to obtain and deliver to Down REIT estoppel certificates from the holders under the Assumed Indebtedness. Each estoppel certificate will be in the form of Exhibit 6.9 of the Disclosure Schedule or in the form used by such holder and reasonably acceptable to Down REIT.

        6.10 GROUND LEASE ESTOPPELS. Hickory will use commercially reasonable efforts to obtain and deliver to Down REIT estoppel certificates from the landlords of under the Ground Leases. Each estoppel certificate will be in the form of Exhibit 6.10 of the Disclosure Schedule or in the form required under the Ground Lease and sufficient for Down REIT to obtain leasehold title insurance coverage with respect to such Ground Lease.

        6.11 REA ESTOPPELS. Hickory will use commercially reasonable efforts to obtain and deliver to Down REIT estoppel certificates from the parties to the REAs that Down REIT requests. Failure to obtain such shall not be a default or a failure of a condition under this Agreement. Down REIT will prepare each estoppel certificate that it requests Hickory obtain under this Section (and Hickory will provide Down REIT any contact information that it may have with respect to such parties to the REAs).

                           VII. ADDITIONAL AGREEMENTS

        7.1 ACCESS TO INFORMATION; CONFIDENTIALITY. Notwithstanding the execution of this Agreement, that certain letter agreement dated November 16, 2001 by and between EIG Realty, Inc., a Maryland corporation, general partner of Hickory, and Panther shall remain in effect, subject to its terms, except that the same shall be deemed modified and amended by this Section 7.1 (hereinafter, as modified and amended, the "Confidentiality Agreement"). If there is any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall govern.

        (a) Certain information (whether written or oral) relating to the transactions contemplated hereunder, the Contributed Assets, Hickory and its Affiliates, Down REIT and its Affiliates and their properties, some of which is non-public, confidential and proprietary in nature, such information, in whole or in part, together with analyses, computations, studies or other documents prepared by Down REIT or Hickory or their Representatives (as hereinafter defined) which contains, any such information, is hereinafter referred to as the "Information". Down REIT and Hickory agree that:

                (i) The Information will be kept confidential by them and they shall use their reasonable efforts to ensure that the Information is kept confidential by their affiliates, representatives, agents, advisors or employees (collectively, as applicable, their "Representatives"), and they shall not and they shall use their reasonable efforts to ensure that their Representatives shall not, other than as provided in this Agreement, without the prior written consent of the other party, disclose the Information of the other party in any manner whatsoever, in whole or in part, and the Information shall be used by such party and their Representatives solely for the purpose of the transactions contemplated hereunder. Moreover, the Information will only be transmitted to their Representatives who need to know the

Information for purposes of providing assistance in connection with the transactions and who are informed of the confidential nature of the Information. Each party agrees to take reasonably effective precautions, contractual or otherwise, calculated to prevent unauthorized use or disclosure of the Information.

                (ii) In the event that this Agreement is terminated by either party, then upon written request of a party, the Information, and all copies thereof, will be returned to the other party promptly without such party or its Representatives retaining any copies thereof. Any oral Information will continue to be subject to the terms of this Agreement. The term "Information" does not include information that:

                          (A) becomes generally available to the public other than as a result of a disclosure by the party charged with keeping it confidential or anyone to whom such party transmitted the information; or

                          (B)     was available to such party on a
                non-confidential basis prior to its disclosure to such party by the other party through no violation or breach of any prior confidentiality obligation of any other person.

                (iii) Notwithstanding anything herein to the contrary, in the event that any party or its Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, such party shall
(a) promptly provide the other party with written notice of such requirement,
(b) furnish only that portion of the Information that such party is advised by opinion of counsel is legally required, and (c) use its reasonable efforts to obtain assurance that confidential treatment will be accorded such Information. In the event any such disclosure is so required, such party shall use its reasonable efforts to assist such party or its Representatives in any efforts it undertakes to seek a protective order or other appropriate remedy.

                (iv) The parties hereby confirm that any Information that may have been disclosed prior to the date hereof was disclosed on the basis set forth herein and shall be subject to the provisions of this Agreement.

        (b) Notwithstanding anything herein to the contrary, the obligations of Down REIT or its Affiliates set forth in this Section 7.1 shall not apply to any Information that is required, or Down REIT or its Affiliates determines based on advice of counsel (including in house counsel) is advisable, to be disclosed by Down REIT or its Affiliates (x) to comply with applicable securities laws or regulations or under the rules or policies of the New York Stock Exchange ("NYSE"), including in connection with the filing by Down REIT of a registration statement under the Securities Act, (y) in connection with an offering of its securities or (z) as otherwise may be consistent with its past disclosure practices. Without limiting but subject to the foregoing, Down REIT may disclose, (i) a summary description of the material terms of this Agreement,
(ii) a copy of this Agreement, (iii) to the extent necessary to comply with applicable securities laws or the rules or policies of the NYSE or as reasonably determined by Down REIT or its Affiliates to be advisable in connection with an offering of its securities, historical and pro forma financial information with respect to the Contributed Assets or the Properties, and (iv) such aggregate portfolio information, including the location of the Properties, that would typically be disclosed in any investor or analyst call or, to the extent necessary to comply with applicable securities laws or the rules or policies of the NYSE or as reasonably determined by Down REIT or its Affiliates to be advisable in connection with an offering of its securities, in a registration statement or other public filing made under applicable securities laws or otherwise consistent with its past disclosure practices.

        (c) From and after the Closing, Down REIT or its Affiliates shall have the right to disclose any Information about the Contributed Assets and to use the Information in connection with the employment of the Transferred Employees. Notwithstanding the Closing, Hickory shall still be required to keep any and all Information about Down REIT or its Affiliates confidential, subject to the provisions of this Section 7.1.

        7.2 REASONABLE EFFORTS. Subject to the terms and conditions set forth in this Agreement, each of Hickory and Down REIT will use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transfer and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Transfer or the consummation of the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The obligations in clause (iv) of this Section 7.2 will survive Closing.

        7.3 PUBLIC ANNOUNCEMENTS. Hickory shall not issue any press releases or make any public statements relating to this Agreement without the prior consent of Down REIT, which consent may be granted or denied in Down REIT's sole discretion. Down REIT or its Affiliates may issue any press release or otherwise make public disclosures that it deems desirable or necessary with respect to this Agreement or the transactions contemplated hereby without the consent of Hickory, however, Down REIT or its Affiliates shall consult with Hickory (which shall not be deemed to require the Hickory's consent therefor) prior to the issuance of any press releases relating to this Agreement or the transactions contemplated hereby provided, however, that any such press release or public disclosure which identifies any of Hickory's Affiliates other than any Assigning Subsidiary or any Subsidiary shall require the prior written consent of such Affiliates, which consent may be granted or denied in such Affiliate's sole discretion.

        7.4 CONVEYANCE TAXES. Down REIT and Hickory will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents

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regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

        7.5     DOWN REIT.

        (a)     Intentionally Omitted.

        (b) At the Closing, each Assigning Subsidiary and Hickory that owns Property will contribute to Down REIT the applicable Contributed Assets, in exchange for Down REIT Units and be admitted to Down REIT as a limited partner, pursuant to this Agreement and Down REIT Partnership Agreement.

        (c) Down REIT on the one hand and Hickory on the other hand will enter into the Tax Protection Agreement.

        (d) Down REIT on the one hand and Hickory on the other hand will enter into the Registration Rights Agreement.

        (e) Hickory shall execute an acceptance of the limited partnership agreement of Down REIT, as reasonably required by the Down REIT and the Partner Schedule.

        (f) The General Partner on the one hand and Hickory on the other hand at Closing will enter into the side letter substantially in the form of
Exhibit 7.5(b).

        (g) Hickory shall cause, as a condition precedent to Down REIT issuing Down REIT Units, the recipient of such Down REIT Units to provide a certificate including the same representations set forth in Section 4.17.

        7.6     CAPITAL IMPROVEMENTS AND REDEVELOPMENT PROPERTIES.

        (a)     Intentionally Omitted.

        (b) Hickory will and will cause the applicable Subsidiaries to continue to perform the capital improvements consistent with redevelopment or renovation plans and budgets described in Schedule 7.6-B of the Disclosure Schedule, provided however that nothing herein shall be deemed to require Hickory to have completed any specific item of redevelopment or renovation with respect to the Properties. Hickory will give Down REIT a credit against the Consideration deliverable at Closing an amount equal to the unexpended portion of the capital improvements budget described in Schedule 7.6-B of the Disclosure Schedule, based upon reasonable evidence of the expenditures.

        7.7 ALLOCATION OF CONSIDERATION. The Consideration attributable to the Contributed Assets shall be allocated among the Contributed Assets in accordance with and as provided by Section 1060 of the Code, as initially set forth in a separate letter agreement of even date herewith executed by Hickory and Down REIT (the "Section 1060 Allocation") and as further supplemented by written agreement between Hickory and Down REIT prior to Closing. Any Tax Returns shall be prepared and filed consistently with such agreed upon Section 1060 Allocation. To the extent required, Hickory and Down REIT will each properly prepare and timely file IRS Form 8594 in accordance with the agreed upon Section 1060 Allocation.

        7.8     EMPLOYEE MATTERS.

        (a) Down REIT may, in its sole discretion, offer employment to employees of the Hickory who are actively engaged with the Properties or Contributed Assets immediately prior to the Closing (the "Employees") and may hire one or more Employees on such terms and conditions as shall be mutually agreeable to Down REIT and such Employees; provided, that, Down REIT shall be under no obligation to hire any Employees. Employees who accept employment with Down REIT are hereinafter referred to exclusively as the "Transferred Employees." Hickory agrees to comply with the WARN Act relative to any terminations or reductions in work force that occur in connection with or on or before the Closing.

        (b) Hickory will be responsible in accordance with its applicable welfare plans in effect prior to the Closing for all medical and dental claims for expenses incurred prior to the Closing Date by Employees and any other employees, former employees and their dependents, including claims that are filed after the Closing Date. Reimbursement of Employees and any other employees, former employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Hickory's medical and dental programs. Hickory shall be responsible for providing continuation coverage under its medical and dental plans for the Employees and any other employees or former employees of Hickory, as required by
Section 4980B of the Code and Part 6 of Title I of ERISA, or any relevant benefit continuation requirements under state law to the extent required by Law. Hickory shall be solely responsible for, and Hickory shall indemnify Down REIT and its Affiliates against, any and all liabilities which have arisen or may arise in connection with any benefit plan sponsored or maintained by Hickory (including, but not limited to, liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA), any and all liabilities that have arisen or may arise in any way from the employment, compensation or benefits of any Employee or former employee of Hickory, or the termination thereof by Hickory, including, without limitation, any liability or obligation arising out of or relating to any act or omission by Hickory, any violation of or non-compliance with or obligation arising under any applicable Law respecting employment and the termination thereof (including, but not limited to, the WARN Act), compensation or benefits, and any and all costs, liabilities and obligations for severance pay, accrued vacation pay, sick pay and other benefits relating to any period of employment with Hickory, whether arising as a matter of Contract, Law or otherwise.

        (c) Neither Down REIT nor its Affiliates shall adopt or become a sponsoring employer of, or have any obligations with respect to, any of the Hickory's employee benefit plans. Other than as expressly provided in this
Section 7.8, neither Down REIT nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Employee or other present or former employee of Hickory or its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment with Hickory or its Affiliates or the termination of such employment. Notwithstanding anything herein to the contrary, no provision of this Section 7.8 will create any third party beneficiary or other rights in any Employee or former employee, including any dependent, survivor or beneficiary thereof, of Hickory or its Affiliates in respect of employment (or resumed employment) with either Down REIT or its Affiliates and no provision of this Section 7.8 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established or made available by Down REIT or its Affiliates to the Transferred Employees. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any employee benefit plan or arrangement of Down REIT or its Affiliates.

        (d) Hickory and Down REIT agree to cooperate with each other in good faith in effectuating the provisions of this Section 7.8 and to furnish each other promptly with such information as is necessary and appropriate to carry out the terms hereof.

        7.9 INDEMNITOR'S ACKNOWLEDGEMENT AND ENVIRONMENTAL INSURANCE. Hickory shall use good faith commercially reasonable efforts to obtain an acknowledgment from each indemnitor or obligor under each environmental indemnity agreement listed on Schedule 4.14 of the Disclosure Schedule ("Indemnitor's Acknowledgement"), which shall be in a form and substance reasonably acceptable to Down REIT, acknowledging that after the Transfer (i) each of Down REIT and its Affiliates is a beneficiary under such agreement, (ii) such agreement is in full force and effect and binding upon such indemnitor or obligor, and (iii) there are no defaults under such agreement. Subject to AIG's approval, Hickory shall add Down REIT and its permitted designees under this Agreement as an additional named (with full rights to recovery) insured under the Existing Environmental Insurance Policy. Hickory shall use its good faith efforts to obtain AIG's approval. If Down REIT and its permitted designees are not added as an additional named insured to Existing Environmental Insurance Policy, Hickory shall indemnify Down REIT and its permitted designees for all environmental matters, however, its liability shall be limited to the amount of any insurance proceeds Hickory receives (less the costs of collection and less any amounts required to cover Losses incurred by Hickory that are covered by the Existing Environmental Insurance Policy) under the Existing Environmental Insurance Policy after having diligently pursued such claims under the Existing Environmental Insurance Policy. If Down REIT and its permitted designees are added as an additional named insured to Existing Environmental Insurance Policy, Hickory, provided AIG consents, shall keep such insurance policy in full force and effect for its remaining term and Down REIT at its election and with AIG's consent may at Down REIT's sole cost and expense extend the term of the Existing Environmental Insurance Policy (this sentence shall survive Closing).

        7.10 APPOINTMENT OF AGENT. At the Closing, each Assigning Subsidiary shall appoint Hickory as its agent for collecting and distributing to them any consideration paid by Down REIT pursuant to this Agreement which is allocated to their Contributed Asset, such that Down REIT only has to deliver such consideration to Hickory.

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        7.11    COMPANY LEASES. Company Leases are Excluded Assets.

        7.12 OPTIONS. If prior to Closing, Hardee's at the Property commonly known as Festival Centre in South Carolina exercises its purchase option or right of first refusal to buy its premises pursuant to the terms of its Lease or otherwise, Down REIT shall receive a credit against the Consideration in the amount of $500,000. If any Tenant exercises its right to purchase a Property, such Property shall automatically drop. If the Property is dropped under this
Section 7.12, it shall not be counted as a dropped Property for purposes of
Section 10.1(e).

        7.13 TRANSITIONAL SERVICES. Upon Down REIT's request, Hickory and Down REIT shall at Closing enter into the Transitional Services Agreement, substantially in the form attached hereto as Exhibit 7.13 of the Disclosure Schedule (the "Transitional Services Agreement"), pursuant to which, Hickory will provide, with respect to any or all of the Properties (as Down REIT elects), any or all of the transitional services (as Down REIT elects) as set forth in the Transitional Services Agreement.

        7.14 MATTERS RELATING TO ASSUMED INDEBTEDNESS. If Hickory is unable to obtain prior to the Closing the consent of any holder with respect to Assumed Indebtedness (which for purposes of this Agreement shall include any required documentation by such holder to effectuate the assumption), Hickory may, at its sole option, elect to prepay such Assumed Indebtedness coincident with the Closing at Hickory's sole cost and expense (including all prepayment fees and expenses), and Hickory shall not receive a credit at the Closing in an amount equal to one-half of the assumption fee which would have otherwise been payable to the holder, provided, however, that if the aggregate principal amount of Assumed Indebtedness so prepaid under all Sale Agreements is greater than $20,000,000, Down REIT shall have the right to delay the Closing for the Properties designated by Down REIT that are encumbered by such Assumed Indebtedness with an outstanding principal amount equal to the excess of such Assumed Indebtedness under all Sale Agreements of $20,000,000 (or as nearly equal to such amount as practicable) as described below for a period not to exceed 90 days after the Main Closing Date Hickory will endeavor to provide Down REIT with as much advance notice of its intention with respect to such Assumed Indebtedness. Hickory must make such election by written notice to Down REIT any time prior to the Closing and Down REIT shall have until the Closing to elect to delay the Closing for any such Property by written notice to Hickory. Any Assumed Indebtedness that is duly elected by Hickory to be prepaid under this Section, shall not be Assumed Indebtedness for purposes of this Agreement and shall be prepaid at the Closing or at any delayed Closing at Hickory's sole cost and sole cost and expense (including all prepayment fees and expenses).

        (a) If Down REIT elected to delay the closing of the Properties encumbered by such Assumed Indebtedness that Hickory has elected to prepay, the contribution of Properties encumbered by such Assumed Indebtedness and the assumption of the liabilities relating thereto will be delayed for up to 90 days after the Main Closing Date (as if such deferred date is the "Closing Date" with respect to such Property), and at the Closing the transactions contemplated hereby other than with respect to such Properties for which the Closing is delayed (and any delayed closing pursuant to Section 9.4(g)) shall be consummated and the Contribution payable

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at Closing shall be reduced by the allocable consideration of the Properties encumbered by such Assumed Indebtedness as set forth in the letter agreement referred to in Section 7.7 and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to such Properties and all other conditions and obligations with respect to such Properties for which the Closing is delayed hereunder shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to the Properties for which the closing is delayed, the closing of the sale and purchase of such Properties and the assumption of the liabilities relating thereto will take place no later than 10 Business Days following the date Down REIT gives Hickory notice that it is ready to close, but not later than 90 days after the Main Closing Date and the consideration to be paid by Down REIT for the applicable Property for which the Closing is delayed will be equal to the allocable consideration set forth in the letter agreement referred to in Section 7.7 subject to all applicable adjustments set forth herein. Such delayed closing shall be deemed the "Closing" and the date thereof the "Closing Date" with respect to such Properties that close at such delayed Closing.

        (b) In the event that Hickory is unable to obtain prior to the Closing the consent of any holder with respect to Assumed Indebtedness and Hickory does not elect to prepay such Assumed Indebtedness (or it is not prepayable), then Down REIT may elect, in its sole discretion and by written notice to Hickory, any combination of the following (i) delay the closing for such Properties as described below or (ii) drop such Properties. If Down REIT elects to delay the closing of such Properties, the sale and purchase of such Properties and the assumption of the liabilities relating thereto will be delayed until the consent of the applicable holder can be obtained (but not later than 90 days after the Main Closing Date) (as if such deferred date is the "Closing Date" with respect to such Property), and at the Closing the transactions contemplated hereby other than with respect to the Properties for which the closing is delayed shall be consummated and the Consideration payable at Closing shall be reduced by the allocable consideration of the Properties encumbered by such Assumed Indebtedness as set forth in the letter agreement referred to in Section 7.7 and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to such Properties and all other conditions and obligations with respect to such Properties for which the Closing is delayed hereunder shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to the Properties for which the closing is delayed, the closing of the sale and purchase of such Properties and the assumption of the liabilities relating thereto will take place no later than 10 Business Days following the date consent of the applicable holder is obtained and the consideration to be paid by Down REIT for the applicable Property will be equal to the allocable consideration set forth in the letter agreement referred to in Section 7.7 subject to all applicable adjustments set forth herein. Such delayed closing shall be deemed the "Closing" with respect to such Properties. If the consent of any applicable holder is not obtained by 90 days after the Main Closing Date, then the applicable Properties will be automatically dropped without further action by Down REIT or Hickory. If Down REIT elects to drop the Properties encumbered by such Assumed Indebtedness, upon Hickory's notice to Down REIT of its election, this Agreement will be deemed amended, without any further action on the part of any party, to revise the definition of Assumed Indebtedness to exclude the Assumed Indebtedness

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with respect to such Properties. If the consent of any holder with respect to the Assumed Indebtedness is conditioned on payment of any fees in excess of 1% of the loan amount (excluding attorney fees), Down REIT may elect, in its sole discretion and by written notice to Hickory, to either (i) agree to pay its one half share under Section 12.9, in which case Hickory shall pay its one half share of such costs under Section 12.9 or (ii) drop the Properties encumbered by such Assumed. Indebtedness In addition, any Property dropped pursuant to this
Section 7.14 shall not be counted as a dropped Property for purposes of Section 10.1(e). Notwithstanding anything herein to the contrary, Down REIT shall not be obligated to consent to any modifications to the Assumed Loan Documents that would be adverse to Down REIT which the holder of the Assumed Indebtedness may condition its consent upon.

        (c) All obligations, liabilities, conditions and provisions set forth in this Agreement, as applicable, shall continue in full force and effect with respect to the applicable Properties that are subject to a deferred closing under this Section 7.14.

        (d) DOWN REIT'S RIGHT TO ELECT TO ASSUME ADDITIONAL INDEBTEDNESS. Down REIT shall have the right upon written notice to Hickory, not later than 30 days after the date hereof, to elect to have any or all of the Indebtedness on
Schedule 7.14(d) of the Disclosure Schedule treated as "Assumed Indebtedness" pursuant to the terms hereunder and Hickory shall update the Schedule 4.11(a) of the Disclosure Schedule within 3 Business Days from receipt of Down REIT's notice. If the holder's consent is not obtained for any of the Indebtedness that Down REIT elects under this Section to treat as Assumed Indebtedness, then such Indebtedness shall no longer be deemed "Assumed Indebtedness" for purposes of this Agreement.

        7.15 VIOLATIONS. Hickory shall, prior to the Closing and subject to Hickory's and any applicable Subsidiary's right to contest by appropriate proceedings, be responsible for and comply with or remedy all written notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued in writing by any federal, state or municipal department having jurisdiction over the Properties prior to the date of this Agreement and there shall be a credit against the Consideration for the reasonable estimate of the cost to comply with or remedy the same to the extent not cured prior to Closing. Upon the Closing, Down REIT shall be responsible for and shall reimburse Hickory for the reasonable costs to comply or remedy all notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Properties on or after the date of this Agreement (provided same was not a result of a breach any provision of this Agreement). Notwithstanding the foregoing, if Down REIT and Hickory are not able to agree on a reasonable estimate of the cost to comply with or remedy such violations, then Hickory shall drop the Property with such violation (subject to Down REIT's right to waive the violation with respect to such Property, nullify Hickory's election to drop such Property, and close without an adjustment to the Consideration for such violation). In addition, any Property dropped pursuant to this Section 7.15 shall not be counted as a dropped Property for purposes of
Section 10.1(e).

        7.16 DROPPED PROPERTIES. (a) If Down REIT or Hickory elects to drop a Property by written notice under any Section in this Agreement, including Sections 3.1, 3.4, 7.12, 7.14, 7.15,

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8.2, 8.3, 9.2(a), 9.4(e), 9.4(g), 9.4(h), 9.4(i), 10.2 or 10.3, upon notice of the election, this Agreement will be deemed amended, without any further action on the part of any party, with respect to each dropped Property, as follows, subject to Down REIT's right to waive its objection and nullify Hickory's election to drop such Property without an adjustment to the Consideration with respect to such matter that was waived.

                (i) the definition of Properties will not include the dropped Property (and all Exhibits and Schedules and Disclosure Schedules shall be deemed modified to reflect same as if such Property was not included in same), except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to the dropped Property, as applicable, and with respect to this Section 7.16 to the extent necessary to implement this Section 7.16;

                (ii) neither Hickory nor any Subsidiary will have any obligations with respect to the dropped Property, nor will any covenant, representation or warranty be deemed made with respect to the dropped Property except to the extent that any such covenant, representation or warranty is stated to survive the termination of this Agreement, and Down REIT will not have any rights or obligations under this Agreement with respect to the dropped Property and any condition that relates to such dropped Property, including the Assumed Indebtedness with respect thereto, shall be deemed not to exist;

                (iii) if applicable, the definition of Assumed Indebtedness will be deemed amended to exclude any Indebtedness relating to the dropped Property;

                (iv)      Intentionally Omitted;

                (v) the Consideration will be reduced by the allocable consideration of the dropped Property as set forth in the letter agreement described in Section 7.7; and

                (vi) if any dropped Property is cross collateralized with any other Property then all such cross collateralized cross defaulted Properties shall be deemed dropped, provided, however, they shall only be counted as one dropped Property for purposes of Section 10.1(e), except to the extent it was dropped under Section 7.14, and in each case only to the extent that a party is entitled to count such Property as a dropped property for the purposes of 10.1(e).

        7.17 DELIVERY OF FINANCIAL STATEMENTS. Hickory agrees that, provided Down REIT has executed and delivered any engagement letter as may be required by Ernst and Young ("E&Y"), Hickory will commission and cause E&Y, its independent accountants, to provide Down REIT, at Down REIT's expense, with (a) a combined statement of operations for the Contributed Assets along with the Purchased Assets under all Sale Agreements for the year ended December 31, 2001, together with the related balance sheet as of December 31, 2001, audited by E&Y, (b) a combined statement of operations for the Contributed Assets for the nine month period ended September 30, 2002, together with the related balance sheet as of September 30, 2002, reviewed by E&Y, and (c) a "management's discussion and analysis" section comparing and explaining specific line items in the foregoing statements. Such financial statements and related information

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may be included in public filings made by Down REIT , with the requisite consent of E&Y, at the times required by, and to the extent required by, applicable securities laws or rules or policies of the NYSE or, as reasonably determined by Down REIT to be advisable in connection with an offering of its securities. In addition, at Down REIT's election, Down REIT may have another accounting firm audit the statements referred to in this Section, and Hickory, shall provide access to the information necessary to perform such audit to be provided. This provision shall survive Closing.

        7.18    INSURANCE AND OTHER MATTERS. (a) Intentionally Omitted.

        (b) To the extent Hickory and any Subsidiary have made claims under their property casualty insurance policies relating to casualties occurring before the date of this Agreement that have not been restored fully or fully paid for before Closing, Hickory and the applicable Subsidiary will deliver to Down REIT promptly after receipt of any insurance proceeds the amount of those proceeds less any reasonable costs of collection and any amounts expended by Hickory or the Subsidiary to restore the casualty not previously reimbursed under the relevant insurance policy and Down REIT will assume the obligations to restore and pay for work not fully paid before Closing. To the extent Hickory has previously collected insurance proceeds in respect of a casualty but has not expended same or all of these proceeds to restore the casualty before closing, Hickory will deliver the remaining unspent proceeds (net of any reasonable costs to collect the proceeds) to Down REIT and Down REIT will be deemed to have assumed any contracts or agreements relating to the restoration of that casualty and will perform Hickory's obligations thereunder from and after the Closing. The provisions of Section 7.18 shall survive Closing.

        (c) For a period not to exceed two (2) years following the Closing as long as Down REIT or its Subsidiaries own the Contributed Assets, Down REIT shall maintain the Contributed Assets so owned under Down REIT's blanket insurance policy.

        7.19 POST-CLOSING ACCESS. After the Closing, Down REIT will from time to time, upon reasonable notice and during normal business hours, afford Hickory access to all books and records of the Properties that relate to the period of Hickory's ownership, including without limitation all accounting records and employment and compensation data relating to employees employed by Hickory, for tax, accounting or other legal purposes. Down REIT will afford Hickory reasonable access to former employees of Hickory or other Persons to assist Hickory in its review of those records. Down REIT will maintain all records relating to the Properties for the maximum time period required to comply with all applicable federal and state audit periods.

        7.20 TAX TREATMENT. The parties agree to treat the transactions contemplated by this Agreement, for federal income tax purposes, as a tax-free contribution by Hickory of its ownership interests in the Properties to Down REIT (governed by Section 721 of the Code), and will file all Tax Returns consistent with such treatment to the extent permitted by law. No representation is made, however, as to the ultimate tax effect of the transactions contemplated by this Agreement upon the parties.

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        7.21    KEYBANK. Hickory shall, (i) prior to the expiration of the
Contract Due Diligence Period, obtain the consent of the lender under that certain Credit Agreement (the "Key Credit Agreement") dated November 18, 1998 by and between Hickory and KeyBank National Association, as a Bank and as Syndication Agent and Administrative Agent to modify the Key Credit Agreement such that Hickory will be able to complete the transactions contemplated hereunder without breaching the terms and conditions of the Key Credit Agreement and (ii) prior to Closing have obtained such modifications to the Key Credit Agreement. If such modifications are not implemented prior to Closing, Down REIT, shall have the right to use a portion of the Consideration to pay off the loan under the Key Credit Agreement and the amount paid to cure such matter shall be credited against the Consideration. Hickory shall use its commercially reasonable efforts (including without limitation, paying any fees and expenses associated therewith under the Key Credit Agreement) to obtain such consent and modifications, and if applicable, to assist with paying off the loan under the Key Credit Agreement. If such loan is paid off or such modifications are obtained, this condition shall be deemed satisfied. If the Consideration as set forth above, the number of Down REIT Units will also be reduced.

        7.22 PANTHER'S BOARD APPROVAL. Down REIT shall use its good faith efforts to complete its due diligence in time for Panther's scheduled Board of Directors' meeting on November 6, 2002 and to use its good faith efforts to submit and recommend for approval by such Board of Directors, and the Board of Trustees of General Partner, the transactions contemplated under this Agreement (subject to Down REIT's findings during its Due Diligence) and this Agreement at such meeting (as it may be delayed).

                         VIII. CASUALTY AND CONDEMNATION

        8.1 IN GENERAL. If, prior to the Closing Date, a Property is destroyed or damaged by fire or other casualty or Hickory receives notice of condemnation or sale in lieu of condemnation of a Property, Hickory will notify Down REIT of that event and provide Down REIT with details of the extent of the damage or condemnation, which details shall include information as to the Leases that are impacted and Hickory's restoration plans.

        8.2 MINOR LOSS. Down REIT shall be bound to purchase the Contributed Assets for the full Consideration as required by the terms hereof without regard to the occurrence or effect of any damage to Properties or destruction of improvements thereon or condemnation of any portion of a Property except as set forth below, provided that no Significant Portion of any Property is (a) damaged or destroyed or (b) condemned in whole or part. Hickory will not be obligated to repair or restore such damage or destruction or condemned Property, but Hickory will either (i) if all insurance or condemnation proceeds have been received, credit to Down REIT at Closing an amount equal to the amount of casualty insurance proceeds and condemnation proceeds collected by Hickory as a result of such damage or destruction or condemnation, of any deductible payable under Hickory's insurance policies (not to exceed the amount of loss not covered by insurance) and the amount of insurance proceeds that would have been collected by Hickory but for the application of any "aggregate limits" under the insurance policies less any sums expended by Hickory toward the restoration or repair of the Properties or in collecting insurance or condemnation proceeds, or (ii) credit to Down REIT at Closing an

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amount equal to the amount of casualty insurance proceeds and condemnation proceeds collected by Hickory plus the amount of any deductible payable under Hickory's insurance policies (not to exceed the amount of loss not covered by insurance) and the amount of insurance proceeds that would have been collected by Hickory but for the application of any "aggregate limits" under the insurance policies less any sums expended by Hickory toward restoration or repair of the Properties or in collecting insurance or condemnation proceeds and give Down REIT an assignment of Hickory's right to receive insurance or condemnation proceeds if any portion of the insurance or condemnation proceeds are not collected before the Closing less, to the extent not previously deducted from the proceeds credited to Down REIT at Closing, any sums expended before the Closing to repair or restore the Properties or to collect insurance or condemnation proceeds. The proceeds of any rent insurance paid in respect of any casualty will be apportioned between Hickory and Down REIT as if the same were Rentals, as and when received.

        (a) Notwithstanding anything herein to the contrary, to the extent there is an uninsured loss, Down REIT shall receive a credit against the Consideration for same unless Hickory is not in breach of its obligations under
Section 6.1(j) to keep the Properties insured and Hickory elects by written notice within 5 Business Days (or Closing if Closing is in less than 5 Business
Days) of notice from Down REIT that there is an uninsured loss to drop the Property, in which case such Property shall be dropped and there will be no such credit. Notwithstanding anything herein to the contrary, if Hickory elects to drop a Property as aforesaid, Down REIT shall have the right to waive the credit for the uninsured loss with respect to such Property, nullify Hickory's election to drop such Property, and close without an adjustment to the Consideration for such uninsured loss.

        8.3 MAJOR LOSS. If a Significant Portion of any Property is damaged or destroyed or condemned (a "Major Loss"), then within 20 days after receipt of notice of the Major Loss, Down REIT must give notice to Hickory of its intention to close the transaction in accordance with Section 8.2 as if a Major Loss had not occurred and receive the benefits of Section 8.2 or to drop any or all of the Properties affected by the Major Loss. In no event will Hickory be obligated to repair or restore such damage or destruction or condemnation.

        8.4 ADDITIONAL MATTERS. With respect to any Property that Down REIT will acquire subject to the benefits of Section 8.2:

        (a) RESTORATION PLANS. Hickory will obtain Down REIT's approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for the Property. Notwithstanding the foregoing or Section 6.1(g), Hickory will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Property or health and safety matters or which are required by the terms of any lease, REA, loan document, or other agreement to which Hickory or any Subsidiary is a party.

        (b) SETTLEMENT OF CLAIMS. Hickory will allow Down REIT to participate in the negotiations regarding the settlement of any claim for insurance and condemnation proceeds and

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will not settle or compromise any claims related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the condemnation without Down REIT's consent, which consent will not be unreasonably withheld, delayed or conditioned. Hickory will provide to Down REIT copies of any correspondence relating to any such claims and will advise Down REIT of all material developments concerning such claims.

        (c) COOPERATION. Hickory will cooperate with Down REIT to effect the assignment of the right to receive insurance or condemnation proceeds to Down REIT and will execute and deliver all such instruments as are reasonably necessary to complete that assignment. This obligation will survive the Closing.

        8.5     INTENTIONALLY OMITTED.

                                   IX. CLOSING

        9.1 CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article IX hereof, the closing of the Transfer (the "Closing") will take place at 9:00 a.m., New York time, on a date that is not later than 30 days after the expiration of the Contract Due Diligence Period (but not later than January 16, 2003) as agreed to by Hickory and Down REIT (as extended by mutual consent of Down REIT and Hickory, or as extended pursuant to Sections 3.4(i) and 10.2(e) or as the Closing Date under any other Sale Agreement may have been duly extended, except if there is a Main Closing Date under such Sale Agreement and then the extension shall only be to such Main Closing Date and a delay for an individual property shall not extend the Closing hereunder, the "Closing Date"), subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties. Down REIT and Hickory shall endeavor to enter into a commercially reasonable escrow agreement with the Escrow Holder to facilitate the Closing.

        9.2 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSFER. The respective obligations of each party to effect the Transfer will be subject to the satisfaction or waiver by each of Down REIT and Hickory at or prior to the Closing Date of the following conditions:

        (a) NO INJUNCTION OR RESTRAINT. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Transfer; provided, however, that the terminating party shall have used its reasonable best efforts to prevent the entry of and to remove any such Restraints. Provided, however, Down REIT can elect to drop any Property subject to such Restraint, such that there will no longer be a Restraint with respect to a Contributed Asset and therefore this condition will be deemed satisfied.

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        (b)     BOARD APPROVAL. The General Partner and Panther has obtained the consent of their respective Boards of Directors at or prior to the expiration of the Contract Due Diligence Period.

        (c) ASSUMED INDEBTEDNESS. Subject to the Property dropping, prepayment and delayed closing mechanism for the Assumed Indebtedness under
Section 7.14, all conditions required by the holders of the Assumed Indebtedness for Down REIT to assume the Assumed Indebtedness shall have been satisfied, including delivery of all legal opinions, subordination of management agreements, and other instruments required by the holders of the Assumed Indebtedness to be delivered by Down REIT.

        (d) SIMULTANEOUS CLOSING. The closing, subject to permitted delayed closings for certain Properties and the permitted dropping of certain Properties under the Sale Agreements, of both the REIT Purchase Agreement and the Hickory Purchase Agreement shall have occurred simultaneously with the Transfer.

        9.3 CONDITIONS TO OBLIGATIONS OF HICKORY. The obligation of Hickory to effect the Transfer is further subject to satisfaction or waiver by Hickory of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES OF DOWN REIT. The representations and warranties of Down REIT set forth in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all material respects and Hickory will have received a certificate (which may be qualified by knowledge to the same extent as the representations and warranties of Down REIT are so qualified) signed on behalf of Down REIT by an authorized officer of Down REIT, in that capacity, to that effect.

        (b) PERFORMANCE OF COVENANTS OF DOWN REIT. Down REIT shall have performed in all material respects all covenants required to be performed by it under Section 3.3 hereof prior to the Closing. Down REIT shall have executed and delivered all documents and instruments required to be executed and delivered by it under this Agreement at the Closing, Down REIT shall have delivered Down REIT Units, and Down REIT shall not have breached in any material respect any covenant that prevents Hickory from fulfilling its obligations under this Agreement or otherwise frustrates the closing of the transactions contemplated under this Agreement.

        (c) CLOSING DELIVERIES OF DOWN REIT. Hickory will have received from Down REIT the following items:

                (i)       Down REIT Units;

                (ii) a counterpart original of the Lease Assignment and Tenant Loan Assignment, duly executed by Down REIT;

                (iii) a counterpart original of the Contract Assignment, duly executed by Down REIT;

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                (iv)      a written notice, in the form attached hereto as
Exhibit 9.3(c)(iv) of the Disclosure Schedule, executed by Down REIT and Hickory or the applicable Assigning Subsidiary and to be addressed and delivered to the Tenants of the Properties, (i) acknowledging the sale of the applicable Property to Down REIT, (ii) acknowledging that Down REIT has received and that Down REIT is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits), (iii) indicating that rent should thereafter be paid to Down REIT and giving instructions therefor and (iv) that the property manager has been changed (the "Tenant Notice Letters");

                (v) a counterpart original of the Ground Lease Assignment, if any, duly executed by Down REIT;

                (vi)      Intentionally Omitted;

                (vii) if applicable, a counterpart original of the Indemnity Agreement in the form of Exhibit 6.4 of the Disclosure Schedule, duly executed by Down REIT;

                (viii) any certificates or similar documents, if any, required by a Governmental Entity in connection with the contribution of the Contributed Assets;

                (ix) a counterpart original of the Closing Statement duly executed by Down REIT;

                (x) a counterpart original of the Tax Protection Agreement, the Registration Rights Agreement, the Partner Schedule and an acceptance of the limited partnership agreement of Down REIT, as reasonably required by Down REIT and the Partner Schedule, all signed by Down REIT or the appropriate Affiliates of Down REIT, as applicable;

                (xi) a counterpart original of the Closing Escrow Agreement, duly executed by Down REIT;

                (xii) if required by Down REIT, a counterpart original of the Transitional Services Agreement, duly executed by Down REIT; and

                (xiii) Down REIT Side Letter executed by the General Partner substantially in the form of Exhibit 7.5(b).

        9.4 CONDITIONS TO OBLIGATIONS OF DOWN REIT. The obligations of Down REIT to effect the Transfer is further subject to satisfaction or waiver by Down REIT of the following conditions:

        (a)     REPRESENTATIONS AND WARRANTIES OF HICKORY. Subject to Section
9.4 (f), the representations and warranties of Hickory set forth in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all respects and Down REIT will have received a certificate (which may be qualified by knowledge to the same extent as the

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representations and warranties of Hickory are so qualified) signed on behalf of
Hickory by an authorized officer of Hickory, in that capacity, to that effect which shall be deemed a representation and warranty of Hickory as of the Closing Date.

        (b) PERFORMANCE OF COVENANTS OF HICKORY. Subject to Section 9.4 (f), Hickory shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)     INTENTIONALLY OMITTED.

        (d) CLOSING DELIVERIES OF HICKORY. Down REIT will have received from Hickory the following items:

                (i) one or more special warranty deeds, as applicable, substantially in the form attached hereto as Exhibit 9.4(d)(i) of the Disclosure Schedule (the "Deed"), duly executed and acknowledged by the Hickory or applicable Assigning Subsidiary for all Contributed Assets that are appropriately the subject of sale by such instrument;

                (ii) one or more bills of sale in the form attached hereto as Exhibit 9.4(d)(ii) of the Disclosure Schedule (the "Bill of Sale"), duly executed by Hickory or the applicable Assigning Subsidiary for all Contributed Assets that are appropriately the subject of sale by such instrument;

                (iii) one or more assignments of Hickory's or the applicable Assigning Subsidiary's interest, as lessor, in the Leases and the Tenant Deposits in the form attached hereto as Exhibit 9.4(d)(iii) of the Disclosure Schedule (the "Lease Assignment"), duly executed by Hickory or the applicable Assigning Subsidiary for all Contributed Assets that are appropriately the subject of assignment by such instrument;

                (iv) one or more assignments of Hickory's or the applicable Assigning Subsidiary's interest in the Contracts and the Licenses and Permits in the form attached hereto as Exhibit 9.4(d)(iv) of the Disclosure Schedule (the "Contract Assignment"), duly executed by Hickory or the applicable Assigning Subsidiary for all Contributed Assets that are appropriately the subject of assignment by such instrument;

                (v) the Tenant Notice Letters, duly executed by Hickory or the applicable Assigning Subsidiaries;

                (vi) a certificate in the form attached hereto as Exhibit 9.4(d)(vi) of the Disclosure Schedule certifying that Hickory or the applicable Assigning Subsidiary is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, as well as any other document required under applicable laws to be executed by Hickory or the applicable Assigning Subsidiary in connection with any recordation and/or transfer tax applicable to the transaction contemplated by this Agreement, duly executed by Hickory or the applicable Assigning Subsidiary;

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                (vii)     a counterpart original of the Closing Statement, duly
executed by Hickory and each Assigning Subsidiary;

                (viii) the Tenant Deposits, either (x) as part of an adjustment to the Consideration, or (y) in the form of letters of credit from Tenants of which Down REIT is the beneficiary;

                (ix) a schedule showing any changes as of 5 Business Days prior to the Closing Date, to the Rent Roll and Schedules 4.5(c)-1 and 4.5(c)-2 of the Disclosure Schedule;

                (x) an assignment, if necessary, in form and substance reasonably satisfactory to Down REIT of all rights to condemnation awards or insurance proceeds, if any, relating to any Property and of the right to prosecute and adjust all proceedings and claims in connection therewith, duly executed by Hickory or the applicable Assigning Subsidiary in accordance with Sections 7.18 and Article VIII;

                (xi)      Intentionally Omitted;

                (xii) a duly recorded copy or a fully executed original in recordable form of the Festival REA;

                (xiii) a counterpart original of the Tax Protection Agreement, the Registration Rights Agreement and an acceptance of the limited partnership agreement of Down REIT, as reasonably required by the Down REIT and the Partner Schedule, and a certificate with respect to the representations set forth in Section 4.17, all signed by Hickory and all of the Anticipated Unitholders, as applicable;

                (xiv) an assignment and assumption of each Ground Lease in form and substance reasonably acceptable to Down REIT, duly executed by Hickory or the applicable Assigning Subsidiary (the "Ground Lease Assignment");

                (xv) IRS Form 1099 duly executed by Hickory or the applicable Assigning Subsidiary;

                (xvi) corporate resolutions authorizing the transactions contemplated hereunder and execution of the closing documents, and certificates of incumbency certifying the titles and signatures of the corporate officers authorized to consummate the sale on behalf of Hickory and the Assigning Subsidiaries, or such other reasonable evidence of Hickory's or the Assigning Subsidiaries' power and authority;

                (xvii) all original Leases, Contracts, property management agreements, Assumed Loan Documents, documents related to the Assumed Liabilities, REAs, Ground Leases, Licenses and Permits, Records and Plans, and all other documentation relating to the Contributed Assets or the Properties in Hickory's or any Assigning Subsidiary's possession;

                                      -65-
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                (xviii)   the title affidavits attached hereto as Exhibit 6.1(n)
and the other affidavits, documents and information set forth in Section 6.1(n) of the Disclosure Schedule;

                (xix) any transferable bonds, warranties or guaranties which are in any way applicable to the Properties, and are in Hickory's or its Subsidiaries' possession or control, together with an assignment thereof duly executed by Hickory or the applicable Assigning Subsidiary in form and substance reasonably acceptable to Down REIT;

                (xx) any certificates or similar documents, if any, required by any Governmental Entity in connection with the sale of the Contributed Assets;

                (xxi) an assignment of Hickory's or the applicable Assigning Subsidiary's interest in any loans to tenants (including all loan documents related thereto) in the form of Exhibit 9.4(d)(xxi) of the Disclosure Schedule (the "Tenant Loan Assignment") duly executed by Hickory or the applicable Assigning Subsidiary for all Contributed Assets that are appropriately the subject of assignment by such instrument;

                (xxii) the Closing Escrow Agreement duly executed by Hickory and Escrow Holder;

                (xxiii)   a letter from the Assigning Subsidiaries directing the
Down REIT to deliver the Down REIT Units to Hickory and evidence of the assignment of the same to Hickory;

                (xxiv) evidence of appointment of Hickory as agent for the Assigning Subsidiaries;

                (xxv) the Tenant estoppel certificates and Hickory estoppel certificates as provided for in Section 6.3, and the certificates with respect to the REAs as provided for in Section 6.11;

                (xxvi) a certificate of Hickory stating the principal balance of the Assumed Indebtedness as of the date of Closing;

                (xxvii)   an updated list of Material Contracts as of a date no
more than 3 Business Days before the Closing Date;

                (xxviii) a letter from Hickory directing its attorneys and accountants who are in possession of any Records and Plans and loan documents relating to the Properties to deliver copies thereof to Down REIT upon request of Down REIT and at Down REIT's expense;

                (xxix) If required by Down REIT, a counterpart original of the Transitional Services Agreement, duly executed by Hickory;

                (xxx) Down REIT Side Letter executed by Hickory and the Assigning Subsidiaries substantially in the form of Exhibit 7.5(b);

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                (xxxi)    Evidence reasonably acceptable to Down REIT that Down
REIT and its permitted designees under this Agreement were added as an additional named insured under the Existing Environmental Insurance Policy or an indemnity agreement reasonably acceptable to Down REIT as set forth in Section
7.9 and delivery of Indemnitor's Acknowledgment, if any, that is obtained;

                (xxxii)   The Opinion of Counsel to Hickory, substantially in
the form attached hereto as Exhibit BB that this Agreement, the Sale Agreements, the Redemption Agreement and the Assignment Agreement have been duly authorized, executed and delivered by the Non-Panther Parties and are binding and enforceable in accordance with their respective terms and such other matters as were covered by the opinion delivered upon the execution of this Agreement;

                (xxxiii) Certificates of all partners of Hickory and a duly executed written consent of the directors and voting shareholders of the REIT to the effect that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of the general and limited partners of Hickory; and

                (xxxiv)   All other documents reasonably required by Down REIT
in order to perfect the conveyance, transfer and assignment of the Properties or of the other Contributed Assets, including without limitation, any assignments of tax certiorari claims that are required pursuant to this Agreement and any notices to third parties under REAs and Material Contracts.

        (e) Down REIT shall have received the lender estoppels and ground lessor estoppels substantially in the form or otherwise acceptable to Down REIT referred to in Sections 6.9 and 6.10.

                (i) However, if a lender estoppel is not obtained, Down REIT can elect to drop the Property encumbered by the Assumed Indebtedness for which such lender estoppel is not obtained. If Down REIT so elects to drop such Property, Hickory shall have the right to nullify the election to drop such Property (unless Down REIT waives the condition to deliver such lender estoppel) by electing to treat the failure to obtain such lender estoppel as a deemed failure to obtain the respective holder's consent to the assumption of the respective Assumed Indebtedness for purposes of this Agreement.

                (ii)      In addition, any Property dropped pursuant to this
Section 9.4(e) shall not be counted as a dropped Property for purposes of
Section 10.1(e).

        (f) PRE-CLOSING THRESHOLD. For purposes of Sections 9.4(a) and (b), the representations and warranties of Hickory will be deemed true and correct in all respects and Hickory will be deemed to have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date unless the dollar amount of the Losses resulting from (or would result from upon or after Closing) the breaches of representations and warranties (without giving effect to any materiality qualification) and covenants under all Sale Agreements is more than the Pre-Closing Threshold.

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        (g)     REQUIRED LEASES. All of the leases on Schedule 9.4(g) of the
Disclosure Schedule shall be in full force and effect in accordance with the terms and conditions as set forth on Schedule 9.4(g) of the Disclosure Schedule and other customary terms and conditions for similar leases in the Properties. If the foregoing is not satisfied at Closing or waived by Down REIT, then Down REIT shall have the following two options (i) delay the Closing pursuant to
Section 9.4(g)(i) for the Property associated with such lease or (ii) drop the Property on Schedule 9.4(g) of the Disclosure Schedule associated with such lease (such dropped Property shall not count as a dropped Property for purposes of Hickory's and/or a Non-Panther Party's right to terminate this Agreement or a Sale Agreement under Section 10.1(e)). Exercise of either of the foregoing options by Down REIT shall be deemed satisfaction of the applicable condition. Hickory may satisfy this condition with a lease to a different Tenant reasonably acceptable to Down REIT with the same terms and conditions as set forth on
Schedule 9.4(g) of the Disclosure Schedule with respect to the lease that it is replacing (such lease or a lease set forth on Schedule 9.4(g) of the Disclosure Schedule with the same terms and conditions that are set forth on Schedule 9.4(g) of the Disclosure Schedule and other reasonable and customary terms and conditions for similar leases in of the Properties are collectively, a "Required Lease"). In addition, if a Required Lease is in full force and effect as of the Closing (or Down REIT has waived such requirement and a Required Lease is still not in full force and effect), (x) but the rent under such Required Lease will not commence at the time set forth on Schedule 9.4(g) of the Disclosure Schedule, Down REIT shall receive a credit against the Consideration in the amount of the rent that would have been paid for the period between the rent commencement date set forth on Schedule 9.4(g) of the Disclosure Schedule and the actual rent commencement date and/or (y) but the rent under such Required Lease is less than that set forth on Schedule 9.4(g), Down REIT shall receive a credit against the Consideration in an amount equal to applying the cap rate for such Property set forth on Schedule 9.4(g) to the difference between the actual yearly Rent and the Rent set forth on Schedule 9.4(g).

                (i) If a Required Lease is not executed at or prior to Closing, Hickory may elect, in its sole discretion and by written notice to Down REIT not later than two (2) Business Days prior to Closing to delay the closing for each affected Property. If Hickory elects to delay the closing for an affected Property, the sale and purchase of such affected Property and the assumption of the liabilities relating thereto will be delayed until the Required Lease(s) associated therewith on Schedule 9.4(g) of the Disclosure
Schedule is in full force and effect (but not later than six months from the Main Closing Date) (as if such deferred date is the "Closing Date" with respect to such affected Property), and at the Closing the transactions contemplated hereby other than with respect to such affected Property (and any delayed closing pursuant to Section 7.14) shall be consummated and the Consideration payable at Closing shall be reduced by the allocable consideration of such affected Property as set forth in the letter agreement referred to in Section
7.7 and the Assumed Indebtedness at Closing will not include the Assumed Indebtedness with respect to such affected Property and all other conditions and obligations with respect to such affected Property shall not constitute conditions and obligations with respect to the Closing of the Properties for which the Closing is not delayed hereunder. Subject to the conditions set forth in Sections 9.2, 9.3 and 9.4, as they relate to such affected Property the closing of the sale and purchase of such affected Property and the assumption of the liabilities relating thereto will take place no later than 10 Business Days following the date the Required

                                      -68-
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Lease(s) associated therewith on Schedule 9.4(g) of the Disclosure Schedule is in full force and effect and the consideration to be paid by Down REIT for such affected Property will be equal to the allocable consideration set forth in the letter agreement referred to in Section 7.7 subject to all applicable adjustments set forth herein. Such delayed closing shall be deemed the "Closing" and the date thereof the "Closing Date" with respect to such affected Property. If a Required Lease(s) associated therewith on Schedule 9.4(g) of the Disclosure
Schedule is not in full force and effect by the Closing (as it may have been delayed), then at Down REIT's election by written notice to Hickory such affected Property will be dropped. All obligations, liabilities, conditions and provisions set forth in this Agreement, as applicable, shall continue in full force and effect with respect to the delayed closing for such affected Property pursuant to this Section 9.4(g) of the Disclosure Schedule.

                (ii) If the condition set forth in this Section 9.4(g) is not satisfied as of the Closing (as it may have been delayed), and Down REIT does not elect to drop such Property, then such condition shall be waived with respect to such Required Lease and upon the Closing Down REIT shall receive a credit against the Consideration as set forth above.

        (h) FESTIVAL CENTRE. The two outparcels with respect to Festival Centre that are outlined on Schedule 4.5(h) of the Disclosure Schedule shall be subject to a declaration of restrictive covenants and easements (the "Festival REA"), including use restrictions and operating and maintenance covenants and access easements (as more particularly set forth in Exhibit 9.4(h) of the Disclosure Schedule) with the beneficiary being the fee owner of Festival Centre to the mutual satisfaction of Down REIT and Hickory. Hickory and Down REIT shall in good faith attempt to agree on a reasonable form of the Festival REA within 30 days from the date hereof. In addition, the consent of the holder of the Assumed Indebtedness for the release of such outparcels shall be obtained, at Hickory's sole cost and expense and such outparcels shall be released from the lien securing such Assumed Indebtedness. In addition, such outparcels shall be properly subdivided and constitute one or more entire separate tax lots that do not affect any other property in accordance with all Laws and all at Hickory's sole cost and expense. Subject to Section 7.14 with respect to obtaining such holder's consent and completing the release of such outparcels, if any of the foregoing of this Section 9.4(h) of the Disclosure Schedule is not satisfied at Closing or waived by Down REIT, then Down REIT shall acquire such out parcels and grant Hickory an option to purchase them back substantially in the form of
Exhibit 9.4(h) of the Disclosure Schedule.

        (i)     HICKORY MATERIAL ADVERSE EVENT (WITH RESPECT TO ITEMS OTHER THAN
(IV) IN THE DEFINITION OF HICKORY MATERIAL ADVERSE EVENT). In the event a Hickory Material Adverse Event (with respect to items other than (iv) in the definition of Hickory Material Adverse Event) shall have occurred, then Down REIT shall have the following options (i) drop any or all of the Properties impacted by such Hickory Material Adverse Event or (ii) waive the condition. Exercise of the foregoing option by Down REIT shall be deemed satisfaction of the applicable condition.

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        (j)     RETURN OF DEPOSIT. Down REIT shall be entitled to the return of the Deposit, including any interest and other investment income earned thereon and Hickory shall, or shall cause Escrow Holder to, deliver same to Down REIT.

                  X. TERMINATION, DEFAULT, AMENDMENT AND WAIVER

        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

        (a) by mutual written consent of the parties at any time prior to Closing, whereupon Down REIT will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT;

        (b) by either Down REIT or Hickory, if any Restraint having the effects set forth in Section 9.2(a) shall be in effect and shall have become final and nonappealable, in which case Down REIT will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT, provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint;

        (c) by either Hickory or Down REIT, upon thirty (30) day's prior written notice, if the Transfer is not consummated by the Closing Date, or such later date for the applicable Properties as extended under Section 7.14 or 9.4(g) or to which the parties may agree in their respective sole discretion in which case Down REIT will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT; provided, in the case of termination pursuant to this Section 10.1(c), the terminating party shall not have breached in any material respect its obligations under any Sale Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section and the terminating party shall not be in breach of Section 9.4(a) if it is the Hickory or Section 9.3(a) if it is the Down REIT;

        (d) by Down REIT as provided in or permitted by Sections 3.1, 10.2 and 10.3, or by Hickory as provided in or permitted by Section 3.1 in which case Down REIT will be entitled to the return of the Deposit plus any interest or other investment income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT;

        (e) by either Hickory or Down REIT, if more than six (6) Properties that can be counted for this Section 10.1(e) under all of the Sale Agreements have been dropped from the Transfer pursuant to this Agreement, including, under Sections 3.1(c), 3.4, 8.2, 8.3, 9.2(a), 9.4(d), 9.4(g), 9.4(h), 9.4(i), 10.2 or
10.3, (but not under Sections 7.14, 7.12, 7.15, 9.4(e) or by Hickory under Sections 3.1(c)(B), 3.4(d)(i), 3.4(g), 9.4(g), or 10.2 (as applicable)), in which case Down REIT will be entitled to the return of the Deposit plus any interest or other investment

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income earned thereon and Hickory shall deliver and/or cause the Escrow Holder to deliver the same to Down REIT; and

        (f) automatically in the event any Sale Agreement has been duly terminated pursuant to its terms, unless such other Sale Agreement was duly terminated solely because all Properties under such Sale Agreement were withdrawn or dropped (without triggering the termination right in Section 10.1(e) of such Sale Agreement) and the Deposit shall be treated in the same manner as the deposit under the terminated Sale Agreement.

Hickory shall not be entitled to exercise any right under this Section 10.1 if a Non-Panther Party would not be able to exercise such right under another Sale Agreement if the same matter existed under such other Sale Agreement.

Panther shall not be entitled to exercise any right under this Section 10.1 if a Non-Hickory Party would not be able to exercise such right under another Sale Agreement if the same matter existed under such other Sale Agreement.

        10.2 PRE-CLOSING BREACHES. (a) Down REIT will promptly provide written notice (the "Pre-Closing Breach Notice") to Hickory upon having knowledge of (i) any breach by Hickory prior to Closing of its representations and warranties set forth in this Agreement (without giving effect to any materiality qualification), (ii) any breach by Hickory of its covenants, (iii) failure to deliver any document required under Section 9.4(d) which is an
Exhibit in the Disclosure Schedule (other than the lender estoppel certificates as provided for in Section 6.9, the certificates with respect to the Ground Leases as provided for in Section 6.10 and the certificates with respect to the REAs as provided for in Section 6.11) or any other document that Hickory deliberately, intentionally and unreasonably fails to deliver and/or (iv) the occurrence of a Hickory Material Adverse Event (with respect to item (iv) in the definition of Hickory Material Adverse Event) (collectively, (but excluding in each case (x) matters constituting Material Title Defects or otherwise the subject of Section 3.4 (which are governed by Sections 3.4 and 10.3 for the failure to comply with Section 3.4) and (y) any matter related to the physical, structural and environmental condition (except a breach of Section 4.6) of the Properties (which are governed under Article 8) ("Pre-Closing Breaches"). Such notice shall state Down REIT's Cure Value. If the aggregate amount of Down REIT's Cure Values attributable to Pre-Closing Breaches under all Sale Agreements is equal to or less than the Pre-Closing Threshold, as applicable, then Down REIT shall be required to proceed to Closing without any reduction in, abatement of or credit against the Consideration on account of the Pre-Closing Breaches, but the Pre-Closing Breaches shall be deemed to survive Closing and the Losses to Down REIT (or Losses that Down REIT would incur upon or after Closing) related thereto shall be subject to indemnification by Hickory subject to the provisions of Article XI.

        (b) If the aggregate amount of the Down REIT's Cure Values resulting from Pre-Closing Breaches under all Sale Agreements is greater than the Pre-Closing Threshold, as applicable, Hickory may elect (but shall not be obligated), by notice to Down REIT within 10 days after receipt of Down REIT's Pre-Closing Breach Notice, any one of the options described in the next sentence. In Hickory's sole and absolute discretion, Hickory may elect any

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combination of the following after taking into account similar actions taken under any Sale Agreement (i) decrease the Consideration by the excess of the Down REIT's Cure Value with respect to such Pre-Closing Breaches over either or both, as applicable, Pre-Closing Threshold (per Property or per Portfolio, as applicable), (ii) cure certain Pre-Closing Breaches, (iii) drop one or more Properties with Pre-Closing Breaches under all Sale Agreements, or (iv) elect not to cure one or more Pre-Closing Breaches such that there are still Pre-Closing Breaches. If Hickory fails to timely deliver a notice regarding its method of cure, it will be deemed to have made the election in clause (iv) for all Pre-Closing Breaches. If a Property is dropped under this Section 10.2 the Pre-Closing Breaches relating to such Property will not apply or count for any purpose under this Agreement or a Sale Agreement.

        (c)     If Hickory elects or is deemed to have elected option (iv) under
Section 10.2(b) not to cure any Pre-Closing Breach and there are Pre-Closing Breaches which based upon the Down REIT's Cure Values for Pre-Closing Breaches under all Sale Agreements are greater than the Pre-Closing Threshold, as applicable, or Hickory elected to cure such Pre-Closing Breaches, but has failed to cure same at or prior to the Closing Date, Down REIT may elect, by delivery of notice to Hickory within 5 Business Days after receipt of Hickory's notice or deemed election (or on the Closing Date, if applicable), any combination of the following options (if Down REIT fails to deliver notice of its election hereunder, Down REIT will be deemed to have made the election in clause (ii) below with respect to a reduction in the Consideration) after taking into account similar actions taken under any Sale Agreement:

                (i) drop one or more Properties (subject to the maximum number of dropped Properties in section 10.1(e)) that are so effected by a Pre-Closing Breach (either individually or in the aggregate) such that after dropping such Property or Properties there will no longer be any Pre Closing Breaches that exceed either or both, as applicable, the Pre-Closing Threshold (per Property or per portfolio, as applicable). In addition, if such Pre Closing Breach was a result of a Willful Covenant Default, such dropped Property shall not count as a dropped Property for purposes of Hickory's right to terminate this Agreement under Section 10.1(e) or a Sale Agreement;

                (ii) decrease the Consideration by an amount of the Down REIT's Cure Value for Pre-Closing Breaches under all Sale Agreements exceeds either or both as applicable the Pre-Closing Threshold (per Property or per Portfolio, as applicable) and proceed toward Closing with such decreased Consideration; or

                (iii) waive one or more of such Pre-Closing Breaches and proceed to Closing without any reduction of or credit against the Consideration with respect to the matters so waived.

Provided, however, if Down REIT elects option (i) or (ii) above, Hickory shall have the right to nullify Down REIT's election by written notice within two (2) Business Days and deem that Down REIT elect the other of option (i) or (ii) that Down REIT did not originally elect.

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        (d)     To the extent that Hickory elects to drop a Property under this
Section 10.2, Down REIT shall have the right to nullify the election to drop a Property and waive such Pre Closing Breaches and proceed to Closing without any reduction of or credit against the Consideration with respect to such Pre-Closing Breach.

        (e)     To the extent any time period permitted pursuant to Sections
10.2 would extend beyond the then scheduled Closing Date, the Closing Date shall be extended to allow for the proper delivery of notices and election of procedures under the time frames set forth in Section 10.2, subject to a maximum extension of 30 days (together with all other extensions under Sections 3.4).

        10.3 DEFAULTS AND REMEDIES. (a) Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur by the scheduled Closing Date by reason of any Hickory default (other than Pre-Closing Breaches with are governed by Section 10.2, provided, however, failure to deliver a closing delivery under Section 9.4(d) shall entitle Down REIT the right and remedy of specific performance), Down REIT as its sole remedy may elect any one of the following:

                (i) terminate this Agreement, and receive the return of the Deposit, including all interest and other investment income earned thereon, and Hickory shall cause the Escrow Holder to deliver the same to Down REIT at which time this Agreement will be null and void and neither party will have any rights or obligations under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement; or

                (ii) sue for specific performance of Hickory's obligations under this Agreement.

Except as provided in this Section 10.3 and Section 11.2, Down REIT will have no other remedy or right to seek any other damages at law or remedy in equity with respect to such default. It is understood and agreed that Down REIT shall have the right and remedy of injunctive relief and specific performance under Section
12.7 to enforce Hickory's or a Subsidiaries' obligations hereunder.

        (b) Notwithstanding anything to the contrary contained in this Agreement, if (i) Down REIT shall have failed to pay the Consideration at the Closing or if Down REIT has failed to satisfy Section 9.3(b) or Down REIT fails to deliver any document required under Section 9.3(c) which is an Exhibit hereto or any other document that Down REIT deliberately, intentionally and unreasonably fails to deliver or (ii) if any of Down REIT's representations or warranties set forth in this Agreement shall not be true, correct and complete on the Closing Date as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all material respects, Hickory's sole and exclusive remedy will be to terminate this Agreement and to receive the Deposit, together with all interest and other investment income earned thereon, as liquidated damages, at which time this Agreement will be null and void and neither party shall have any rights or obligations under this Agreement, except for such provisions that are expressly stated to survive the termination of this Agreement. Hickory and

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Down REIT acknowledge and agree that (i) the Deposit and any interest and other investment income earned thereon is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Hickory as a result of having withdrawn the Contributed Assets from sale and the failure of Closing to occur due to a default of Down REIT under this Agreement; (ii) the actual damages suffered and costs incurred by Hickory as a result of such withdrawal and failure to close due to a default of Down REIT under this Agreement would be extremely difficult and impractical to determine;
(iii) Down REIT seeks to limit its liability under this Agreement to the amount of the Deposit and any interest and other investment income earned thereon in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Down REIT under this Agreement; and
(iv) the Deposit and any interest and other investment income earned thereon shall be and constitutes valid liquidated damages; provided, however, Down REIT and Hickory agree that the liquidated damages do not apply to any indemnity obligation of Down REIT under this Agreement that survives termination of this Agreement.

        10.4 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Hickory or Down REIT as provided in Sections 3.1, 10.1, 10.2 or 10.3, this Agreement will forthwith become void and have no further effect, without any liability or obligation on the part of Down REIT or Hickory (other than Sections 3.2 and 3.3, Section 7.1, Sections 10.3, 11.2(b) and 11.3(b) and this Section 10.4 and Article XII, and any other Section which expressly is stated to survive termination, which provisions survive such termination) and except for the obligation to return the deposit to Down REIT, if Down REIT is entitled to same.

        10.5 AMENDMENT. This Agreement may be amended by the parties in writing by applicable corporate or partnership action at any time before the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

        10.6 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights. Any waiver or extension under this Section 10.6 of any Sale Agreement shall constitute a waiver or extension under all Sale Agreements with respect to the matter so waived or extended.

        10.7 WAIVER OF PRE-CLOSING BREACHES. Notwithstanding anything herein to the contrary, Down REIT's waiver of any Pre-Closing Breach and election to Close over any such Pre-Closing Breach, shall constitute a waiver by Down REIT of only that amount attributable to such Pre-Closing Breach in excess of the applicable Pre-Closing Thresholds and the amount of any such Loss below such Pre-Closing Thresholds incurred by Down REIT shall constitute a Loss subject to indemnification by Hickory pursuant to section 11.2.

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                          XI. SURVIVAL; INDEMNIFICATION

        11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date except for those in Sections 4.8, 4.10, and 4.17 and Section 7.8, which shall survive indefinitely. Article II shall survive until the Final Closing Adjustment is made, unless a longer time for survival is specifically set forth therein.

        11.2 INDEMNIFICATION BY HICKORY. (a) From and after the Closing Date, Hickory shall, subject to the provisions of this Article XI, indemnify, defend and hold harmless Down REIT and its subsidiaries and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the " Down REIT Indemnitees"), from and against any and all actions, proceedings, costs, damages (excluding consequential and other indirect damages other than diminution in value of the Contributed Assets resulting from an event subject to indemnification hereunder), claims, losses, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel, consultants, and engineering fees and expenses, interest, penalties and disbursements, but excluding any costs, damages, claims, liabilities, fines, penalties, payments, costs and expenses to the extent that an indemnitee recovers with respect thereto pursuant to any insurance policy) (collectively, "Losses"), that may be asserted against or suffered or incurred by Down REIT Indemnitees arising out of, or relating to, any Pre-Closing Property Liabilities (other than Employee Related Liabilities) and/or any breach of any representation or warranty, covenant or agreement (excluding same by Hickory which are indemnified under other subsections of this Section 11.2) by Hickory made in this Agreement or any document or instrument delivered pursuant hereto (including any Hickory estoppel delivered under Section 6.3). This
Section 11.2 will include Pre-Closing Breaches that are not waived or cured and to the extent such Pre-Closing Breaches survive Closing pursuant to this Agreement.

        (b) Hickory shall indemnify and hold harmless Down REIT Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by Down REIT Indemnitees arising out of, or relating to, all brokers and finders (including J.P. Morgan Securities Inc.) claiming by, through or under Hickory and in any way relating to the sale and purchase of the Contributed Assets pursuant to this Agreement. The foregoing indemnification shall not apply to Lease Expenses which shall be governed by Section 2.4.

        (c) Hickory shall indemnify and hold harmless the Down REIT Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by the Down REIT Indemnitees arising out of, or relating to, any breach of Hickory's representations and warranties in Sections 4.8 and 4.17, the Elkhart EPA Liability and the Employee Related Liabilities (collectively, with the liabilities under Section 11.2(b), the "Non-Capped Liabilities"). Notwithstanding anything herein to the contrary, the foregoing indemnity obligation of Hickory shall run to the Affiliates of the Down REIT (including, without limitation, Panther), shall survive the Closing or earlier termination of this Agreement, and shall survive the dropping of the Property commonly known as Elkhart Plaza West in the event an Affiliate of the Down REIT acquires a direct or indirect interest in such Property within one (1) year of such Property being

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dropped under this Agreement. The parties hereto agree that the consideration for such indemnity is the direct or indirect benefit to Hickory resulting from the inducement of the Down REIT or its Affiliate to directly or indirectly acquire a direct or indirect interest in such Property.

        11.3 INDEMNIFICATION BY DOWN REIT . (a) From and after the Closing Date, Down REIT, subject to the provisions of this Article XI, shall indemnify, defend and hold harmless Hickory and its Subsidiaries and their respective members, partners, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Hickory Indemnitees"), from and against any and all Losses that may be asserted against or suffered or incurred by the Hickory Indemnitees arising out of, or relating to, any breach of any representation, warranty, covenant or agreement on the part of Down REIT made in this Agreement or any document or instrument delivered pursuant hereto, any Assumed Liabilities, or any violation or alleged violation of federal or state securities laws resulting from the disclosure of or omission of information in any securities filing or offering document of Down REIT concerning Hickory or the Subsidiaries.

        (b) Down REIT shall indemnify and hold harmless Hickory Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by Hickory Indemnitees arising out of, or relating to, all brokers and finders claiming by, through or under Down REIT and in any way relating to the sale and purchase of the Contributed Assets pursuant to this Agreement, including, without limitation, reasonable attorneys' fees and disbursements incurred by Hickory Indemnitees in connection with such Losses. The foregoing indemnification shall not apply to Lease Expenses which shall be governed by
Section 2.4.

        11.4    NOTICE AND RESOLUTION OF CLAIMS.

        (a)     NOTICE. Each Person entitled to indemnification pursuant to
Section 11.2 or 11.3 (an "Indemnitee") shall give written notice to the indemnifying party or parties from whom indemnity is sought (the "Indemnifying Party"), promptly after obtaining knowledge of any claim that it may have under
Section 11.2 or 11.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 11.2 or 11.3, as applicable, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.

        (b) DEFENSE OF THIRD PARTY CLAIMS. If a claim for indemnification pursuant to Section 11.2 or 11.3 shall arise from any action that involves an indemnifiable claim brought by third party (a "Third Party Claim"), the Indemnifying Party may assume the defense of the Third Party Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, which shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim which shall be at its own expense unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party, that use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this Article XI. Notwithstanding the foregoing provisions of this Section 11.4(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnitee's prior written consent unless as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee, adversely affect the Indemnitee's business or require the Indemnitee to admit any wrongdoing, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnifying Party's prior written consent unless as part of the settlement the Indemnifying Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party's business or any of its properties or require the Indemnifying Party to admit any wrongdoing.

        11.5 LIMITATIONS ON LIABILITY. (a) Hickory's obligations to indemnify the Down REIT Indemnitees for any Losses pursuant to Section 11.2(a); (i) shall not be effective unless the aggregate amount of all Losses under all Sale Agreements (including Losses related to Pre-Closing Breaches, but excluding any Losses related to Pre-Closing Breaches that are cured by Hickory prior to Closing) exceeds the Post-Closing Threshold and then only to the extent of such excess and (ii) in no event shall Hickory's liability, in the aggregate, when combined with the liability of all Non-Panther Parties under Section 11.2(a) and all Sale Agreements, exceed in the aggregate $6,500,000 less any amount expended by Hickory or any Non-Panther Parties under any Sale Agreement to cure prior to Closing any Pre-Closing Breaches under any Sale Agreement (the "Cap"). No payments made to any Person that is not Down REIT or an Affiliate of Down REIT shall be counted against or otherwise reduce or be an offset against the Cap. The provisions of this Section shall not apply to Sections 11.2(b) or (c).

        (b) No party shall be entitled to indemnification under Section 11.2(a) unless the indemnification notice is delivered to the Indemnifying Party on or before the date that is of twelve (12) months following the Closing Date. Accordingly, on the day after twelve (12) months following the Closing, Hickory and its Subsidiaries on the one hand, and Down REIT on the other hand, shall be fully discharged and released (without the need for any separate release or other documentation) from any and all liability or obligation to the other party or any successor or assign with respect to indemnification under Section 11.2(a), except solely for those matters that are then the subject of a pending notice of claim delivered on or prior to such date. The provisions of this Section shall not apply to Sections 11.2(b) or (c).

        (c) Down REIT's liability to any and all Hickory Indemnitees is limited to the direct and indirect interest of Down REIT in and to the Contributed Assets.

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

        11.6 EXCLUSIVE REMEDY. The provisions of this Article XI shall constitute the sole and exclusive remedy of Down REIT, on the one hand, and Hickory, on the other, for any Losses suffered by either of them from and after the Closing on account of any breach by the other of any representations, warranties, covenants or agreements contained in this Agreement or any document or instrument delivered pursuant hereto (including any Hickory estoppel delivered under Section 6.3), except with respect to payment obligations under
Article II and the indemnity obligations under Sections 1.4, 2.7, 3.3, 6.4 and
7.8. Notwithstanding the foregoing, the remedy of specific performance will be available in respect of the following covenants that survive Closing: the last sentence of Sections 2.4(b)(v) and 2.7 and 7.9 and Sections 6.1(q), 7.1, 7.2(iv), 7.13, 8.4(c) and 10.3(a)(ii). Notwithstanding anything herein to the contrary, the limitations on remedies and indemnities set forth in this Agreement shall not be applicable to the remedies and indemnities set forth in the Registration Rights Agreement, the limited partnership agreement of Down REIT, or the Partner Schedule.

        11.7 SECURITY FOR POST-CLOSING OBLIGATIONS OF HICKORY. Hickory and Down REIT acknowledge that on the Closing Date, as collateral security for the performance of certain obligations of the Non-Panther Parties under the Sale Agreements, with respect to the Assigned Rights (as defined in the Assignment Agreement), including Hickory's indemnification obligations under this Article XI and under Sections 2.4, 2.5 and 2.6, Hickory shall deposit into escrow with Escrow Holder cash or a letter of credit as provided under the Hickory Purchase Agreement to be held in escrow for the period of time beginning on the Main Closing Date through the period ending on the later of (a) twelve (12) months after the Main Closing Date or (b) the date on which all Claims made under any Sale Agreement within such twelve (12) month period pursuant to this Agreement have been reduced or otherwise disposed. The amount held in escrow shall not be reduced by any insurance proceeds received by Hickory or any Subsidiary. In connection therewith, Hickory will execute an escrow agreement (the "Closing Escrow Agreement") with Hickory, the REIT, New Plan Excel Realty Trust, Inc., Purchaser and Escrow Holder, in the form attached as Exhibit 11.7-1. The collateral described hereunder shall only be for the benefit of Purchaser and its Affiliates and no other Person shall have any rights to such collateral.

                             XII. GENERAL PROVISIONS

        12.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing (whether expressly set forth in the body of the document or not) and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by fax (providing confirmation of transmission) at the following addresses or fax numbers (or at such other address or fax number for a party as will be specified by like notice):

                if to Hickory, to:

                EIG Operating Partnership, L.P.
                111 East Wayne Street, Suite 500
                Fort Wayne, Indiana 46802-2603
                Attention: Tony Zirille
                Telecopy: (260) 969-1014

                with a copy to:

                Baker & Daniels
                111 East Wayne Street, Suite 800
                Fort Wayne, Indiana 46802
                Attention: N. Reed Silliman
                Telecopy: (260) 460-1700

                if to Down REIT to:

                Excel Realty Partners, L.P.
                c/o New Plan Excel Realty Trust, Inc.
                1120 Avenue of the Americas
                New York, New York 10036
                Attention: Steven Siegel
                Telecopy: (212) 869-7460

                with a copy to:

                New Plan Excel Realty Trust, Inc.
                1120 Avenue of the Americas
                New York, New York 10036
                Attention: Steven Siegel
                Telecopy: (212) 869-7460

                with a copy to:

                Willkie Farr & Gallagher
                787 Seventh Avenue
                New York, New York  10019
                Attention:  Eugene Pinover
                Telecopy: (212) 728-8111

All notices will be deemed given only when actually received or, if receipt is refused, upon the date of refusal.

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        12.2    INTERPRETATION. When a reference is made in this Agreement to a
Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement or of the Disclosure Schedule, as indicated, or to the other Sale Agreements when used in connection with the Sale Agreements. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which such party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

        12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature.

        12.4 ENTIRE AGREEMENT; BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits in the Disclosure Schedule and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, including the letter of intent dated August 19, 2002 from Down REIT and accepted by Hickory Realty, Inc. but excluding the Confidentiality Agreement as modified by Section 7.1. This Agreement shall not bind any party hereto unless and until fully executed by all parties hereto and delivered to all such parties. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns.

        12.5 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof, except with respect to the issuance of Down REIT Units, in which case Laws of the State of Delaware shall apply.

        12.6 ASSIGNMENT. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Notwithstanding the foregoing, Down REIT shall have the right to designate any Affiliate to take title to any or all of the Contributed Assets by notice to Hickory given at least 20 days prior to Closing (45 days if Down REIT intends to designate an Affiliate other than a wholly owned Affiliate to take title to any Contributed Assets subject to any Assumed Indebtedness) provided there is no increase in the costs borne by Hickory under Section 12.9, and provided further Down REIT will remain liable to Hickory with respect to all liabilities and obligations to be assumed by the transferee with respect to such Contributed Assets and Down REIT will guarantee the obligations of those Affiliates to the other parties to the Assumed Liabilities and Assumed Indebtedness if so requested if and to the extent Down REIT would have been liable to such other party for the Assumed Indebtedness and Assumed Liabilities had Down REIT not designated an Affiliate to take title to the Contributed Asset under this Section 12.6. Each such designated Affiliate of Down REIT shall be entitled to all of the rights and benefits of Down REIT under this Agreement, without expanding any of such rights. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        12.7 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

        12.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

        12.9 EXPENSES. Except as provided in this Section 12.9, each party will bear its own costs and expenses related to negotiation and execution of this Agreement, and obtaining third party consents to the performance of that party's obligations under this Agreement. Hickory will be responsible for all third party consents or approvals necessary in order for Hickory to consummate the transactions, except for the costs and fees of the holders of the Assumed Indebtedness (which is set forth below). Down REIT will be responsible for all fees and costs of any financial advisor to Down REIT, and Hickory will be responsible for the fees and costs of J.P. Morgan Securities, Inc., and any other financial advisor to Hickory. Down REIT will be responsible for all diligence costs and inspection fees, including without limitation the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. Down REIT and Hickory will each pay one half of any fees, costs and expenses (including debt assumption fees) paid to lenders and their counsel (or third parties) in obtaining consents for any debt assumptions, modifications or waiver related to the Assumed Indebtedness. Hickory will be responsible for all costs and expenses related to prepayment penalties, bank fees and other associated costs to remove and discharge liens which Hickory is obligated to discharge hereunder. Hickory and Down REIT will each pay one-half of (x) any transfer taxes and recording fees (including any documentary stamps and other similar fees), (y) and the costs to update the existing surveys or obtain new surveys and (z) any amounts charged for endorsements to the Title Policies (or the lender's title policies) required by reason of any Assumed Indebtedness. Down REIT shall receive a credit against the Consideration in the total amount of $50,000 for any title insurance premiums and other charges and fees under all Sale Agreements (excluding however any amounts charged for endorsements to the Title Policies other than those required by reason of any Assumed Indebtedness, and any cancellation fees all of which amounts shall be at Down REIT's expense).

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        12.10   NO RECORDATION. Hickory and Down REIT agree that neither this
Agreement nor any memorandum or notice thereof shall be recorded and Down REIT agrees (a) not to file any notice of pendency or other instrument (other than a judgment or LIS PENDENS filed by Down REIT in connection with its enforcement of its rights hereunder) against any of the Properties or any portion thereof in connection herewith, and (b) to indemnify Hickory and the Hickory Subsidiaries against all costs, expenses and damages, including without limitation, reasonable attorneys' fees and disbursements incurred by the Hickory and Hickory Subsidiaries by reason of the filing by Down REIT of such notice of pendency or other instrument.

        12.11 RELEASE. From and after the Closing under the REIT Purchase Agreement, REIT shall automatically be released from any liabilities to Down REIT hereunder arising solely due to REIT's status as, or act or omission taken in its capacity as, a former general partner of Hickory, provided that at or prior to the Closing under the REIT Purchase Agreement another entity or entities shall have succeeded REIT as the general partner or general partners of Hickory. The immediately preceding sentence shall not in any way release any successor general partner to REIT.

                         [REMAINDER OF PAGE LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                               EIG OPERATING PARTNERSHIP, L.P.

                               By: EIG REALTY, INC., its general partner


                                   By: /s/ George B. Huber
                                       --------------------------------------
                                   Name: George B. Huber
                                   Title: Chairman



                               EXCEL REALTY PARTNERS, L.P.

                               By: NEW PLAN EXCEL DRP TRUST, its general partner


                                   By: /s/ Steven F. Siegel
                                   --------------------------------------
                                   Name: Steven F. Siegel
                                   Title: Executive Vice President

New Plan Excel Realty Trust, Inc. joins in this Agreement to irrevocably and unconditionally guarantee the performance by Down REIT of all of Down REIT's obligations under this Agreement (including, without limitation, all performance, indemnification and payment obligations of Down REIT) as same may be further amended from time to time:

NEW PLAN EXCEL  REALTY TRUST, INC.


By:     /s/ Steven F. Siegel
        --------------------------------------------
        Name: Steven F. Siegel
        Title: Executive Vice President

                                                                       EXHIBIT B

                                   DEFINITIONS

        CERTAIN DEFINITIONS. Defined terms used herein shall have the correlative meaning in the other Sale Agreements when used in connection with such other Sale Agreements. As used in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

        "Accepted Due Diligence Title Objection" shall have the meaning set forth in Section 3.4(a).

        "Accredited Investor", shall have the meaning set forth in Section 4.17.

        "Affiliate" (or words of similar import) shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person, and with respect to Hickory shall include without limitation, any Assigning Subsidiary, any Subsidiary, and Rhino Investment Group, LLC and its Subsidiaries.

        "Agreement" means this Contribution Agreement by and among Down REIT and Hickory (as it may be amended in writing by Down REIT and Hickory).

        "AIG" shall mean the insurer under the Existing Environmental Insurance Policy.

        "Anticipated Unitholder" shall have the meaning set forth in Section
4.17.

        "Applicable Operating Expense Fiscal Year" shall have the meaning set forth in Section 2.4(c).

        "Applicable Percentage Rent Fiscal Year" shall have the meaning set forth in Section 2.4(b)(iii).

        "Assigning Subsidiary" means any Subsidiary that has a direct ownership interest in any of the Contributed Assets, including without limitation, Trust #2303 created pursuant to that certain Land Trust Agreement dated August 28, 1992 with Premier Trust Services, Inc., as trustee for the benefit of Freeport Associates, L.P.

        "Assignment Agreement" means the REIT's assignment of its right, title and interest in and to the Redemption Agreement to Panther, together with an acknowledgment thereto duly executed by Hickory, each substantially in the form attached hereto as Exhibit Y.

        "Assumed Indebtedness" means the Indebtedness described on Schedule 4.11(a) of the Disclosure Schedule.

        "Assumed Liabilities" shall have the meaning set forth in Section 1.3.

        "Assumed Loan Documents" shall have the meaning set forth in Section 4.11(a).

        "Audited Financial Statements" shall have the meaning set forth in
Section 4.20.

        "Bankruptcy" means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor's rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

        "Bill of Sale" shall have the meaning set forth in Section 9.4(d)(ii).

        "Budgets" shall have the meaning set forth in Section 4.21.

        "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

        "Cap" shall have the meaning set forth in Section 11.5(a).

        "Claims" shall have the meaning set forth in Section 1.5(a).

        "Closing" shall have the meaning set forth in Section 9.1.

        "Closing Date" shall have the meaning set forth in Section 9.1.

        "Closing Statement" shall have the meaning set forth in Section 2.4(a)(ii).

        "Code" shall have the meaning set forth in Section 2.3(b).

        "Confidentiality Agreement" shall have the meaning set forth in Section 7.1.

        "Company Leases" means those certain leases for real property where Hickory or its Affiliate is a tenant.

        "Consideration" shall have the meaning set forth in Section 2.1 and with respect to the other Sale Agreements, shall mean the Purchase Price as defined therein.

        "Contributed Assets" shall have the meaning set forth in Section 1.1 and with respect to the other Sale Agreements, shall mean the Purchased Assets as defined therein.

        "Consultants" shall have the meaning set forth in Section 3.2.

        "Continuing Loan Guaranty" shall have the meaning set forth in Section 6.4.

        "Contract Assignment" shall have the meaning set forth in Section 9.4(d)(iv).

        "Contract Due Diligence Period" shall mean the period ending on the earlier of December 17, 2002 and the date that Panther obtains the approval of its board of directors to the transactions contemplated under this Agreement.

        "Contracts" means all agreements, contracts, management agreements, leasing agreements, maintenance contracts, equipment leasing agreements, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating to the Contributed Assets or any Property, Improvements or Personal Property and under which Hickory or any Subsidiary is currently paying or receiving compensation for services rendered in connection with the Contributed Assets or any Property, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the date hereof.

        "Conversion Price" shall mean $18.50, as adjusted equitably to take into account any stock splits, recapitalizations, reclassifications or similar events, distributions or dividends on or with respect to the common stock of Panther; provided, however, that no adjustment shall be made to take into account any quarterly dividend or distribution (i) on the common stock of Panther not in excess of $0.45 per common share, or (ii) that Panther reasonably determines to be necessary to maintain its status as a REIT under the Code.

        "Deed" shall have the meaning set forth in Section 9.4(d)(i).

        "Delinquent" shall have the meaning set forth in Section 2.4(b)(v).

        "Deposit" shall have the meaning set forth in Section 2.3.

        "Disclosure Schedule" shall mean the Disclosure Schedule delivered to Down REIT by Hickory in connection with the Sale Agreements and specifically, those portions of the Disclosure Schedule relating or pertaining to the Properties.

        "Down REIT" shall mean Excel Realty Partners, L.P. a Delaware limited partnership, governed by Down REIT Partnership Agreement.

        "Down REIT Certificate of Limited Partnership" shall mean the certificate of limited partnership, filed with the secretary of State of Delaware with respect to Down REIT.

        "Down REIT's Cure Value" shall mean, as applicable, Down REIT's good faith reasonable estimate of the dollar amount of (i) Losses to Down REIT (or Losses that Down REIT would incur upon or after Closing) resulting from Pre-Closing Breaches and/or (ii) removal or correction of a particular matter, for Objection Due Diligence Items or Due Diligence Title Objections or Title Objections. When "Down REIT's Cure Value" is used in the aggregate with any other Sale Agreement, it shall also include the "Purchaser's Cure Value" under the other Sale Agreements.

        "Down REIT Indemnitees" shall have the meaning set forth in Section 11.2(a).

        "Down REIT Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P., dated as of June 25, 1997, as amended by that certain First Amendment to the Amended and Restated Agreement of Limited Partnership of Excel Realty Partners, L.P., dated as of August 20, 1999.

        "Down REIT Units" shall mean the limited partnership interests in Down REIT.

        "Due Diligence" shall have the meaning set forth in Section 3.1(a).

        "Due Diligence Objection Notice" shall have the meaning set forth in
Section 3.1(c).

        "Due Diligence Response Notice" shall have the meaning set forth in
Section 3.1(c).

        "Due Diligence Title Objection" shall have the meaning set forth in
Section 3.4(a).

        "Elkhart EPA Liability" shall mean any liability to the United States Environmental Protection Agency ("EPA") or imposed by the EPA for the costs and expenses incurred prior to the Closing Date by the EPA (including, without limitation, oversight and remediation costs) in connection with a prior environmental condition at the Property commonly known as Elkhart Plaza West, Elkhart, Indiana.

        "Employees" shall have the meaning set forth in Section 7.8(a).

        "Employee Related Liabilities" shall mean the following:

        (a) any liabilities or obligations resulting from or by reason of the employment of any employees or former employees of Hickory or any Subsidiary or any employee benefits plan or employment arrangement of Hickory or the Subsidiaries (including, but not limited to, 401(k), pension and deferred compensation plans and medical/dental, disability, worker's compensation and life insurance programs, whether or not self-insured and accrued vacation and sick time), termination or severance pay due employees or independent contractors of Hickory or any Subsidiary or bonus or deferred compensation due employees or former employees of Hickory or any Subsidiary or any or all of Hickory's or a Subsidiary's obligations to any such employee or under any such plan or employment arrangement;

        (b) any reductions in workforce or other employment terminations, including any "mass layoff" or "plant closing" as those terms are defined by the WARN Act relating to the employees or former employees of Hickory or any Subsidiary occurring in connection with or on or before Closing; and

        (c) any collective bargaining agreements, programs and practices, or other employment agreements, employment offer letters or similar agreements with or relating to employees or former employees of Hickory or any Subsidiary.

        "E & Y" shall have the meaning set forth in Section 7.17.

        "Environmental Law" means any Law or order of any Governmental Entity relating to the regulation or protection of human health, safety, natural resources, or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agreement" shall have the meaning set forth in Section 2.3(a).

        "Escrow Holder" means Fidelity National Title Insurance Company, with an address of 2 Park Avenue, Suite 1420, New York, NY 10016.

        "Existing Environmental Insurance Policy" shall mean the American International Specialty Lines Insurance Company Pollution Legal Liability Select Policy (Policy Number PLS 1957619) covering EIG Operating Partnership, L.P. as the Named Insured and each of the properties named therein effective as of February 12, 2001.

        "Final Adjustment Date" shall have the meaning set forth in Section 2.5.

        "Final Closing Adjustment" shall have the meaning set forth in Section
2.5. "Final Statement" shall have the meaning set forth in Section 2.5.

        "Financial Statements" shall have the meaning set forth in Section 4.20.

        "GAAP" shall have the meaning set forth in Section 4.20.

        "General Partner" shall have the meaning set forth in Section 5.7(f).

        "Governmental Entity" shall have the meaning set forth in Section
4.2(c).

        "Ground Leases" shall have the meaning set forth in Section 4.15.

        "Ground Lease Assignment" shall have the meaning set forth in Section 9.4(d)(xiv).

        "Guarantor" shall have the meaning set forth in Section 6.4.

        "Hazardous Materials" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import under any Environmental Law, and
(iii) any other chemical or other material or substance, exposure to which is now prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

        "Hickory" or "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Hickory Indemnitees" or "Seller Indemnitees" shall have the meaning set forth in Section 11.3(a).

        "Hickory Material Adverse Event" or "Seller Material Adverse Event" means the occurrence of any of the following after the date of this Agreement and prior to the Closing: (i)

Bankruptcy of any of Circuit City, Ahold, Delhaize America, Kroger and Winn Dixie, (ii) Bankruptcy of any two of TJX Companies, Big Lots, Family Dollar, Pathmark and Hobby Lobby, (iii) any of the following tenants (Aldi at Glengary, Northern Handyman at Jefferson, Staples at Karl Plaza or Merchandise Outlet at Packard) at any Property close or cease to operate, but not including a temporary closure (regardless of whether or not the Tenant is paying rent), (iv) there are any (a) exceptions in the Tenant estoppels obtained under Section 6.3 for which Hickory elects not to deliver Hickory estoppel under Section 6.3 and the dollar amount of any reduction in value of the Contributed Assets resulting therefrom, plus (b) Losses under all Sale Agreements (or Losses under all Sale Agreements that would be realized upon or after Closing) relating to a total gross leasable area of 20,000 square feet or more at any Property closing or ceasing to operate, but not including a temporary closure (regardless of whether or not the Tenant is paying rent), plus (c) the Losses under all Sale Agreements (or Losses under all Sale Agreements that would be realized upon or after Closing) from Pre-Closing Breaches under Section 10.2 under any Sale Agreement exceeds in the aggregate the Pre-Closing Threshold, and (v) after the Contract Due Diligence Period, there is first disclosed at any of the Properties that there is or may exist a violation of Environmental Laws or contamination that Down REIT deems material.

        "Hickory Party" and "Hickory Parties" or "Seller Party" and "Seller Parties" shall have the meanings set forth in Section 1.5.

        "Hickory Purchase Agreement" shall have the meaning set forth in the Recitals.

        "Improvements" means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Properties, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

        "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) all guarantees of such Person of any such indebtedness of any other Person.

        "Indemnifying Party" shall have the meaning set forth in Section
11.4(a).

        "Indemnity Agreement" shall have the meaning set forth in Section 6.4.

        "Indemnitee" shall have the meaning set forth in Section 11.4(a).

        "Indemnitor's Acknowledgement" shall have the meaning set forth in
Section 7.9.

        "Information Statement" shall mean that certain Information Statement prepared by New Plan Excel Realty Trust, Inc. and Excel Realty Partners, L.P. on October 1, 2002 in connection with the private placement of Units of Limited Partner Interest in Excel Realty Partners, L.P.

        "Intellectual Property" means the name of each Property and all other copyrights, trademarks, brand names, service marks, trade names, data, telephone numbers, licenses, labels, logos, marketing materials, designs, covenants by others not to compete, rights, privileges and any registrations or applications for registrations of the foregoing used in the conduct of the Properties or the Contributed Assets, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby, including, without limitation, all of the items set forth on Schedule 1.1(a)(iii)(D) of the Disclosure Schedule.

        "Key Credit Agreement" shall have the meaning set forth in Section 7.21.

        "Knowledge of Hickory" shall have the meaning set forth in Section 4.24.

        "Laws" shall have the meaning set forth in Section 4.2(b).

        "Lease Assignment" shall have the meaning set forth in Section 9.4(d)(iii).

        "Lease Expenses" means, collectively, any and all leasing commissions, tenant improvements, allowances (including free rent), and lease buyout costs and expenses actually paid or incurred by Hickory or the Assigning Subsidiaries prior to Closing or to be incurred by Down REIT for any space set forth in
Schedule 2.4(e) of the Disclosure Schedule arising out of or in connection with any Lease. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees payable pursuant to a commission agreement or Lease to effect any such leasing transaction (including, without limitation, any fees owed to an affiliated or third-party property manager or leasing agent), (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, and (c) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under another lease (whether or not such other lease covers space in any Property).

        "Leases" shall have the meaning set forth in Section 4.5(b).

        "Leasing Guidelines" shall have the meaning set forth in Section 6.2.

        "Licenses and Permits" shall mean, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Properties or the Contributed Assets, together with all renewals and modifications thereof.

        "Liens" shall have the meaning set forth in Section 1.1(a).

        "Losses" shall have the meaning set forth in Section 11.2(a).

        "Main Closing Date" shall mean the Closing Date pursuant to Section 9.1 whereupon the closing of the Transfer occurs with respect to all Properties other than those for which the closing is delayed pursuant to and in accordance with Section 7.14 and/or Section 8.5.

        "Major Loss" shall have the meaning set forth in Section 8.3.

        "Material Contracts" shall have the meaning set forth in Section 4.14.

        "Material Title Defects" means title matters affecting any Property for which Down REIT obtained a Title Commitment and Survey prior to the end of the Contract Due Diligence Period and that are (i) not disclosed or referred to (or if disclosed or referred to is a Rejected Due Diligence Title Objection) in the Title Commitment or Survey prior to the end of the Contract Due Diligence Period, (ii) are not Permitted Encumbrances, and (iii) that individually or in the aggregate(together with Rejected Due Diligence Title Objections) have a cost of removal or correction in excess of $100,000 with respect to any individual Property or in the aggregate, together with title matters that would satisfy clauses (i) and (ii) in the definition of Material Title Defects in each Sale Agreement, have a cost of removal or correction in excess of $1,250,000 for all such Properties unless the same are required to be removed under Section 3.4(f). For purposes of clarification, a Rejected Due Diligence Title Objection shall be deemed to be a Material Title Defect (without the necessity for Down REIT to make another objection to such matter after the expiration of the Contract Due Diligence Period) so long as such Rejected Due Diligence Title Objection otherwise satisfies the definition of a Material Title Defect. For the purposes of this definition, the Down REIT's Cure Value shall be deemed to be the cost of removal or correction for the applicable matter objected to unless Hickory objects in which case Down REIT and Hickory must reasonably agree on the amount.

        "Non-Hickory Parties" shall mean Panther and Down REIT, and their respective Affiliates.

        "Non-Panther Parties" shall mean Hickory and the REIT, and their respective Affiliates.

        "NYSE" shall have the meaning set forth in Section 7.1(b).

        "Objectionable Due Diligence Item" shall mean any of the following:
(i) an environmental matter or condition relating to a Property, including without limitation, relating to Hazardous Materials or violations of Environmental Laws, (ii) the failure of a Property or its operation to comply with any applicable Laws (including, without limitation, the Americans with Disabilities Act of 1990, as amended, zoning, building, land use and health and safety Laws), (iii) any discrepancy disclosed between of any Lease and the information previously provided to Down REIT through ARGUS runs or the Rent Rolls, (iv) any discrepancy disclosed between (a) any Operating Expense and real estate taxes from the historical financial information and other information previously provided to Down REIT (b) amounts reimbursed by Tenants for Operating Expenses and real estate taxes from the historical financial information and other information previously provided to Down REIT and (c) the historical capital expenditure information from the historical capital expenditure information previously provided to Purchase, (v) if any property condition report commissioned by Down REIT prior to or during the Due Diligence Period discloses any physical conditions at a Property which will require repairs, replacements or other remediation, including without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater that are not specifically identified, with respect to roof or parking facilities, in the 5

Year Capital Budget attached hereto as Exhibit X of the Disclosure Schedule, or, if so identified, the amount exceeds such line item amount set forth therein, and, with respect to all other conditions at a Property the amount exceeds the amount set forth for such Property under the category "other" in the 5 Year Capital Budget, (vi) if Down REIT determines that its budgets, plans and/or redevelopment plans for the Redevelopment Properties or Sunshine Plaza are not consistent with the budgets, plans and/or redevelopment plans for the Redevelopment Properties or Sunshine Plaza previously provided to Down REIT and
(vii) any violations of or matters which could rise to a violation (after the giving of notice and/or the passage of time) of an exclusivity, use or no build provisions in a Lease or other maters which do or would allow (after the giving of notice and/or the passage of time) a Tenant to exercise its remedies under its Lease with respect to co-tenancy and kick-out provisions in its Lease.

        "Operating Expenses" shall have the meaning set forth in Section 2.4(c).

        "Other Rent" shall have the meaning set forth in Section 2.4(b)(iv).

        "Partner Schedule" shall have the meaning set forth in the limited partnership agreement of Down REIT and substantially in the form attached hereto as Exhibit 7.5(e) of the Disclosure Schedule.

        "Panther" means New Plan Excel Realty Trust, Inc., a Maryland corporation.

        "Permitted Encumbrances" means and includes all of the following: tax liens, mechanics', materialmen's and artisan's liens, special assessment liens and other similar liens, in each case not yet delinquent and are subject to proration under Section 2.4(n) or being contested in good faith in appropriate proceedings (provided that Hickory will bond over same at Closing or provide Down REIT with security with respect to same reasonably acceptable to Down REIT) (it being agreed by Down REIT and Hickory that if any tax or assessment is levied or assessed with respect to the Properties after the date hereof and the owner of the Properties has the election to pay such tax or assessment either immediately or under a payment plan with interest, Hickory may elect to pay under a payment plan, which election shall be binding on Down REIT); any encumbrances caused by Down REIT, its Consultants or its agents, representatives or employees; the rights of the Tenants, as tenants only, under the Leases; all matters disclosed in the Title Commitments and Surveys delivered to Down REIT as of the expiration of the Contract Due Diligence Period (except for Due Diligence Title Objections); Liens securing the Assumed Indebtedness; and any matters deemed to constitute Permitted Encumbrances under Section 3.4 hereof; provided, however, Liens securing Pre-Closing Property Liabilities or Employee Related Liabilities and other Liens that Hickory has expressly agreed to remove or discharge under this Agreement, including Section 3.4(f) and those that are the subject of a Title Objection shall not be Permitted Encumbrances to the extent that same are not waived at Closing. After the expiration of the Contract Due Diligence Period, applicable zoning and building ordinances and land use regulations that are not subject to a Due Diligence Title Objection or a Due Diligence Objection Notice, shall be Permitted Encumbrance.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        "Personal Property" means all tangible personal property, which is located at and used in connection with any of the Properties or the Contributed Assets as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenants (other than any Tenant that is a Hickory or Subsidiary) under Leases, (b) any computer software which either is licensed to Hickory, or Hickory deems proprietary, (c) any tangible personal property owned by any unaffiliated on-site property manager, or (d) any warrants, stock options or other equity securities related to the Assigning Subsidiaries or any direct or indirect partner of the Assigning Subsidiaries. Personal Property shall not include any attorney work product or any attorney-client privileged documents.

        "Post-Closing Threshold" shall mean Losses of $3,250,000 in the aggregate for all Properties under all Sale Agreements (or the Contributed Assets related to such Properties) with respect to all Properties or the Contributed Assets related to such Properties. For the purposes of this definition, the Down REIT's Cure Value shall be deemed to be the Losses unless Hickory objects in which case Down REIT and Hickory must reasonable agree on the amount.

        "Pre-Closing Property Liabilities" shall have the meaning set forth in
Section 1.3 and any liabilities under that certain Settlement Agreement dated December 31, 1998 by and among Elkhart Plaza West, LLC; Richard Hill; Stephenson Block, Inc.; Jean Cushing Graham; Rollie Williams Paint Spot, Inc.; the Mathisens; and Alt & Witzig Engineering Services, Inc.

        "Pre-Closing Breaches" shall have the meaning set forth in Section 10.2(a).

        "Pre-Closing Taxable Period" means with respect to any tax, any applicable taxable period ending on or prior to consummation of the transactions contemplated hereby on the Closing Date or the allocable portion of any applicable taxable period that includes but does not end on the Closing Date.

        "Pre-Closing Breach Notice" shall have the meaning set forth in Section 10.2.

        "Pre-Closing Threshold" shall mean Losses under all Sale Agreements (or Losses that would be realized upon or after Closing) of $500,000 per Property (or the Contributed Assets related to such Property) with respect to a Property or the Contributed Assets related to such Property or $3,250,000 in the aggregate for all Properties (or the Contributed Assets related to such Properties) with respect to all Properties or the Contributed Assets related to such Properties. For the purposes of this definition, the Down REIT's Cure Value shall be deemed to be the Losses unless Hickory objects in which case Down REIT and Hickory must reasonably agree on the amount.

        "Properties" shall have the meaning set forth in Recital A.

        "Property" shall have the meaning set forth in Recital B.

        "Proration Items" shall have the meaning set forth in Section 2.4(a).

        "Proration Time" shall have the meaning set forth in Section 2.4(a).

        "REAs" shall have the meaning set forth in Section 4.16.

        "Real Property" means those certain parcel(s) of real property comprising the Property described in Schedule 1.1(a)(i)(A) of the Disclosure Schedule, together with the applicable owner's right, title and interest, if any, in and to the appurtenances pertaining thereto, including, but not limited to, the applicable owner's right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights and water rights.

        "Records and Plans" means, collectively: (i) all books and records, including, but not limited to, property operating statements, specifically relating to the Properties and the Contributed Assets; (ii) all structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; (iii) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real Property or the Properties or any portion thereof; and (iv) with respect to the Properties and the Contributed Assets, the accounting, billing and financial records, personnel records, blueprints, specifications, warranties, plats, maps, surveys, building and machinery diagrams, maintenance and production records, environmental records and reports, sales and property Tax records and Tax Returns for the Properties and sales records. The terms "Records and Plans" shall not include (v) any document or correspondence which would be subject to the attorney-client privilege; (w) any document or item which Hickory is contractually or otherwise bound to keep confidential; (x) any documents pertaining to the marketing of the Property for sale to prospective purchasers;
(y) any internal memoranda, reports or assessments of Hickory, Affiliates or the Subsidiaries relating to Hickory's valuation of the Properties; and
(z) appraisals of the Properties whether prepared internally by Hickory or Hickory's Affiliates or Subsidiaries or externally.

        "Redemption Agreement" shall have the meaning set forth in the Recitals.

        "Redevelopment Properties" means those certain properties commonly known as Tarpon Mall, Tarpon Springs, Florida and Sun Plaza Ft. Walton Beach, Florida.

        "Registration Rights Agreement" shall mean the registration rights agreement with respect to Down REIT Units that can be converted into the REIT Stock of Down REIT, substantially in the form attached hereto as Exhibit 7.5(d) of the Disclosure Schedule.

        "Regulation D" shall have the meaning set forth in Section 4.17.

        "REIT Purchase Agreement" shall have the meaning set forth in the Recitals.

        "Rejected Due Diligence Title Objection" shall have the meaning set forth in Section 3.4(a).

        "Rentals" shall mean fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's prorated share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other

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sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.

        "Rent Roll" shall have the meaning set forth in Section 4.5(b).

        "Reporting Person" shall have the meaning set forth in Section
2.3(b)(i).

        "Restraints" shall have the meaning set forth in Section 9.2(a).

        "Section 1060 Allocation" shall have the meaning set forth in Section
7.7.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Significant Adjustment" means reductions in the Purchase Price under either or both of the REIT Purchase Agreement and the Hickory Purchase Agreement arising from any right or privilege granted to the Non-Hickory Parties in either the REIT Purchase Agreement or the Hickory Purchase Agreement which, in the aggregate, are equal to or greater than $3,000,000 (which figure shall include the Mars Deposit).

        "Significant Portion" with respect to a Property means any taking by condemnation or destruction or damage by fire or other casualty in excess of 25% of the gross leaseable area of a Property or that deprives the affected Property of any major access to public roads or allows an anchor tenant to terminate its Lease.

        "Subsidiary" means any entity in which Hickory has an interest whether directly or indirectly, including without limitation, the Assigning Subsidiaries and their subsidiaries and "Subsidiaries" is the plural of Subsidiary.

        "Surveys" shall have the meaning set forth in Section 3.4(a).

        "Tax Protection Agreement" means the tax protection agreement with respect to Down REIT Units, substantially in the form of Exhibit 7.5(c) of the Disclosure Schedule executed at Closing between the owners of Down REIT Properties on the one hand and the Down REIT and Down REIT on the other hand.

        "Tax Return" or "Tax Returns" means any report, return, or other information required to be supplied to any taxing authority in connection with Taxes.

        "Tax" or "Taxes" means all taxes, fees, levies, or other assessments, imposed by the United States or any state, country, local, or foreign government or subdivision or agency thereof including, without limitation, income, gross receipts, excise, real and personal property, premiums, municipal, capital, value-added, goods and services, consumption, sales, transfer, license, payroll, and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies, or other assessments.

        "Tenant Deposits" means all advance rents and security deposits (whether cash or non-cash) paid or deposited by a Tenant to Hickory or any owner of a Property, as landlord, or to any other person on Hickory's or such owner's behalf pursuant to a Lease (together with any interest

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which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenant or as required by law.)

        "Tenant Notice Letters" shall have the meaning set forth in Section 9.3(c)(iv).

        "Tenants" means all persons or entities occupying or entitled to possession of any portion of any Property pursuant to a Lease.

        "Third Party Claim" shall have the meaning set forth in Section 11.4(b).

        "Title Commitments" shall have the meaning set forth in Section 3.4(a).

        "Title Objections" shall have the meaning set forth in Section 3.4(b).

        "Title Policies" means the ALTA or TLTA owner's or leasehold form title policies, which title policies insure the fee simple or leasehold interests, as applicable, of the in the applicable Properties.

        "Transfer" shall have the meaning set forth in Section 1.1(a).

        "Transferred Employees" shall have the meaning set forth in Section 7.8(a).

        "Transitional Services Agreement" shall have the meaning set forth in
Section 7.13.

        "Unaudited Financial Statements" shall have the meaning set forth in
Section 4.20.

        "Vehicles" shall have the meaning set forth in Section 1.1(iii)(H).

        "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, ET. SEQ., and any similar provision of any applicable State Law.

        "Willful Covenant Default" shall mean a knowing and intentional breach by the Hickory of the covenants in Sections 6.1(g), (i), (j), (m), (n), (u), and
(v) and Section 6.2 and 6.6 and the willful failure to deliver any of the Closing Documents in Section 9.4(d).

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